Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BAI BRANDS LLC,

DR PEPPER SNAPPLE GROUP, INC.,

SUPERFRUIT MERGER SUB, LLC

and

FORTIS ADVISORS LLC

Dated

November 21, 2016

i

Schedules

Disclosure Letter
Purchaser Disclosure Letter
Schedule A	Form of Certificate of Merger
Schedule B	Example Closing Working Capital Calculation
Schedule C-1	Data Room Index
Schedule C-2	Supplemental Due Diligence Materials
Schedule D	Form of Restrictive Covenant and Release Agreement
Schedule E	Required Financial Information

Exhibits

Exhibit A-1	Form of Member Consent
Exhibit A-2	Form of Founder Approval
Exhibit B	Form Director and Officer Resignation

INDEX OF DEFINED TERMS

Page

2016 Bonus Amount	Section 1.1(a)
2016 Bonuses	Section 6.6(b)
2017 Bonuses	Section 6.6(b)
Accounting Principles	Section 1.1(b)
Action	Section 1.1(c)
Additional Consideration Payment Fund	Section 3.3(d)(ii)(A)
Adjusted Closing Total Consideration	Section 3.3(a)
Adjustment Statement	Section 3.3(a)
Affiliate	Section 1.1(d)
Aggregate Consideration Deficit	Section 3.3(d)(i)
Aggregate Consideration Surplus	Section 3.3(d)(ii)
Aggregate Threshold Amount	Section 1.1(e)
Aggregate Warrant Exercise Price	Section 1.1(f)
Agreement	Preamble
Alternative Financing	Section 6.19(b)
Ancillary Agreements	Section 1.1(g)
Audited Financial Statements	Section 4.5(a)
Authorization	Section 1.1(h)
Benefit Plan	Section 1.1(i)
Business Day	Section 1.1(j)
Business IP	Section 1.1(k)
Cap	Section 9.2(b)
Cash	Section 1.1(l)
Certificate of Merger	Section 2.2
Claim	Section 9.5(b)
Claims Notice	Section 9.5(b)
Claims Response	Section 9.5(b)
Class A Voting Units	Section 1.1(m)
Class B Voting Units	Section 1.1(n)
Closing	Section 1.1(o)
Closing Balance Sheet	Section 3.3(a)
Closing Date	Section 2.2
Closing Statement	Section 2.6(a)
Closing Total Consideration	Section 2.6(a)
Closing Working Capital Adjustment Amount	Section 1.1(p)
Closing Working Capital Amount	Section 3.3(a)
Code	Section 1.1(q)
Company	Preamble
Company Benefit Plan	Section 1.1(r)
Company Employee	Section 6.6(a)
Company Employees	Section 6.6(a)
Company Indemnitees	Section 9.3(a)

v

Company Material Adverse Effect	Section 1.1(s)
Company Units	Section 1.1(t)
Company Warrants	Section 1.1(u)
Confidentiality Agreement	Section 1.1(v)
Contract	Section 1.1(w)
control	Section 1.1(d)
Customers/Distributors	Section 4.27(a)
D&O Indemnified Parties	Section 6.13(b)
D&O Indemnifying Parties	Section 6.13(b)
D&O Tail	Section 6.13
Debt Commitment Letter	Section 1.1(x)
Debt Financing	Section 1.1(y)
Debt Financing Provider	Section 1.1(z)
Debt Financing Sources	Section 1.1(aa)
Deductible	Section 9.2(b)
Disclosed Conditions	Section 5.5(d)
Disclosure Letter	Section 1.1(bb)
Distribution Contracts	Section 4.10(i)
Drag Along Rights	Section 1.1(cc)
Due Diligence Investigation	Section 5.12
Effective Time	Section 2.2
Encumbrance	Section 1.1(dd)
Environmental Authorizations	Section 4.20(a)
Environmental Law	Section 1.1(ee)
Equity Incentive Plan	Section 1.1(ff)
ERISA	Section 1.1(gg)
ERISA Affiliate	Section 1.1(hh)
Escrow Agent	Section 3.4(a)
Escrow Agreement	Section 3.4(a)
Escrow Amount	Section 3.4(a)
Escrow Distribution Funds	Section 3.4(b)
Escrow Fund	Section 1.1(ii)
Escrow Release Date	Section 1.1(jj)
Estimated Working Capital Adjustment Amount	Section 1.1(kk)
Estimated Working Capital Amount	Section 2.6(a)
Exchange Documents	Section 2.9(a)
Expense Fund	Section 1.1(ll)
FDA	Section 1.1(mm)
FDC Act	Section 1.1(nn)
Fee Letter	Section 1.1(oo)
Final Allocation	Section 10.3(b)
Final Closing Statement	Section 3.3(d)
Final Closing Total Consideration	Section 3.3(d)
Financial Statements	Section 4.5(a)
Financing Agreements	Section 5.5(b)
FLSA	Section 4.17(c)

Founder	Section 1.1(pp)
Founder Approval	Recitals
FTC	Section 1.1(qq)
Fundamental Representations	Section 1.1(rr)
GAAP	Section 1.1(ss)
Governing Documents	Section 4.2(b)
Governmental Antitrust Authority	Section 6.3(a)
Governmental Authority	Section 1.1(tt)
Hazardous Substance	Section 1.1(uu)
HSR Act	Section 1.1(vv)
Indebtedness	Section 1.1(ww)
Indemnitee	Section 1.1(xx)
Indemnitor	Section 1.1(yy)
Independent Expert	Section 1.1(yy)
Intellectual Property Rights	Section 1.1(aaa)
Intended Tax Treatment	Section 10.3(a)
IP Limiting Contract	Section 1.1(bbb)
IRS	Section 1.1(ccc)
IT Assets	Section 1.1(ddd)
Knowledge of the Company	Section 1.1(eee)
Law	Section 1.1(fff)
Letter of Transmittal	Section 2.9(a)
Licensed Intellectual Property	Section 1.1(ggg)
Losses	Section 9.2(a)
Management Incentive Plan	Section 1.1(iii)
Marketing Period	Section 1.1(hhh)
Material Contracts	Section 4.10
Member	Section 1.1(jjj)
Member Consent	Recitals
Member Notices	Section 2.10(c)
Member Representative	Preamble
Merger	Recitals
Merger Consideration	Section 1.1(kkk)
Merger Sub	Preamble
Money Laundering Laws	Section 4.22(b)
Most Recent Monthly Financial Statements	Section 4.5(a)
Most Recent Quarterly Financial Statements	Section 4.5(a)
New Debt Commitment Letter	Section 6.19(b)
Non-Voting Common Units	Section 1.1(lll)
Notice of Objection	Section 3.3(b)
Number of Fully-Diluted Units	Section 1.1(mmm)
Open Source Software	Section 1.1(nnn)
Operating Agreement	Section 1.1(ooo)
Order	Section 1.1(ppp)
Ordinary Course of Business	Section 6.1(a)
Outside Date	Section 8.1(a)

Owned IP	Section 1.1(qqq)
Paying Agent	Section 1.1(rrr)
Payment Fund	Section 2.8
PEO Benefit Plan	Section 1.1(sss)
PEO Contract	Section 1.1(ttt)
Per Unit Closing Consideration	Section 1.1(uuu)
Per Unit Consideration Surplus	Section 1.1(vvv)
Per Unit Escrow Distribution Amount	Section 1.1(www)
Permitted Encumbrances	Section 1.1(xxx)
Person	Section 1.1(yyy)
Policy Limit	Section 6.21(a)
Post-Closing Representation	Section 11.14(a)
Post-Closing Straddle Period	Section 1.1(zzz)
Post-Closing Tax Period	Section 1.1(aaaa)
Pre-Closing Tax Period	Section 1.1(bbbb)
Pre-Closing Taxes	Section 1.1(cccc)
Preparing Party	Section 10.2
Product Recipes	Section 1.1(dddd)
Profit Interest Units	Section 1.1(eeee)
Proposed Transaction	Section 1.1(ffff)
Purchaser	Preamble
Purchaser and Merger Sub Fundamental Representations	Section 1.1(hhhh)
Purchaser Disclosure Letter	Section 1.1(gggg)
Purchaser Indemnitees	Section 9.2(a)
Purchaser Plan	Section 6.6(c)
Qualified Plans	Section 4.18(c)
Qualifying Loss	Section 9.2(b)
R&W Insurance Fees	Section 6.21(a)
R&W Insurance Policy	Section 6.21(a)
Real Property Lease	Section 4.15
Reference Date	Section 1.1(iiii)
Reference Time	Section 1.1(jjjj)
Registered Owned IP	Section 4.13(a)
Related Party	Section 1.1(kkkk)
Release	Section 1.1(llll)
Remaining Escrow Funds	Section 1.1(mmmm)
Representatives	Section 1.1(nnnn)
Required Antitrust Approvals	Section 1.1(oooo)
Required Approvals	Section 1.1(pppp)
Required Financial Information	Section 1.1(qqqq)
Restricted Units	Section 1.1(rrrr)
Restrictive Covenant and Release Agreement	Section 1.1(ssss)
Review Period	Section 3.3(b)
Reviewing Party	Section 10.2
Revised Partnership Tax Audit Procedures	Section 4.19(f)
RULLCA	Section 2.1

SEC	Section 5.2(a)
Section 6.19(d) Indemnitees	Section 6.19(d)
Shrink-Wrap Code	Section 1.1(tttt)
Site	Section 1.1(uuuu)
Skadden	Section 11.14(a)
Solvent	Section 5.6
Specified Company Executives	Section 1.1(vvvv)
Specified Indebtedness	Section 1.1(pppp)
Specified Indemnities	Section 9.2(a)
Straddle Period	Section 1.1(xxxx)
Subsidiaries	Section 1.1(yyyy)
Subsidiary	Section 1.1(yyyy)
Takeover Statute	Section 1.1(zzzz)
Target Working Capital Amount	Section 1.1(aaaaa)
Tax	Section 1.1(rrrr)
Tax Authority	Section 1.1(ccccc)
Tax Referee	Section 10.2
Tax Return	Section 1.1(ddddd)
Taxation	Section 1.1(bbbbb)
TB Agreement	Section 2.9(a)
Tennman Agreements	Section 2.9(a)
Tennman Parties	Section 2.9(a)
Third Party Claim	Section 9.5(a)
Third Party Defense	Section 9.5(a)
Threshold Amount	Section 1.1(eeeee)
Transaction Expenses	Section 1.1(fffff)
Transfer Taxes	Section 1.1(ggggg)
Treasury Regulations	Section 1.1(hhhhh)
Union	Section 4.17(a)
Waiving Parties	Section 11.14(a)
Warrant Exercise Price	Section 1.1(eeeee)
Working Capital	Section 1.1(jjjjj)
Yorn Agreement	Section 2.9(a)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 21, 2016 (this “Agreement”), between Bai Brands LLC, a New Jersey limited liability company (“Company”), Dr Pepper Snapple Group, Inc., a Delaware corporation (the “Purchaser”), Superfruit Merger Sub, LLC, a New Jersey limited liability company (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, in its capacity as the representative of the members of the Company (the “Member Representative”).

WHEREAS, the manager of the Company believes it is advisable and in the best interests of the Company and its respective owners that the Purchaser acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) pursuant to the terms, and subject to the conditions, hereof and, in furtherance thereof, has approved this Agreement and the Merger;

WHEREAS, the manager of Merger Sub believes it is advisable and in the best interests of Merger Sub and its respective owners that the Purchaser acquire the Company through the Merger pursuant to the terms, and subject to the conditions, hereof and, in furtherance thereof, has approved this Agreement and the Merger;

WHEREAS, the board of directors of the Purchaser has approved and declared advisable this Agreement, the Merger and the consummation of the transactions contemplated hereby;

WHEREAS, Mott’s LLP as the sole member of Merger Sub, has approved this Agreement, the Merger and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Merger, among other things, and pursuant to the terms and subject to the conditions of this Agreement all of the issued and outstanding Company Units (including all Company Units to be issued upon the vesting of Restricted Units and all Company Units to be issued upon the exercise (including the deemed exercise) of Company Warrants) shall be converted, at the Effective Time, into the right to receive the consideration set forth herein;

WHEREAS, as an inducement to the willingness of the Purchaser and Merger Sub to enter into this Agreement, the Founder, has indicated that he expects to deliver promptly following the execution and delivery of this Agreement (but in no event more than six (6) hours after such execution and delivery), his irrevocable approval and adoption of the Merger, this Agreement and the transactions contemplated hereby, pursuant to a written consent in the form attached hereto as Exhibit A (the “Member Consent”), and in accordance with the applicable provisions of applicable Law and the Governing Documents of the Company;

WHEREAS, as an inducement to the willingness of the Purchaser and Merger Sub to enter into this Agreement, the Founder shall deliver promptly following the execution and delivery of this Agreement (but in no event more than six (6) hours after such execution and delivery), his irrevocable approval and adoption of the Merger, this Agreement, the transactions contemplated hereby and to enforce the Drag Along Rights, pursuant to a written consent in the form attached hereto as Exhibit A-2 (the “Founder Approval”), and in accordance with the applicable provisions of applicable Law and the Governing Documents of the Company;

WHEREAS, simultaneous to the execution of this Agreement, each Specified Company Executive has executed and delivered a Restrictive Covenant and Release Agreement;

WHEREAS, the Company shall have the ability to exercise the Drag Along Rights upon receipt of consents from the Voting Members (as defined in the Operating Agreement) holding a majority of the Company Units then outstanding and eligible to vote, including the Founder, which consent shall be evidenced by the Member Consent representing the Required Approvals and the Founder Approval; and

WHEREAS, the Company on the one hand, and the Purchaser and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants, indemnitees and other agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                              Definitions.  Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement.  The following terms, when used in this Agreement, shall have the following meanings:

(a)                                 “2016 Bonus Amount” shall mean the aggregate amount of any cash bonus or cash incentive compensation due to any employees, consultants or other individual service providers from the Company or any Subsidiary, related to the 2016 fiscal year, plus the employer portion of any taxes payable by the Company in connection therewith (including with respect to the Management Incentive Plan);

(b)                                 “Accounting Principles” shall mean GAAP, consistently applied in accordance with the past practices of the Company, but solely to the extent such past practices are consistent with GAAP;

(c)                                  “Action” shall mean any action, claim, suit, arbitration, administrative filing, audit, investigation or proceeding before any Governmental Authority;

(d)                                 “Affiliate” shall mean, in relation to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person and “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by Contract or otherwise;

(e)                                  “Aggregate Threshold Amount” shall mean, on an aggregate basis, the Threshold Amount for all Profit Interest Units;

(f)                                   “Aggregate Warrant Exercise Price” shall mean, on an aggregate basis, the Warrant Exercise Price for all Company Warrants;

(g)                                  “Ancillary Agreements” shall mean the Escrow Agreement and the other agreements, instruments and documents delivered pursuant to this Agreement or the other Ancillary Agreements;

(h)                                 “Authorization” shall mean any authorization, approval, registration, consent, certificate, license, permit or franchise of or from any Governmental Authority or pursuant to any Law;

(i)                                     “Benefit Plan” shall mean (i) each “employee benefit plan” (as defined in Section 3(3) of ERISA) and (ii) each other employment, bonus, deferred compensation, incentive compensation, option, appreciation right, equity or equity-based award, retention, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, health, medical, dental, vision, life insurance, disability or sick leave benefit, supplemental unemployment benefits, profit-sharing, savings, pension, retirement, welfare or other plan, policy, program, agreement or arrangement; provided, that in no event shall a Benefit Plan include any arrangement operated by a Governmental Authority;

(j)                                    “Business Day” shall mean a day, other than a Saturday or Sunday or public holiday in New York, on which, in either case, banks are open in New York for general commercial business;

(k)                                 “Business IP” shall mean the Owned IP and all other Intellectual Property Rights used by the Company and/or its Subsidiaries, including Licensed Intellectual Property;

(l)                                     “Cash” shall mean, for the Company, on a consolidated basis, an amount equal to, without duplication, (i) the unrestricted cash, bank deposits, cash equivalents (including checks for deposits received or deposited by the Company but not yet credited to the accounts of the Company) and short term marketable investments of the Company less (ii) the amount of issued but uncleared checks, drafts and wires, in each case, determined in accordance with the Accounting Principles;

(m)                             “Class A Voting Units” shall mean the Company’s Class A Voting Common Units as described in the Operating Agreement;

(n)                                 “Class B Voting Units” shall mean the Company’s Class B Voting Common Units as described in the Operating Agreement;

(o)                                 “Closing” shall mean the closing of the Merger;

(p)                                 “Closing Working Capital Adjustment Amount” shall mean an amount (which amount may be positive or negative) equal to (i) the Closing Working Capital Amount minus (ii) the Target Working Capital Amount;

(q)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended;

(r)                                    “Company Benefit Plan” shall mean each Benefit Plan (A) that is maintained, sponsored or contributed to by the Company or any of its ERISA Affiliates in respect of any of present or former employees of the Company or any of its Subsidiaries or (B) to which the Company or any of its ERISA Affiliates has any liability.  For the purposes of clarity, the term “Company Benefit Plan” shall be deemed not to include any PEO Benefit Plan;

(s)                                   “Company Material Adverse Effect” shall mean any fact, circumstance, occurrence, effect, change or event that would, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any fact, circumstance, occurrence, effect, change or event resulting from, relating to or arising out of: (i) changes in general United States of America or global economic conditions; (ii) any change in the financial, credit, banking, currency or capital markets in general or changes in currency exchange rates or interest rates or currency fluctuations; (iii) political, legislative or regulatory conditions in general; (iv) acts of God or other calamities, pandemics, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date of this Agreement and whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack; (v) changes in Law or in GAAP or other accounting requirements or principles imposed upon the Company, including, in each case, the interpretations thereof; (vi) any actions taken or failures to take action to which the Purchaser has consented in writing; (vii) any failure by the Company to achieve any sales projection, earnings projection, financial projection or other forecast (it being understood and agreed that the foregoing shall not preclude the Purchaser from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect); (viii) the announcement or pendency of the sale or potential sale of the Company to the Purchaser or the announcement or the taking of any action required by this Agreement, including by reason of the identity of the Purchaser or any plans or intentions of the Purchaser with respect to the conduct of the businesses of any of the Company, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers and/or employees or (ix) any item set forth in Section 1.1(s) of the Disclosure Letter; provided, however, the matters described in clauses (i) through (v) above shall be included and taken into account in the term “Company Material Adverse Effect” to the extent that such changes materially and disproportionately have a greater adverse impact on the Company, taken as a whole, as compared to the adverse impact such changes have on other Persons operating in the same industries as the Company operates;

(t)                                    “Company Units” shall mean, collectively, the Class A Voting Units, Class B Voting Units, Non-Voting Common Units and Profit Interest Units with the respective rights and obligations set forth in the Operating Agreement;

(u)                                 “Company Warrants” shall mean a warrant to purchase Class A Voting Units, Class B Voting Units or Non-Voting Common Units granted under a warrant agreement;

(v)                                 “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated July 19, 2016, between the Company and the Purchaser;

(w)                               “Contract” shall mean any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral;

(x)                                 “Debt Commitment Letter” shall mean one or more executed commitment letters, dated the date hereof, from Credit Suisse AG and Credit Suisse Securities (USA) LLC, pursuant to which such financial institutions have committed to lend to the Purchaser the amounts set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees and expenses;

(y)                                 “Debt Financing” shall mean the debt financing pursuant to the Debt Commitment Letter;

(z)                                  “Debt Financing Provider” shall mean any lender, letter of credit issuer, swap counterparty or other party providing loans or extending credit (whether as a loan commitment, interest rate hedge transaction, letter of credit or otherwise) in connection with the Debt Financing and any financing adviser, administrative agent, collateral agent, trustee, bookrunner, syndication agent or similar party that is a party to, or provides services in connection with, the Debt Financing;

(aa)                          “Debt Financing Sources” shall mean any Debt Financing Provider or any other Persons that have committed to provide, arrange or otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, including the parties to the Debt Commitment Letter and any joinder agreements relating thereto, or any Affiliates of any such Person or any of their respective stockholders, members, partners, managers, former and current officers, directors, employees, agents, advisors, representatives, successors or permitted assigns;

(bb)                          “Disclosure Letter” shall mean the letter from the Company to the Purchaser delivered concurrently with the signing of this Agreement;

(cc)                            “Drag Along Rights” shall mean those certain rights granted to the Company pursuant to the terms of Section 3.05 of the Operating Agreement;

(dd)                          “Encumbrance” shall mean any mortgage, lien, pledge, charge, right of first refusal, encumbrance or any other security interest or rights of third parties or any Contract to create any of the foregoing;

(ee)                            “Environmental Law” shall mean any Law (including common law) governing pollution, worker health and safety or the protection of human health and the environment and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, registration, distribution, formulation, packaging, labeling, or Release of or exposure to Hazardous Substances;

(ff)                              “Equity Incentive Plan” shall mean the Company’s 2010 Equity Incentive Plan, as amended from time to time;

(gg)                            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

(hh)                          “ERISA Affiliate” shall mean, with respect to any Person, any other entity which, together with such Person, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code;

(ii)                                  “Escrow Fund” shall mean such amounts held by the Escrow Agent from time to time.

(jj)                                “Escrow Release Date” shall mean the twelve (12) month anniversary of the Closing Date;

(kk)                          “Estimated Working Capital Adjustment Amount” shall mean an amount (which amount may be positive or negative) equal to (i) the Estimated Working Capital Amount minus (ii) the Target Working Capital Amount; provided, however, in the event that the Estimated Working Capital Adjustment Amount is a positive number, then the Estimated Working Capital Adjustment Amount included in the calculation of the Closing Total Consideration shall be deemed to be an amount equal to one-half of the positive amount resulting from the calculation in this Section 1.1(kk) (it being understood that such limitation shall not apply to the post-Closing adjustments to the calculations of Closing Total Consideration (or any component thereof) set forth in Section 3.3);

(ll)                                  “Expense Fund” shall mean a segregated client account that shall be used (i) for the purposes of paying directly or reimbursing the Member Representative for any Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement or any Representative letter agreement, or (ii) as otherwise determined by the Advisory Group;

(mm)                  “FDA” shall mean the Food and Drug Administration;

(nn)                          “FDC Act” shall mean the Federal Food, Drug and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder;

(oo)                          “Fee Letter” shall mean any fee letter entered into in connection with the Debt Commitment Letter;

(pp)                          “Founder” shall mean the individual identified on Section 1.1(pp) of the Disclosure Letter;

(qq)                          “FTC” shall mean the Federal Trade Commission;

(rr)                                “Fundamental Representations” shall mean the representations and warranties set forth in Section 4.1, Section 4.3(a), Section 4.3(b), Section 4.3(c), Section 4.3(d), Section 4.3(f), Section 4.4(a) (other than the second to last sentence of Section 4.4(a)), Section 4.7(b) and Section 4.23;

(ss)                              “GAAP” shall mean generally accepted accounting principles in the United States, consistently applied;

(tt)                                “Governmental Authority” shall mean any supra-national, international, national, federal, state, municipal or local government (including any subdivision, court of competent jurisdiction, administrative agency or commission or other authority thereof), stock exchange or self-regulatory organization exercising any regulatory, taxing, importing or any other governmental authority;

(uu)                          “Hazardous Substance” shall mean any hazardous or toxic substance, material or waste that is regulated by any Environmental Law, including without limitation, petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold, lead or lead-containing materials;

(vv)                          “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder;

(ww)                      “Indebtedness” shall mean, for the Company and its Subsidiaries, on a consolidated basis, without duplication, any of the following:  (i) indebtedness, whether or not contingent, for borrowed money (ii) obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) obligations to pay deferred purchase price of property or services; (iv) any obligations as lessee under leases that have been, or should be, recorded as capitalized leases under GAAP; (v) obligations, contingent or otherwise, under or with respect to acceptance credit, letters of credit or similar facilities; (vi) obligations with respect to interest rate and currency cap, collar, hedging or swap Contracts; (vii) obligations secured by an Encumbrance (other than any Permitted Encumbrance); (viii) any guarantee of any of the foregoing or any guarantee of the obligations of any other Person; (ix) any accrued interest in respect of any of the foregoing; and (x) any fees, penalties, prepayment penalties or breakage costs or other expenses arising from obligations referred to in clause (i) through (ix) hereof, including without limitation any of such resulting from the consummation of the Proposed Transaction, including the payoff of the Indebtedness contemplated by this Agreement; it being understood that in no event shall Indebtedness include (x) undrawn amounts under existing lines of credit and revolving credit facilities and (y) any amounts deducted from the Closing Total Consideration as a Transaction Expense or included as a current liability in the calculation of Working Capital;

(xx)                          “Indemnitee” shall mean any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement;

(yy)                          “Indemnitor” shall mean any party to this Agreement from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement;

(zz)                            “Independent Expert” shall mean (a) an independent certified public accounting firm in the United States of international recognition mutually acceptable to the Purchaser and the Member Representative or (b) if the Purchaser and the Member Representative are unable to agree on such firm, then each of the Purchaser and the Member Representative shall select one such firm and those two firms shall select a third firm that is not then engaged by the Purchaser, the Member Representative or any of their Affiliates;

(aaa)                   “Intellectual Property Rights” shall mean the intellectual property rights arising under the Laws of any jurisdiction and/or international treaties and conventions throughout the world, including rights in: (i) trademarks, service marks, trade names, brand names, logos, trade dress and all registrations and applications for registration of such trademarks, together with the goodwill associated with any of the foregoing; (ii) to the extent protectable under applicable intellectual property Laws, internet domain names, IP addresses and any social media accounts, usernames, handles and similar online identifiers with Facebook, Twitter, Instagram, Pinterest and other similar companies; (iii) copyrights (whether registered or unregistered), including copyrights in computer programs and software (including all source code and object code), and all registrations and applications for registration of such copyrights and all issuances, extensions and renewals of such registrations and applications; (iv) patents and patent applications and all divisions, continuations, continuations-in-part; reissues, extensions, reexaminations and renewals of such patents and applications and all rights to claim priority in or to any of the foregoing and to the extent protectable under applicable intellectual property Laws, inventions (whether patentable or unpatentable and whether or not reduced to practice) invention disclosures and improvements; and (v) confidential or proprietary information, including trade secrets under applicable Law, Product Recipes, customer lists, know-how, formulas, databases, compounds and other confidential or proprietary business information;

(bbb)                   “IP Limiting Contract” shall mean any written contract that materially limits, restricts or otherwise materially impairs the ability to use or enforce any Owned IP, including any agreements entered into in connection with any settlement, co-existence or non-compete arrangement;

(ccc)                      “IRS” shall mean the Internal Revenue Service;

(ddd)                   “IT Assets” shall mean all websites, software and applications (on premises or cloud-based), databases, systems (telecommunications and otherwise), servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation;

(eee)                      “Knowledge of the Company” shall mean the actual knowledge of the individuals set forth on Section 1.1(eee) of the Disclosure Letter after due inquiry;

(fff)                         “Law” shall mean any law, statute, rule or regulation and any judgment or Order of any Governmental Authority;

(ggg)                      “Licensed Intellectual Property” means all Intellectual Property Rights that any third party owns and that the Company or any of its Subsidiaries uses or has the right to use pursuant to a license or sublicense;

(hhh)                   “Marketing Period” shall mean the first period of eighteen (18) consecutive Business Days following the date of this Agreement following the later of (x) receipt by the Purchaser of the Required Financial Information; provided that the Purchaser acknowledges and agrees that, as of the date of this Agreement, the Company has provided the Required Financial Information currently required and that no additional Required Financial Information will be required to be delivered by or on behalf of the Company under any circumstances prior to February 9, 2017; and (y) the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing); provided that (i) November 25, 2016 shall not count as a Business Day for these purposes and (ii) such period shall end on or prior to December 19, 2016 or commence on or after January 2, 2017; provided further that the Purchaser shall, in its sole discretion, have the right to terminate the Marketing Period at any earlier date; provided further that if (i) the Closing Date occurs on or after February 9, 2017, the Required Financial Information shall be deemed to include U.S. GAAP unaudited consolidated balance sheets and related statements of income, members equity and cash flows of the Company for the quarter ended December 31, 2016 prepared from the books, records and accounts of the Company in accordance with the Accounting Principles applied on a consistent basis for the periods covered thereby and the Marketing Period shall restart upon delivery of such information, (ii) the Closing Date occurs on or after March 31, 2017, the Required Financial Information shall be deemed to include U.S. GAAP audited consolidated balance sheets and related statements of income, members equity and cash flows of the Company for the fiscal year ended December 31, 2016, prepared from the books, records and accounts of the Company in accordance with the Accounting Principles applied on a consistent basis for the periods covered thereby and (iii) the Closing Date occurs on or after May 10, 2017, the Required Financial Information shall be deemed to include U.S. GAAP unaudited consolidated balance sheets and related statements of income, members equity and cash flows of the Company for the quarter ended March 31, 2017 and the Marketing Period shall restart upon delivery of such information prepared from the books, records and accounts of the Company in accordance with the Accounting Principles applied on a consistent basis for the periods covered thereby;

(iii)                               “Management Incentive Plan” shall mean the Bai Brands LLC Management Incentive Plan;

(jjj)                            “Member” shall mean any Person that holds Company Units (which, as of the Effective Time, shall give effect to (x) the acceleration of Restricted Units and (y) the exercise (including the deemed exercise in accordance with its terms) of Company Warrants);

(kkk)                   “Merger Consideration” shall mean the aggregate consideration payable by the Purchaser pursuant to this Agreement.

(lll)                               “Non-Voting Common Units” shall mean the Non-Voting Common Units as described in the Operating Agreement;

(mmm)         “Number of Fully-Diluted Units” shall mean the sum of (i) the aggregate number of Company Units outstanding as of the Effective Time (after giving effect to the acceleration of all Restricted Units) plus (ii) the aggregate number of Company Units issuable as of the Effective Time upon exercise of all Company Warrants outstanding as of the Effective Time;

(nnn)                   “Open Source Software” shall mean any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical, or under any similar license or distribution model;

(ooo)                   “Operating Agreement” shall mean the Sixth Amended and Restated Operating Agreement of the Company, dated as of September 12, 2014, as amended on March 20, 2015, December 23, 2015 and January 19, 2016;

(ppp)                   “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction;

(qqq)                   “Owned IP” shall mean the Intellectual Property Rights owned or purported to be owned by the Company or one of its Subsidiaries;

(rrr)                            “Paying Agent” shall mean Wilmington Trust, National Association;

(sss)                         “PEO Benefit Plan” shall mean each Benefit Plan in which any employee of the Company or any of its Subsidiaries is a participant and that is sponsored or maintained by ADP TotalSource, Inc. pursuant to the PEO Contract;

(ttt)                            “PEO Contract” shall mean that certain ADP TotalSource Client Services Agreement for Bai Brands, dated as of January 20, 2016, between ADP TotalSource, Inc. and the Company, as amended;

(uuu)                   “Per Unit Closing Consideration” shall mean an amount equal to (i) the sum of the Closing Total Consideration plus (A) the Aggregate Threshold Amount and (B) the Aggregate Warrant Exercise Price divided by (ii) the Number of Fully-Diluted Units; provided, however, any amounts payable with respect to any Profit Interest Units shall be reduced by the Threshold Amount of such Profit Interest Unit and any amount payable with respect to any Company Warrant shall be reduced by the Warrant Exercise Price of such Company Warrant;

(vvv)                   “Per Unit Consideration Surplus” shall mean an amount equal to (i) the Aggregate Consideration Surplus divided by (ii) the Number of Fully-Diluted Units;

(www)             “Per Unit Escrow Distribution Amount” shall mean an amount equal to (i) the aggregate Escrow Distribution Amount divided by (ii) the Number of Fully-Diluted Units;

(xxx)                   “Permitted Encumbrances” shall mean (i) those Encumbrances set forth on Section 1.1(xxx) of the Disclosure Letter; (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the Ordinary Course of Business and for which appropriate reserves have been established in accordance with GAAP; (iii) Encumbrances arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the Ordinary Course of Business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings; (iv) all rights reserved to or vested in any Governmental Authority to control or regulate any asset or property in any manner and all Laws applicable to assets or properties; (v) other imperfections of title or Encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the Company’s assets in the conduct of its business as presently conducted or the continued ownership of or ability to enforce the Company’s assets; (vi) easements, covenants, rights-of-way and other similar restrictions of record; (vii) any conditions that would be shown by a current, accurate survey or physical inspection of any real property made prior to Closing; (viii) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, (ix) licenses to Intellectual Property Rights set forth on Section 4.10 of the Disclosure Letter; and (x) (A) zoning, building and other similar restrictions, (B) Encumbrances that have been placed by any developer, landlord or other third party on property over which the Company has easement rights and (C) unrecorded easements, covenants, rights-of-way and other similar restrictions, none of which items set forth in this clause (ix), in the aggregate, materially impair the continued use and operation of real property used in the conduct of the business of the Company as presently conducted;

(yyy)                   “Person” shall mean any individual, firm, corporation (wherever incorporated), partnership, limited liability company, joint venture, trust, association organization, Governmental Authority, works council or employee representative body (whether or not having separate legal personality) or any other entity;

(zzz)                      “Post-Closing Straddle Period” shall mean the portion of any Straddle Period beginning after the Closing Date;

(aaaa)            “Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date;

(bbbb)            “Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date;

(cccc)                “Pre-Closing Taxes” shall mean (a) Taxes of the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period; (b) any liability for the payment of the foregoing as a result of being a member of an affiliated, consolidated, combined or unitary group; (c) any liability by the Company or any of its Subsidiaries for the payment of any Taxes of any other Person attributable to a Pre-Closing Tax Period as a result of being a party, prior to the Closing, to any Tax sharing or allocation agreements or arrangements (whether or not written) or with respect to the payment of Tax as a result of any express or implied obligation to indemnify any other Person (other than, in each case, an obligation under any agreement entered into in the ordinary course of business and not primarily concerning Taxes); and (d) any liability by the Company or any of its Subsidiaries for the payment of any of the foregoing types as a successor, transferee by Contract (other than a Contract entered into in the ordinary course of business and not primarily relating to Taxes) attributable to a Pre-Closing Tax Period;

(dddd)            “Product Recipes” shall mean product specifications, formulae and recipes for all of the Company’s products, including (a) the contents of any technical manuals and any other specifications for production, (b) lists of ingredients and technical sheets for blending, (c) specifications for bottling, and (d) specifications for the equipment used for any of the foregoing;

(eeee)                “Profit Interest Units” shall mean the Company’s Profit Interest Units as described in the Operating Agreement;

(ffff)                    “Proposed Transaction” shall mean the transactions contemplated by this Agreement;

(gggg)                “Purchaser Disclosure Letter” shall mean the letter from the Purchaser to the Company delivered concurrently with the signing of this Agreement;

(hhhh)            “Purchaser and Merger Sub Fundamental Representations” shall mean the representations and warranties set forth in Section 5.1, Section 5.3, Section 5.9 and Section 5.11;

(iiii)                            “Reference Date” shall mean December 31, 2015;

(jjjj)                        “Reference Time” shall mean 12:01 a.m. (eastern time) on the Closing Date;

(kkkk)            “Related Party” shall mean any member, officer, employee or manager of the Company or any Subsidiary, or any immediate family member or Affiliate of any such Persons, or any trust, partnership or corporation in which any of such Persons has an interest; provided, that, if an officer or manager owns no more than 5% of the outstanding stock of any publicly traded corporation, such entity shall not be deemed to be a Related Party;

(llll)                            “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, dumping, or disposing of a Hazardous Substance;

(mmmm)                                            “Remaining Escrow Funds “ means an amount equal to (i) any portion of the Escrow Amount which as of the date of determination remains in the escrow account established under the Escrow Agreement (excluding any interest or other earnings accrued on such funds which shall be paid to the Purchaser) minus (ii) any amount which, as of such date of determination, is then the subject of any outstanding claim or dispute to which the Escrow Amount applies;

(nnnn)            “Representatives” shall mean, in relation to a Person, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that Person and/or of its respective Affiliates;

(oooo)            “Required Antitrust Approvals” shall mean (a) all required filings, consents and approvals pursuant to the HSR Act and (b) all other consents, approvals, filings and authorizations required to be made or obtained, as the case may be, under applicable antitrust, competition, investment or similar Laws, or required by the FTC, the Antitrust Division of the Department of Justice in order to consummate the Proposed Transaction;

(pppp)            “Required Approvals” shall mean, with respect to the Merger, the Proposed Transaction and the enforcement of the Drag Along Rights, the Founder Approval and the approval of the Voting Members (as defined in the Operating Agreement) holding a majority of the Company Units then outstanding and eligible to vote;

(qqqq)            “Required Financial Information” shall mean the information listed on Schedule E;

(rrrr)                        “Restricted Units” shall mean any issued and outstanding Non-Voting Common Unit granted under the Equity Incentive Plan that is subject to vesting or forfeiture conditions in accordance with the terms of the Equity Incentive Plan;

(ssss)                    “Restrictive Covenant and Release Agreement” shall mean that certain Restrictive Covenant and Release Agreement in the form attached hereto as Schedule D entered into by the Specified Company Executives on the date hereof;

(tttt)                        “Shrink-Wrap Code” shall mean software, other than Open Source Software, that is generally commercially available in object code form from a third party under a standard non-exclusive end-user license and that is licensed for annual payments of no more than USD$75,000;

(uuuu)            “Site” shall mean any real property currently or previously owned, leased, occupied or operated by: (i) the Company or any Subsidiary of the Company; (ii) any predecessors of the Company or any Subsidiary of the Company; or (iii) any entities previously owned by the Company or any Subsidiary of the Company, in each case, including all soil, subsoil, surface waters and groundwater thereat;

(vvvv)            “Specified Company Executives” shall mean those individuals set forth on Section 1.1(vvvv) of the Disclosure Letter;

(wwww)    “Specified Indebtedness” shall mean Indebtedness set forth on Section 1.1(wwww) of the Disclosure Letter;

(xxxx)            “Straddle Period” shall mean a taxable period beginning before the Closing Date and ending after the Closing Date;

(yyyy)            “Subsidiary” and, collectively the “Subsidiaries,” of a Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries);

(zzzz)                “Takeover Statute” shall mean any “control share acquisition,” “fair price,” “moratorium” or other similar “anti-takeover” Law;

(aaaaa)     “Target Working Capital Amount” shall mean the amount set forth on Section 1.1(aaaaa) of the Disclosure Letter;

(bbbbb)     “Tax” or “Taxation”, shall mean all federal, state, local, foreign and other income, sales, use, ad valorem, transfer, gross receipts, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, abandoned property, escheat, windfall profits, customs, duties or other taxes, fees, assessments or charges of any similar kind (whether imposed directly or through withholding), together with any interest, additions to tax, and penalties with respect thereto, whether disputed or not;

(ccccc)          “Tax Authority” shall mean any taxing or other Governmental Authority competent to impose, assess, or collect any Tax;

(ddddd)     “Tax Return” shall mean any return (including any informational return), report, statement, schedule, notice, form or other document or information filed, or required to be filed, in respect of Taxes, including any amendments thereto;

(eeeee)          “Threshold Amount” shall mean, with respect to each Profit Interest Unit, the applicable threshold amount set forth in the award agreement governing such Profit Interest Unit, after giving effect to any applicable catch-up threshold amount set forth in such award agreement;

(fffff)               “Transaction Expenses” shall mean, in each case, solely to the extent not paid by the Closing, without duplication, the sum of all liabilities, costs, fees, expenses, Taxes and other amounts incurred by, or that are payable by or due from the Company, in connection with this Agreement, the Merger and the Proposed Transaction, including:  (i) the fees and expenses of all transaction advisors engaged by the Company or its Subsidiaries (including financial advisors (including J.P. Morgan Securities, LLC), valuation experts, legal counsel (including Skadden, Arps, Slate, Meagher & Flom LLP), accountants and data room administrators); (ii) the Paying Agent; (iii) the Member Representative; (iv) retention bonus, change in control and other similar payments payable to employees solely as a result of the Proposed Transaction, including the employer portion of any applicable Taxes payable by the Company in connection therewith; (v) 50% of any fees and expenses of the Escrow Agent; (vi) 50% of all Transfer Taxes incurred solely in connection with entering into this Agreement and consummating the Proposed Transaction; (vii) the R&W Insurance Fees; and (viii) all costs to obtain the D&O Tail; provided, that, Transaction Expenses shall not include any amounts: (A) deducted from the Closing Total Consideration as Indebtedness or included as a current liability in the calculation of Working Capital; (B) required to be paid to directors, officers, consultants or employees of the Company by the Purchaser at or after the Closing; or (C) any fees or expenses incurred by the Purchaser in connection with the Proposed Transaction whether or not billed or accrued (including any fees and expenses of legal counsel, financial advisors, investment bankers, brokers and accountants of the Purchaser);

(ggggg)                      “Transfer Taxes” means any excise, sales, use, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar Tax imposed by any Tax Authority, including any interest, addition to Tax or penalties related thereto, incurred in connection with the transactions contemplated by this Agreement;

(hhhhh)                 “Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code;

(iiiii)                                     “Warrant Exercise Price” shall mean, with respect to each Company Warrant, the exercise price set forth in the applicable Company Warrant for all Company Units subject to such Company Warrant; and

(jjjjj)                                “Working Capital” shall mean (with respect to the Company and its Subsidiaries) the aggregate amount of (i) current assets (including accounts receivable, other receivables, inventories, prepaid expenses and other current assets) less (ii) current liabilities (including accounts payable, accrued expenses and other current liabilities), in each case, as of the Reference Time.  For purposes of this Agreement, Working Capital shall be calculated in accordance with the Accounting Principles, consistently applied.  An example calculation of Working Capital as if the Closing Date were December 31, 2015, based on the audited consolidated balance sheet of the Company as of December 31, 2015 and describing certain methodologies to be used in the determination of Working Capital, is set forth as Schedule B hereto.  Notwithstanding anything to the contrary contained herein, “Working Capital” shall exclude (A) any amounts taken into account in the calculation of Cash, Indebtedness, the 2016 Bonus Amount or Transaction Expenses and (B) the effect of any expenses borne by the Purchaser pursuant to this Agreement.

Section 1.2                              Interpretation.  The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning. When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person. References to any United States legal term or concept shall, in respect of any jurisdiction other than the United States, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction. References to “dollars” or “USD$” are references to the lawful currency of the United States of America.  Any phrase introduced by the terms “including” or “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms. Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” The words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this

Agreement.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  With respect to the determination of any period of time, unless otherwise set forth herein, “from” means “from and including” and “to” means “to but excluding” and if the last day of such period is a non-Business Day, the period in question shall end at the close of the next succeeding Business Day.  The terms “day” and “days” refer to calendar day(s) and the terms “year” and “years” refer to calendar year(s).  A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any Contract are to that Contract as amended, modified or supplemented from time to time. References to the phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble of this Agreement.  When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.  Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. For purposes of this Agreement, any document posted to the virtual data room entitled “Superfruit” hosted by Merrill Corporation as of 12:00 p.m. (eastern time) on November 21, 2016, and made available for review by the Purchaser (an index of which is attached hereto as Schedule C-1) or otherwise made available for review by the Purchaser or any of its Representatives, whether in person, through a “clean-room” review process or otherwise (an index of which is attached hereto as Schedule C-2), shall be deemed to have been “delivered,” “provided,” “furnished” or “made available” (or any phrase of similar import) to the Purchaser by the Company.  Disclosure of any matter in any Section of the Disclosure Letter or the Purchaser Disclosure Letter shall be deemed to be disclosure of such matter with respect to any other sections of the Disclosure Letter or the Purchaser Disclosure Letter, respectively, to which such matter is specifically cross referenced or to which such matter relates to the extent it is reasonably apparent from the text of such disclosure that such disclosure applies to such other Section. The specification of any monetary amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter or Exhibits attached hereto is not intended to imply that the amounts or higher or lower amounts or the items so included or other items, are or are not required to be disclosed (including, without limitation, whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter or Exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business for purposes of this Agreement. The information contained in this Agreement, the Disclosure Letter, the Purchaser Disclosure Letter and Exhibits hereto is disclosed solely for purposes of this Agreement and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of contract).  No summary of this Agreement or any exhibit, schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such exhibit or schedule.  No party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of constructing the provisions hereof and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of its authorship of any provision of this Agreement.

Section 1.3                              Schedules and Exhibits.  The Schedules, Disclosure Letter, the Purchaser Disclosure Letter and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

ARTICLE II

THE MERGER

Section 2.1                              The Merger. At the Effective Time (as defined below), upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the New Jersey Revised Uniform Limited Liability Company Act (“RULLCA”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving entity of the Merger as a wholly owned indirect subsidiary of the Purchaser. The surviving entity after the Merger is sometimes referred to herein as the “Surviving Company.”

Section 2.2                              Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the Closing of the Proposed Transaction shall take place on the later of (i) the third (3rd) Business Day after the satisfaction or waiver (if permissible) of each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing (but subject to the satisfaction or waiver of those conditions)) and (ii) the earlier of (A) the third (3rd) Business Day after the expiration or termination of the Marketing Period and (B) the date during the Marketing Period to be specified by the Purchaser on no less than three (3) Business Days’ notice to the Company, or at such other time as the Purchaser and the Company may mutually agree in writing; provided, that, notwithstanding anything to the contrary contained herein, in no event shall the Closing occur prior to January 3, 2017.  The Closing shall take place by the electronic exchange of documents or by such other means or at such other location as the parties hereto agree in writing.  The date on which the Closing occurs is herein referred to as the “Closing Date”.  On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger substantially in the form attached hereto as Schedule A (the “Certificate of Merger”) with the New Jersey Department of the Treasury, Division of Revenue & Enterprises, in accordance with the relevant provisions of RULLCA (the time of the acceptance of such filing by the New Jersey Department of the Treasury, Division of Revenue & Enterprises, or, if applicable, the time of effectiveness specified in such filing, shall be referred to herein as the “Effective Time”).

Section 2.3                              Effect of the Merger. At and after the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of RULLCA.

Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of each of the Company and Merger Sub shall attach to and become the debts, liabilities and duties of the Surviving Company.

Section 2.4                              Certificate of Formation and Operating Agreement of the Surviving Company.

(a)                                 Unless otherwise determined by the Purchaser prior to the Effective Time, the certificate of formation of the Company shall be amended and restated as of the Effective Time (and, as so amended and restated, shall be the certificate of formation of the Surviving Company at the Effective Time) to be identical to the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with applicable law and as provided in such certificate of formation; provided, that, Article I of the certificate of formation of the Surviving Company shall be amended and restated in its entirety to read as follows:  “The name of the company is Bai Brands LLC.”

(b)                                 Unless otherwise determined by the Purchaser prior to the Effective Time, the operating agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company at the Effective Time until thereafter amended in accordance with applicable Law and as provided in the certificate of formation of the Surviving Company and such operating agreement, except all references to Merger Sub in such operating agreement shall be changed to refer to the Surviving Company.

Section 2.5                              Directors and Officers.

(a)                                 Directors. Unless otherwise determined by the Purchaser prior to the Effective Time, the manager of Merger Sub immediately prior to the Effective Time shall be the manager of the Surviving Company immediately after the Effective Time, to hold the office of manager of the Surviving Company in accordance with the provisions of applicable Law and the governing documents of the Surviving Company until its successor is duly elected and qualified.

(b)                                 Officers. Unless otherwise determined by the Purchaser prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately after the Effective Time, each to hold office in accordance with the provisions of the governing documents of the Surviving Company until their successors are duly appointed and qualified.

Section 2.6                              Consideration.

(a)                                 The aggregate consideration payable in connection with the Proposed Transaction shall be an amount equal to, without duplication and measured as of the Reference Time: (i) USD$1,700,000,000; (ii) minus the aggregate amount of the Indebtedness; (iii) minus Transaction Expenses; (iv) minus the unpaid portion of the 2016 Bonus Amount; (v) plus Cash; (vi) minus the Escrow Amount; (vii) minus the Expense Fund Amount; and (viii) plus or minus the Estimated Working Capital Adjustment Amount (the amount calculated pursuant to this sentence, the “Closing Total Consideration”).  On or before the date that is ten (10) Business

Days prior to the anticipated Closing Date, the Company shall deliver for information purposes only to the Purchaser a draft of the Closing Statement (as defined below) contemplated by the immediately following sentence, including a good faith estimate of the Transaction Expenses, unpaid portion of the 2016 Bonus Amount, Cash and Estimated Working Capital Adjustment Amount (for the purposes of clarity, the parties acknowledge and agreement that such estimate shall not be binding on any party to this Agreement and the Company shall not have any liability with respect to the accuracy of such information).  On or before the date that is five (5) Business Days prior to the anticipated Closing Date, the Company shall prepare and deliver to the Purchaser a statement, certified by the Company’s Chief Financial Officer and measured as of the Reference Time (the “Closing Statement”), setting forth the Company’s good faith estimate of (a) the aggregate amount of the Indebtedness; (b) the Transaction Expenses; (c) the unpaid portion of the 2016 Bonus Amount; (d) the Cash; (e) the Working Capital (the “Estimated Working Capital Amount”) and the corresponding Estimated Working Capital Adjustment Amount; and (f) the resulting calculation of the Closing Total Consideration.  The Closing Statement will be prepared, and the Closing Total Consideration (and all components thereof), the Aggregate Threshold Amount, the Aggregate Warrant Exercise Price and the Per Unit Closing Consideration will be determined, in each case as of the Reference Time in a manner consistent with the definitions set forth herein based on the Company’s books and records and other information available at the time, and as calculated using the Accounting Principles (it being understood that no representation or warranty is being made by the Company, any Member or any other Person with respect to the financial data set forth in such Exhibit).  The Closing Statement will entirely disregard (i) any and all effects on the Company and its Subsidiaries (including the assets and liabilities of the Company and its Subsidiaries) as a result of the Proposed Transaction (for the avoidance of doubt, other than with respect to the Transaction Expenses included in the Closing Total Consideration) or of any financing or refinancing arrangements entered into at any time by the Purchaser or any other transaction entered into by the Purchaser in connection with the consummation of the Proposed Transaction, and (ii) any of the plans, transactions, fundings, payments or changes which the Purchaser initiates or makes or causes to be initiated or made on or after the Closing with respect to the Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to the Purchaser or any of its assets or liabilities. The Purchaser shall have the right to reasonably review and comment on the Closing Statement (and the underlying calculation of the Closing Total Consideration and the components thereof), provided, that the Purchaser delivers any requested changes to the Company at least two (2) Business Days prior to the anticipated Closing Date.  In such case, the Purchaser and the Company shall, in good faith, use their commercially reasonable efforts to resolve any such comments or requested changes and shall amend the Closing Statement to reflect any changes to any component thereof so agreed upon by the Purchaser and the Company.  If the Purchaser and the Company agree on any changes to the Closing Statement, then (i) the Closing Statement, as amended to reflect such changes, shall be deemed to be the Closing Statement for all purposes of this Agreement and (ii) the Closing Total Consideration shall be as set forth in such amended Closing Statement.  If the Purchaser and the Company are unable to agree on any changes to the Closing Statement, then (x) such dispute shall not, under any circumstance, delay the Closing, (y) the Company’s draft of the Closing Statement shall be deemed to be the Closing Statement for all purposes of this Agreement and (z) the Closing Total Consideration shall be as set forth in the Company’s draft of the Closing Statement.

(b)                                 In addition to the requirements set forth in Section 2.6(a) above, the Closing Statement shall also include the information set forth below:  with respect to each Member as of the Effective Time, (i) such Person’s address and, if available to the Company, email address and social security number (or tax identification number, as applicable), (ii) the number (and class) of Company Units held by such Member (after giving effect to (x) the acceleration of all Restricted Units and Profit Interest Units and (y) the exercise (including the deemed exercise in accordance with their terms) of all Company Warrants), (iii) the portion of the Closing Total Consideration to be paid to such Member at the Closing in respect of such Company Units (after giving effect to (x) the acceleration of all Restricted Units and all Profit Interest Units and (y) the exercise (including the deemed exercise in accordance with its terms) of all Company Warrants), (iv) with respect to any Company Units that are Profit Interest Units, the Threshold Amount applicable to such Profit Interest Units, (v) each Member’s portion (expressed as both a dollar amount and a percentage) of the Escrow Fund, (vi) each Member’s portion (expressed as both a dollar amount and a percentage) of the Expense Fund, (vii) each Member’s portion of any amount payable under Section 3.3(d)(ii)(B), and (viii) an indication if such amount will be paid by the Paying Agent or through payroll.

Section 2.7                              Effect of Merger on the Units of the Company.

(a)                                 Effect on Company Units.

(i)                                     At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, Merger Sub, the Company or the holders of Company Units issued and outstanding immediately prior to the Effective Time (after giving effect to (x) the acceleration of all Restricted Units and Profit Interest Units and (y) the exercise (including the deemed exercise in accordance with their terms) of all Company Warrants), the Company Units of each Member, as recorded in the books or ledger of the Company, shall be cancelled and extinguished and automatically converted into the right to receive (without interest and less any applicable Tax withholding), upon the transfer of such Company Units represented by book entry in the manner provided in Section 2.9(a), an amount in cash equal to the amount set forth opposite such Member’s name on the Closing Statement, which amount shall be calculated based on the Per Unit Closing Consideration.

(ii)                                  For purposes of calculating the amount of cash payable to each Member pursuant to this Agreement, all Company Units held by such Member (after giving effect to (x) the acceleration of all Restricted Units and Profit Interest Units and (y) the exercise (including the deemed exercise in accordance with their terms) of any Company Warrants held by such Member) shall be aggregated, and the aggregate amount of cash payable to such Member shall be calculated by multiplying the number of Company Units held by such Member by the Per Unit Closing Consideration (minus any applicable Threshold Amount with respect to any Profit Interest Unit and the Warrant Exercise Price with respect to any Company Warrant), rounded (up or down) to the nearest whole cent.  Notwithstanding anything in this Agreement to the contrary, the aggregate amount paid to the Members with respect to all of the Company Units (after giving effect to (1) the acceleration of all Restricted Units and Profit Interest Units and (2) the exercise (including the deemed exercise in accordance with its terms) of all

Company Warrants) shall not exceed the sum of (A) the Closing Total Consideration, (B) the Aggregate Consideration Surplus (if any) and (C) the Escrow Distribution Funds (if any).

(b)                                 Effect on Restricted Units; Profit Interest Units.  Neither the Purchaser nor the Surviving Company shall assume any Restricted Units in connection with the Merger.  At the Effective Time, each Restricted Unit outstanding immediately prior to the Effective Time shall, without any action on the part of the Purchaser, Merger Sub, the Company or the holder thereof, be cancelled and converted into Company Units in accordance with its terms, and such Company Units shall be deemed to be outstanding immediately prior to the Effective Time and, in accordance with Section 2.7(a)(i), shall become a right of such Member to receive, an amount in cash, without interest, equal to the amount set forth opposite such Member’s name on the Closing Statement. The cancellation of an award of Restricted Units as provided in the second sentence of this Section 2.7(b) shall be deemed the termination, and satisfaction in full, of any and all rights the holder had or may have had in respect of such Restricted Units other than the right to receive the payment contemplated in the immediately preceding sentences.  The Company (including, as applicable, the board of managers of the Company) shall take all necessary actions to provide that, effective as of immediately prior to the Effective Time, each Profit Interest Unit and each Restricted Unit shall become vested without further action by the holder of such Company Unit.

(c)                                  Effect on Company Warrants.  Neither the Purchaser nor the Surviving Company shall assume any Company Warrants in connection with the Merger. At the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time shall, without any action on the part of the Purchaser, Merger Sub, the Company or the holder thereof, be cancelled and converted into Company Units in accordance with its terms, and such Company Units shall be deemed to be outstanding immediately prior to the Effective Time and, in accordance with Section 2.7(a)(i), shall become a right of such Member to receive, an amount in cash, without interest, equal to the amount set forth opposite such Member’s name on the Closing Statement, which amount shall reflect a reduction for the applicable Warrant Exercise Price. The cancellation of a Company Warrant as provided in the second sentence of this Section 2.7(c) shall be deemed the termination, and satisfaction in full of, any and all rights the holder had or may have had in respect of such Company Warrants other than the right to receive the payment contemplated in the immediately preceding sentence.

(d)                                 Effect on Treasury Units.  Each Company Unit held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and extinguished at the Effective Time without any conversion thereof and no payment or distribution shall be made with respect thereto.

(e)                                  Effect on Capital Stock of Merger Sub.  Each unit of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable unit of the Surviving Company, as a result of which, 100% of the issued and outstanding equity interests of the Surviving Company shall be owned by the Purchaser.  Each certificate of Merger Sub evidencing ownership of any units shall continue to evidence ownership of such units of the Surviving Company.

Section 2.8                              Paying Agent.  As promptly as practicable after the date of this Agreement, the Company shall appoint the Paying Agent to act as paying agent for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Purchaser and the Company; provided, that, the Company shall use its reasonable efforts to finalize and execute the Paying Agent agreement as promptly as practicable following the date of this Agreement and the Company shall provide to the Purchaser a full mark-up of the form of Paying Agent agreement within two (2) Business Days following the date of this Agreement and the Purchaser shall have until the later of (i) two (2) Business Days following the delivery of such mark-up or (ii) November 30, 2016, to fully comment upon and respond to such draft of the Paying Agent agreement, and each party shall have a further two (2) Business Day period to respond to any subsequent revisions to the Paying Agent agreement, and if the Company has further comments, each party shall have seriatim two (2) Business Day periods to respond to any subsequent comments by the other party to the Paying Agent agreement.  The parties shall use good faith efforts to promptly respond to any request by the Paying Agent for confirmation of provision of information for inclusion into the Paying Agent agreement.  Notwithstanding the foregoing, the Paying Agent agreement shall be in form and substance reasonably satisfactory to the Purchaser.  At or prior to the Closing, the Purchaser shall deposit an amount in cash equal to the Closing Total Consideration into an account with the Paying Agent (the “Payment Fund”) and, upon such deposit, the Purchaser shall be deemed to have satisfied its obligation to pay the Per Unit Closing Consideration and shall in no event have any liability to any holder of Company Units for the payment of the Per Unit Closing Consideration other than with respect to the Purchaser’s continuing obligation to enforce its rights under the agreement with the Paying Agent to ensure that the Per Unit Closing Consideration is paid to holders of Company Units in accordance with this Article II.

Section 2.9                              Exchange Mechanics.

(a)                                 Exchange Procedures.  Subject to the conditions set forth in this Agreement, as soon as commercially practicable, after the date of their engagement, the Paying Agent shall, and the Company shall use commercially reasonable efforts to cause the Paying Agent to, mail or otherwise deliver to each Member a letter of transmittal in customary form that is reasonably acceptable to the Purchaser and the Company (the “Letter of Transmittal”).  The Company shall provide the Purchaser with a draft of the Letter of Transmittal within three (3) Business Days after the date of this Agreement and the Purchaser shall review and respond to such draft of the Letter of Transmittal by the later of (i) three (3) Business Days following receipt thereof from the Company or (ii) November 30, 2016, and each party shall have a further three (3) Business Day period to respond to any subsequent revisions to the Letter of Transmittal, and if the Company has further comments, each party shall have seriatim three (3) Business Day periods to respond to any subsequent comments by the other party to the Letter of Transmittal.  The parties shall use good faith efforts to promptly respond, and in any event, prior to the third (3rd) Business Day after receipt of such request, to any request by the Paying Agent for confirmation of, or provision of, information for inclusion into the Letter of Transmittal and any Exchange Documents and any other documents including, but not limited to, IRS Forms W-8BEN or W-9, as applicable, that the Paying Agent may reasonably require in order to effect the exchange (together with the Letter of Transmittal, the “Exchange Documents”).  Notwithstanding the foregoing, the Letter of Transmittal and Exchange Documents shall be in form and substance reasonably satisfactory to the Purchaser.  The Paying Agent shall mail the Exchange Documents to the address set forth opposite each Member’s name on the Closing Statement.  Each Member shall transfer such book-entry Company Units (including all Company Units to be issued upon the vesting of Restricted Units and all Company Units to be issued upon the exercise (including the deemed exercise) of Company Warrants) to the Paying Agent by returning, either prior to or following the Closing, to the Paying Agent duly completed and validly executed Exchange Documents and shall return to the Paying Agent the original certificate, to the extent in their possession, representing any certificated Company Units owned by such Member, if any.  Upon acceptance of the Exchange Documents, such Member shall be entitled to receive, for each Company Unit, the Per Unit Closing Consideration.  Until so transferred, each certificate outstanding after the Effective Time will be deemed, for all purposes thereafter, to evidence only the right to receive the cash consideration pursuant to the terms of this Agreement.  No interest will be paid or will accrue on the Per Unit Closing Consideration payable to any Member.  The Purchaser shall use commercially reasonable efforts to cause the Paying Agent to pay the Per Unit Closing Consideration to each Member promptly following the later of (i) the Closing or (ii) the date such Member delivers to the Paying Agent duly completed and validly executed Exchange Documents and any original certificate, to the extent in their possession, representing any certificated Company Units owned by such Member, if any.  Notwithstanding the foregoing, in connection with any Final Closing Total Consideration payable to (i) Tennman Brands, LLC with respect to any Profit Interest Units issued to Tennman Brands, LLC pursuant to that certain Agreement, dated as of September 26, 2016, between the Company and Tennman Brands, LLC (the “TB Agreement”), (ii) Rich Yorn with respect to Rich Yorn pursuant to that certain Award Agreement, dated as of September 26, 2016, between the Company and Rich Yorn (the “Yorn Agreement”) and (iii) David Lande of Ziffren Brittenham LLP (together with Tennman Brands, LLC and Rich Yorn, the “Tennman Parties”) pursuant to that certain Award Agreement, dated as of September 26, 2016, between the Company and David Lande of Ziffren Brittenham LLP (such agreement, together with the Yorn Agreement and the Tennman Agreement, the “Tennman Agreements”), such portion of the Closing Total Consideration or Aggregate Consideration Surplus payable to any of the Tennman Parties with respect to any Accelerated Equity (as defined in the applicable Tennman Agreements) shall be placed in an escrow account in accordance with the terms of the applicable Tennman Agreements (any agreement(s) with respect to such escrow account shall be provided to the Purchaser for its review and comment prior to finalization, and any such final agreement(s) shall be reasonably satisfactory to the Purchaser).

(b)                                 Transfer of Ownership. If any transfer of ownership of Company Units (including all Company Units to be issued upon the vesting of Restricted Units and all Company Units to be issued upon the exercise (including the deemed exercise) of Company Warrants) is not registered in the books or ledger of the Company, or if any portion of the cash amounts are to be disbursed pursuant to Section 2.7 to a Person other than the Person in whose name the Company Units (including all Company Units to be issued upon the vesting of Restricted Units and all Company Units to be issued upon the exercise (including the deemed exercise) of Company Warrants) are registered in the books or ledger of the Company, it will be a condition of the payment or delivery thereof that such Company Units shall be properly transferred (in each case, accompanied by all documents reasonably required by the Paying Agent) and that the Person requesting such exchange will have paid to the Paying Agent or the Purchaser or any agent designated by them any transfer or other Taxes required by reason of the payment of cash amounts in exchange of Company Units (without interest) in any name other than that of the registered holder of such Company Units or established to the satisfaction of the Purchaser or any agent designated by it that such Tax has been paid or is not payable.

(c)                                  No Liability. Any portion of the Closing Total Consideration held by the Paying Agent, the Purchaser or the Company which remains undistributed to the former Members after the one (1) year anniversary of the Effective Time shall, at the request of the Purchaser, be delivered to the Purchaser, and any such Members shall thereafter look only to the Purchaser, but only as a general creditor thereof, for payment hereunder; provided, however, until the remaining Payment Fund is delivered to the Purchaser, any Member’s remedy for any claim for any portion of such undistributed funds shall be against the Paying Agent and not against the Surviving Company or the Purchaser and the Surviving Company and the Purchaser shall not have any liability for such undistributed funds prior to delivery of such funds to the Purchaser from the Paying Agent other than with respect to the Purchaser’s continuing obligation to enforce its rights under the agreement with the Paying Agent to ensure that the Per Unit Closing Consideration is paid to holders of Company Units in accordance with Article II.  If any payment hereunder with respect to Company Units (including all Company Units to be issued upon the vesting of Restricted Units and all Company Units to be issued upon the exercise (including the deemed exercise) of Company Warrants) has not been claimed prior to five (5) years after the Effective Time (or immediately prior to such earlier date on which the corresponding portion of the Closing Total Consideration would otherwise escheat to or become the property of any Governmental Authority), any cash payable in respect of such Company Units shall, to the extent permitted by applicable Law, become the property of the Purchaser, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding anything to the contrary in this Section 2.9, neither the Paying Agent, nor the Surviving Company or the Purchaser, nor any other party hereto shall be liable to a former Member for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d)                                 No Further Rights in Company Units.  Subject to the payment of the Closing Total Consideration, the Aggregate Consideration Deficit (if any) and the aggregate Escrow Distribution Funds (if any) to the Paying Agent, the Members shall be deemed to have been paid in full satisfaction of all rights pertaining to their Company Units (including all Company Units to be issued upon the vesting of Restricted Units and all Company Units to be issued upon the exercise (including the deemed exercise) of Company Warrants), and there shall be no further registration of transfer on the records of the Surviving Company of Company Units. If, after the Effective Time, non-certificated Company Units represented by book entry are presented to the Surviving Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.9.

Section 2.10                       Certain Notices; Drag Along Rights.

(a)                                 The Company shall use its commercially reasonable efforts to secure, immediately after the execution and delivery of this Agreement (but no later than six (6) hours thereafter), the delivery of the Founder Approval and Member Consents representing the Required Approvals.

(b)                                 Promptly following receipt of the Required Approvals the Company shall use its reasonable best efforts to deliver within five (5) Business Days following the date hereof an initial draft of the notice required pursuant to Section 6.06(a) of the Operating Agreement relating to this Agreement and the Proposed Transaction, to the Purchaser and the Purchaser shall be deemed to have accepted any such draft notice provided by or on behalf of the Company if the Purchaser (or its counsel) has not responded to the Company with its comments, or confirmation of any information requested to be included in such notice, within five (5) Business Days of the initial delivery of such draft and, if the Company has further comments, each party shall have seriatim five (5) Business Day periods to respond to any subsequent comments by the other party to the notice contemplated by this Section 2.10(b); provided, that pursuant to Section 6.06(a) of the Operating Agreement the Company shall be entitled to mail the notice no later than forty-fifth (45th) day following the date of this Agreement. Notwithstanding the foregoing, the form and substance of such notice shall be reasonably acceptable to the Purchaser; provided, that pursuant to Section 6.06(a) of the Operating Agreement the Company shall be entitled to mail the notice no later than the forty-fifth (45th) day following the date of this Agreement.  Following notice by the Purchaser to the Company of its reasonable consent to the form of such notice, the Company shall use its reasonable best efforts to deliver such notice to all the Members within five (5) Business Days of such consent.

(c)                                  Prior to the Closing, upon receipt of the Founder Approval and Member Consents representing the Required Approvals, the transactions contemplated by this Agreement shall be treated as an “Approved Sale” pursuant to Section 3.05 of the Operating Agreement and the Company shall use its commercially reasonable efforts to exercise and fully enforce the Drag Along Rights with respect to the Company Units as provided pursuant to the terms of Section 3.05 of the Operating Agreement by giving timely written notice to each holder of Company Units party thereto and complying with all other applicable provisions therein (such notice, and the notices required to be delivered by the Company pursuant to Section 2.10(b), the “Member Notices”).

(d)                                 The Company shall use its reasonable best efforts to take all action necessary under the Operating Agreement to enforce the Drag Along Rights in order to cause each Member that does not deliver a Member Consent to adopt this Agreement as part of the Required Approvals to execute and deliver a Letter of Transmittal (if any) and Member Consent and transfer such Company Units represented by book entry in accordance with Section 2.9.

(e)                                  The Member Notices, including any amendments or supplements thereto, shall be subject to prior reasonable review and comment by the Purchaser which comments the Company shall consider in good faith.

(f)                                   Each party shall provide to the other any information for inclusion in the preparation of the Member Consent that may be required by Law and that is reasonably requested by any other party.

ARTICLE III

CLOSING

Section 3.1                              Closing Payments and Deliverables.

(a)                                 Company Closing Deliverables.  At the Closing, the Company shall deliver to the Purchaser:

(i)                                     payoff letters for any Specified Indebtedness in forms reasonably acceptable to the Purchaser from each holder of Specified Indebtedness as of the Closing indicating the amount required to discharge the Specified Indebtedness owed as of the Closing and providing for the release of all Encumbrances securing the Specified Indebtedness upon payment therefor;

(ii)                                  letters of resignation in the form set forth on Exhibit B duly executed and effective as of the Closing by such managers, directors and officers of the Company and its Subsidiaries specified in in accordance with Section 6.8;

(iii)                               the closing certificate contemplated by Section 6.18;

(iv)                              a certificate of the manager of the Company pursuant to Section 7.2(e);

(v)                                 evidence that the Demand Grid Promissory Note, dated as of January 1, 2014, between the Company and the Founder has been repaid (and not forgiven); and

(vi)                              a certificate of the manager of the Company certifying that attached thereto are true and complete copies of (i) the Governing Documents of the Company and each Subsidiary, and the all such Governing Documents are in full force and effect and have not been amended and (ii) all resolutions adopted by the members and manager of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(b)                                 Purchaser Closing Payments and Deliverables.  At the Closing, the Purchaser shall:

(i)                                     pay, by wire transfer of immediately available funds to the Paying Agent, an amount in cash equal to the Closing Total Consideration, on behalf of the holders of Company Units (including all Company Units to be issued upon the vesting of Restricted Units and all Company Units to be issued upon the exercise (including the deemed exercise) of Company Warrants) which shall deliver it to accounts (and in the amounts) designated by the Company in the Closing Statement;

(ii)                                  pay, by wire transfer of immediately available funds, the amounts specified in the payoff letters for the Specified Indebtedness delivered pursuant to Section 3.1(a)(i) to each applicable holder of Specified Indebtedness identified therein to the account or accounts specified therein;

(iii)                               pay, by wire transfer of immediately available funds, an amount sufficient to pay the amount of Transaction Expenses set forth on the Closing Statement to each applicable Person identified by the Company and to the accounts specified by the Company;

(iv)                              pay, by wire transfer of immediately available funds to the Escrow Agent, an amount in cash equal to the Escrow Amount (plus any fees of the Escrow Agent) to the accounts specified by the Escrow Agent;

(v)                                 pay, by wire transfer of immediately available funds to the Member Representative, an amount in cash equal to the Expense Fund Amount (plus any fees of the Member Representative which fees shall be treated as a Transaction Expense) to the accounts specified by the Member Representative; and

(vi)                              deliver to the Company a certificate of an executive officer of the Purchaser pursuant to Section 7.3(d).

Section 3.2                              Withholding.  The Purchaser shall be entitled, after reasonable consultation with the Company, to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amount as is required to be deducted or withheld pursuant to any provision of applicable Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Tax Authority, the amount so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made. The parties shall cooperate and use commercially reasonable efforts to prevent the imposition of any such required deduction or withholding.

Section 3.3                                    Purchase Price Adjustment.

(a)                                 Within 90 days after the Closing Date, the Purchaser will prepare, or cause to be prepared, and deliver to the Member Representative (i) an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the Reference Time (the “Closing Balance Sheet”) and (ii) an unaudited statement (such statement, together with the Closing Balance Sheet, the “Adjustment Statement”), which shall set forth the Purchaser’s good faith calculation of, certified by a senior executive officer of the Purchaser and measured as of the Reference Time: (i) the aggregate amount of the Indebtedness; (ii) the Transaction Expenses; (iii) the unpaid portion of the 2016 Bonus Amount; (iv) the Cash; (v) the Working Capital (the “Closing Working Capital Amount”) and the corresponding Closing Working Capital Adjustment Amount; and (vi) the resulting calculation of the Closing Total Consideration (such calculation of the Closing Total Consideration, the “Adjusted Closing Total Consideration”). The Adjustment Statement will be prepared, and the Adjusted Closing Total Consideration and all components therein will be determined, in a manner consistent with the definitions set forth herein based on the Company’s books and records and other information available at the time, and as calculated using the Accounting Principles (provided, that for, the avoidance of doubt, the Adjustment Statement (i) shall be based exclusively on the facts and circumstances as they exist as of the Reference Time and (ii) shall entirely disregard (x) any and all effects on the Company and its Subsidiaries (including the assets and liabilities of the Company and its Subsidiaries) as a result of the Proposed Transaction (for the avoidance of doubt, other than with respect to the calculation of the Transaction Expenses included in the Adjusted Closing Total Consideration) or of any financing or refinancing arrangements entered into at any time by the Purchaser or any other transaction entered into by the Purchaser in connection with the consummation of the Proposed Transaction, and (y) any of the plans, transactions, fundings, payments or changes which the Purchaser initiates or makes or causes to be initiated or made on or after the Closing with respect to the Company and its Subsidiaries or their business or assets, or any facts or circumstances that are unique or particular to the Purchaser or any of its assets or liabilities).  For the avoidance of doubt, the calculations pursuant to this Section 3.3 are solely to measure differences between the Closing Total Consideration and the Adjusted Closing Total Consideration, and are not intended to permit the introduction of new accounting methodologies, principles, conventions, policies and procedures. If the Purchaser fails to timely prepare and deliver the Adjustment Statement, then, at the election of the Member Representative, the Closing Total Consideration shall be final and binding upon and not appealable or subject to further review by the parties.

(b)                                 Upon receipt from the Purchaser, the Member Representative shall have 30 days to review the Adjustment Statement (the “Review Period”); provided that the Member Representative has had at least ten (10) days to review any papers or documents reasonably requested by the Member Representative or its Representatives prior to the tenth (10th) day of the Review Period; provided, further, that in the event that the Purchaser does not, or does not cause the Company or any of its Subsidiaries to, make available to the Member Representative and its Representatives documents, information or personnel pursuant to this Section 3.3(b) prior to the twentieth (20th) day of the Review Period, the Review Period shall be extended by one (1) day for each additional day required for the Purchaser, the Company and its Subsidiaries, as applicable, to fully respond to such request.  At the Member Representative’s request, the Purchaser (i) shall reasonably cooperate and assist, and shall cause its representatives to assist, the Member Representative and its representatives in the review of the Adjustment Statement and (ii) shall provide the Member Representative and its representatives with any information reasonably requested by them in connection with their review of the Adjustment Statement.  If the Member Representative disagrees with the Purchaser’s computation of the Adjusted Closing Total Consideration (or any component thereof), the Member Representative shall, on or prior to the last day of the Review Period, deliver a written notice to the Purchaser (the “Notice of Objection”), which sets forth its specific objections to the Purchaser’s calculation of the Adjusted Closing Total Consideration and any component thereof; provided that the Notice of Objection shall include only objections based on (A) non-compliance with the standards set forth in this Agreement (including in the definition of Working Capital for the calculation of the Adjusted Closing Total Consideration (or any component thereof) and (B) mathematical errors in the computation of the Adjusted Closing Total Consideration (or any component thereof).  Any Notice of Objection shall specify those items or amounts with which the Member Representative disagrees, together with a reasonably detailed written explanation of the reasons for disagreement with each such item or amount, and, to the extent reasonably calculable, shall set forth the Member Representative’s calculation of the Adjusted Closing Total Consideration (and all components thereof) based on such objections.  To the extent not specifically set forth in a Notice of Objection delivered during the Review Period, the Member Representative and the members of the Company shall be deemed to have agreed with the Purchaser’s calculation of all other items and amounts contained in the Adjustment Statement and neither party may thereafter dispute any item or amount not set forth in the Notice of Objection.

(c)                                  Unless the Member Representative delivers the Notice of Objection to the Purchaser within the Review Period, the Member Representative and the members of the Company shall be deemed to have accepted the Purchaser’s calculation of the Adjusted Closing Total Consideration (and the components thereof) and the Adjustment Statement shall be final, conclusive and binding from and after the conclusion of the Review Period (as may be extended pursuant to this Section 3.3).  If the Member Representative delivers the Notice of Objection to the Purchaser within the Review Period, the Purchaser and the Member Representative shall, during the 20 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of the Adjusted Closing Total Consideration and all such discussions will (unless otherwise agreed by the Purchaser and the Member Representative) be governed by Rule 408 of the United States Federal Rules of Evidence.  If, at the end of such period or any mutually agreed extension thereof, the Purchaser and the Member Representative are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the Independent Expert.  The Purchaser and the Member Representative shall instruct the Independent Expert promptly to review this Section 3.3 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the Adjusted Closing Total Consideration set forth in the Adjustment Statement requires adjustment.  The Independent Expert shall base its determination solely on written submissions by the Purchaser and the Member Representative and not on an independent review. Neither the Member Representative nor the Purchaser may have ex parte conversations or meetings with the Independent Expert (other than conversations or meetings solely involving the submission of a request for documents or information by the Independent Expert to such party) without the prior consent of the other (which consent shall not be unreasonably withheld or delayed).  Neither the Purchaser nor the Member Representative will disclose to the Independent Expert, and the Independent Expert will not consider for any purpose, any settlement discussions or settlement offer made by or on behalf of the Purchaser or the Member Representative, unless otherwise agreed by the Purchaser and the Member Representative.  As promptly as practicable, but in no event later than 30 days after its retention, the Independent Expert shall deliver to the Purchaser and the Member Representative a written report which sets forth its resolution of the disputed items and amounts and its calculation of the Adjusted Closing Total Consideration; provided that the Independent Expert may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. Each of the Purchaser and the Member Representative shall be provided copies of all materials provided by the other to the Independent Expert in connection with the determination process concurrently with the delivery of such materials of the Independent Expert (subject, in the case of accountant’s working papers, to the execution of a customary work paper access agreement).  The Independent Expert shall have exclusive jurisdiction over, and resort to the Independent Expert as provided in this Section 3.3 shall be the only recourse and remedy of the parties against one another with respect to, any disputes arising out of or relating to the adjustments pursuant to this Section 3.3.  The decision of the Independent Expert shall be final, conclusive and binding on and not appealable or subject to further review by the parties (absent manifest error or fraud).  The costs and expenses of the Independent Expert shall be allocated between the Purchaser, on the one hand, and the Member Representative, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Expert.  The Purchaser and the Member Representative agree to execute, if requested by the Independent Expert, a commercially reasonable engagement letter, including customary indemnities in favor of the Independent Expert.

(d)                                 For purposes of this Agreement, (i) “Final Closing Total Consideration” means the Adjusted Closing Total Consideration (x) as shown in the Adjustment Statement delivered by the Purchaser to the Member Representative pursuant to Section 3.3(a), if no Notice of Objection with respect thereto is timely delivered by the Member Representative to the Purchaser or (y) if a Notice of Objection is so delivered, (A) as agreed by the Purchaser and the Member Representative pursuant to Section 3.3(c) or (B) in the absence of such agreement, as shown in the Independent Expert’s report delivered pursuant to Section 3.3(c) and (ii) the “Final Closing Statement” shall mean (x) the Adjustment Statement delivered by the Purchaser to the Member Representative pursuant to Section 3.3(a), if no Notice of Objection with respect thereto is timely delivered by the Member Representative to the Purchaser or (y) if a Notice of Objection is so delivered, (A) as agreed by the Purchaser and the Member Representative pursuant to Section 3.3(c) or (B) in the absence of such agreement, as shown in the Independent Expert’s report delivered pursuant to Section 3.3(c).  Within three (3) Business Days after the Final Closing Total Consideration has been finally determined pursuant to this Section 3.3(d):

(i)                                     if the Final Closing Total Consideration is less than the Closing Total Consideration set forth in the Closing Statement (such amount, the “Aggregate Consideration Deficit”), then the Member Representative and the Purchaser shall execute and cause a Joint Instruction (as defined in the Escrow Agreement) to be delivered to the Escrow Agent, which Joint Instruction shall direct the Escrow Agent to make a payment out of the Escrow Fund to the Purchaser in an amount equal to the Aggregate Consideration Deficit; or

(ii)                                  if the Final Closing Total Consideration is greater than the Closing Total Consideration set forth in the Closing Statement (such amount, the “Aggregate Consideration Surplus”), then:

(A)                               the Purchaser shall deposit an amount in cash equal to the Aggregate Consideration Surplus into an account with the Paying Agent (the “Additional Consideration Payment Fund”) and, upon such deposit, the Purchaser shall be deemed to have satisfied its obligation to pay the Aggregate Consideration Surplus and shall in no event have any liability to any party (including any Member) for the payment of the Aggregate Consideration Surplus other than with respect to the Purchaser’s continuing obligation to enforce its rights under the agreement with the Paying Agent to ensure that the applicable portion of the Aggregate Consideration Surplus is paid to holders of Company Units in accordance with Article II; and

(B)                               the Member Representative shall (1) deliver to the Paying Agent a schedule with respect to the payment of the Per Unit

Consideration Surplus to the holders of the Company Units and (2) instruct the Paying Agent to, upon receipt of the Aggregate Consideration Surplus from the Purchaser, pay to each holder of Company Units (in accordance with the payment instructions set forth in the Letter of Transmittal previously submitted by such holder of Company Units (unless such holder of Company Units shall have previously provided updated payment instructions)) their respective portion of the Aggregate Consideration Surplus as set forth on the schedule delivered by the Member Representative pursuant to this Section 3.3(d)(ii)(B) (which payment shall be deemed to satisfy such holder of Company Unit’s rights to receive the Per Unit Consideration Surplus other than with respect to the Purchaser’s continuing obligation to enforce its rights under the agreement with the Paying Agent to ensure that the Per Unit Consideration Surplus is paid to holders of Company Units in accordance with Article II). No interest will be paid or will accrue on any payment to be made under this Section 3.3(d)(ii)(B).

(e)                                  Any rights accruing to a party under this Section 3.3 shall be in addition to and independent of the rights to indemnification under Article IX. Any payments made to any party under this Section 3.3 shall not be subject to or be included in any calculations made in respect of, or subject to any limitations set forth in, Section 9.2 and Section 9.3 to the extent that such payments would be duplicative.

Section 3.4                              Escrow.

(a)                                 At the Closing, the Purchaser and the Member Representative shall enter into an escrow agreement in form and substance mutually satisfactory to the Purchaser and the Company subject to any modifications thereto required by the Escrow Agent or reasonably agreed by the parties in good faith (the “Escrow Agreement”), pursuant to which the Purchaser will deposit an amount equal to $85,000,000 (the “Escrow Amount”) with J.P. Morgan Chase Bank, N.A. serving as the escrow agent (the “Escrow Agent”). The Escrow Amount shall be available to the Purchaser to satisfy any amounts owed to the Purchaser pursuant to this Agreement (including (i) payments to be made to the Purchaser pursuant to Section 3.3, (ii) payments to be made to the Purchaser pursuant to Article IX and (iii) any other payment owed to the Purchaser under this Agreement or the Ancillary Agreements).

(b)                                 In accordance with, and subject to, the provisions of the Escrow Agreement, (i) on the Escrow Release Date (and on any date after the Escrow Release Date in which the Remaining Escrow Funds exceed zero), the Purchaser and the Member Representative shall take all action required by the Escrow Agreement to cause the Escrow Agent to deposit into an account with the Paying Agent (the “Escrow Distribution Funds”) an amount in cash equal to the Remaining Escrow Funds. Upon any such deposit of the Escrow Distribution Funds, the Member Representative shall (1) deliver to the Paying Agent an allocation schedule (which shall be prepared in accordance with Section 2.6(b)) with respect to the payment of the Per Unit Escrow Distribution Amount to the holders of the Company Units and (2) instruct the Paying Agent to, upon receipt of the Escrow Distribution Funds from the Escrow Agent and the allocation schedule from Member Representative, pay to each holder of Company Units (in accordance with the payment instructions set forth in the Letter of Transmittal previously submitted by such holder of Company Units (unless such holder of Company Units shall have subsequently provided updated payment instructions)) their respective portion of the Per Unit Escrow Distribution Amount as set forth on the allocation schedule (which payments shall be deemed to satisfy such holder of Company Unit’s rights to receive the Per Unit Escrow Distribution Amount other than with respect to the Purchaser’s continuing obligation to enforce its rights under the agreement with the Paying Agent to ensure that the Per Unit Escrow Distribution Amount is paid to holders of Company Units in accordance with Article II). No interest will be paid or will accrue on any payment to be made under this Section 3.4(b).

(c)                                  Except as otherwise required by applicable Law, the parties shall treat any payments made to the Purchaser from the Escrow Amount as an adjustment to the consideration payable under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Letter, the Company represents and warrants to the Purchaser as follows:

Section 4.1                              Authority; Enforceability.

(a)                                 The Company has the requisite power and authority to execute this Agreement, perform its obligations hereunder and to consummate the Proposed Transaction. The execution, delivery and performance by the Company of this Agreement and the consummation of the Proposed Transaction have been duly and validly authorized by all necessary action on the part of the Company and such authorization has not been subsequently modified or rescinded.

(b)                                 This Agreement has been duly and validly executed and delivered by the Company and constitutes, assuming due authorization, execution and delivery of this Agreement by the Purchaser, a valid and binding legal obligation of the Company, enforceable against the Company in accordance with the terms hereof, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ right and remedies generally.

(c)                                  The Founder Approval and Member Consents representing the Required Approvals, when executed and delivered, shall (i) satisfy all requirements for consents, votes or approvals by the Members necessary to approve and adopt, and consummate, the Agreement, the Merger, the Proposed Transaction and the other transactions contemplated hereby, pursuant to the Operating Agreement and applicable Law, and (ii) constitute the sole approval necessary for the Company to enforce the Drag Along Rights. Prior to the Closing the Company will have taken all action necessary under the Operating Agreement or applicable Law to properly exercise the Drag Along Rights. Other than obtaining the Founder Approval, the Member Consents and filing the Certificate of Merger with the New Jersey Department of the Treasury, Division of Revenue & Enterprises, and, with respect to the exercise of the Drag Along Rights, the approval of the Founder, no other proceedings on the part of the Company or the Members or managers of the Company are necessary to authorize the execution, delivery and performance of this

Agreement or the Ancillary Agreements or to consummate the Merger or the Proposed Transaction.

Section 4.2                              Non-Contravention; Consents.

(a)                                 The execution and delivery of this Agreement and the consummation of the Proposed Transaction by the Company does not and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of or filing with or notification to, any Governmental Authority, except for (i) the Required Antitrust Approvals, (ii) such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) those required solely by reasons of the regulatory status or operations of the Purchaser, and (iv) the filing of the Certificate of Merger with the New Jersey Department of the Treasury, Division of Revenue & Enterprises.

(b)                                 The execution, delivery and performance of this Agreement by the Company does not and the consummation of the Proposed Transaction shall not, (i) conflict with or violate any provision of the Company’s certificate of formation or Operating Agreement or any governing documents of any Subsidiary of the Company (collectively, “Governing Documents”), (ii) assuming all filings and notifications with the FTC and any other applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any applicable Laws or Order, (iii) result in a breach of, constitute a default under, result in the acceleration of, conflict with or violate, create in any party the right to accelerate, terminate, modify or cancel any Material Contract or (iv) result in the creation of any Encumbrance (other than a Permitted Encumbrance or any Encumbrance to be released as of the Closing) upon any asset owned or used by the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) or (iv) hereof, as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 4.3                              Capitalization.

(a)                                 The membership interests of the Company are divided into Class A Voting Units, Class B Voting Units, Non-Voting Common Units and Profit Interest Units. As of the date hereof, 5,179,189.23 Class A Voting Units are issued and outstanding, 3,630,160.21 Class B Voting Units are issued and outstanding, 2,289,149.58 Non-Voting Common Units (inclusive of Restricted Units) are issued and outstanding and 5,759,098.90 Profit Interest Units are issued and outstanding. A list of all Members together with the number of Company Units held by such Member (after giving effect to (x) the acceleration as a result of the Proposed Transaction of all Restricted Units and (y) the exercise (including the deemed exercise in accordance with its terms) of all Company Warrants), including the Threshold Amount for each Profit Interest Unit and the Warrant Exercise Price for each Company Warrant, as of the date hereof and as of the Closing Date, is set forth in Section 4.3(a) of the Disclosure Letter. Other than as set forth on Section 4.3(a) of the Disclosure Letter or pursuant to the Restricted Units and Company Warrants described in Section 4.3(b) below, there are no outstanding Company Units or securities convertible or exchangeable into Company Units. All of the issued and outstanding Company Units were duly authorized for issuance and are validly issued, fully paid and non-

assessable and were issued in compliance with all applicable Laws and the Governing Documents of the Company (and, with respect to any Profit Interest Units issued pursuant to an equity incentive plan, in material compliance with the applicable equity incentive plan pursuant to which such Profit Interest Units were issued). None of the Company Units, Restricted Units or Company Warrants were issued in violation of (i) any Contract to which the Company is or was a party or beneficiary or by which the Company or its respective properties or assets is or was subject or (ii) of any preemptive or similar rights of any Person.

(b)                                 A total of 515,022.12 Company Units were issuable in respect of Restricted Units outstanding as of the date hereof. A total of 140,365.64 Company Units have been reserved for issuance under the Company Warrants outstanding as of the date hereof. Except for the Restricted Units and Company Warrants, there are no outstanding options, warrants, restricted units, appreciation rights, phantom units, Contracts or other rights obligating the Company to issue, deliver, sell, grant or cause to be issued, delivered, sold or granted any Company Units or other equity interests in the Company, or other rights convertible into, or exchangeable or exercisable for, Company Units or other equity interests in the Company.

(c)                                  Except for the voting agreements set forth on Section 4.3(c) of the Disclosure Letter, there are no voting trusts, proxies, or other Contracts or understandings to which the Company or any Member is a party with respect to the voting of Company Units. There are no agreements to which the Company, or to the Knowledge of the Company, any Member or holder of Restricted Units or Company Warrants, are a party relating to the registration, sale or transfer of any equity securities of the Company.

(d)                                 Upon consummation of the Merger, the Purchaser will own all of the issued and outstanding Company Units and other equity interests of the Company, free and clear of all Encumbrances, subscriptions, options, warrants, calls, proxies, commitments and Contracts of any kind other than any restrictions under any applicable federal, state or other securities Laws or Encumbrances created or caused by the Purchaser. The Company has no liability to any Person for any declared but unpaid dividends and has not reserved or held back any distributions owed with respect to vested or unvested Profit Interest Units.

(e)                                  The minute books and corporate record books of the Company completely and accurately reflect in all material respects all material actions taken by written consent or resolution and meetings, by the members, directors, managers, committees and other applicable governing or managing bodies, as the case may be. The Company has delivered to the Purchaser a complete and accurate copy of the Company’s minute book and corporate record books.

(f)                                   There are no securities or other instruments or obligations of the Company, the value of which is in any way based upon or derived from any capital or voting securities of the Company or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the Company’s Members (or their equivalent) may vote.

Section 4.4                              Organization; Subsidiaries.

(a)                                 The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing (to the extent recognized in its respective jurisdiction of organization) under the Laws of its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is currently being conducted. The Company and each of its Subsidiaries is duly qualified or authorized to do business as a foreign corporation and is in good standing (to the extent recognized in its respective jurisdiction of organization) under the Laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not reasonably be expected to have a Company Material Adverse Effect. Section 4.4(a) of the Disclosure Letter contains a complete and accurate list of each jurisdiction in which the Company and each Subsidiary is licensed or qualified to do business. The Company has delivered to the Purchaser a complete and accurate copy of the Governing Documents for the Company and each of its Subsidiaries as in effect on the date of this Agreement.

(b)                                 Section 4.4(b) of the Disclosure Letter sets forth a true and complete list of all Subsidiaries of the Company, listing for each such Subsidiary its name, its jurisdiction of organization, its authorized capital stock or other equity interests, the number and type of its issued and outstanding shares of capital stock or other equity interests and the current record and beneficial ownership of such shares or other equity interests. Except as set forth in its Governing Documents, all outstanding equity securities of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, are free and clear of any restrictions on transfer (other than restrictions under applicable federal, state and other securities laws), or Encumbrances (other than Permitted Encumbrances) or created or caused by the Purchaser and are owned, beneficially and of record, by the Company.

(c)                                  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, preemptive rights or other similar rights with respect to any of the Subsidiaries of the Company.

(d)                                 There are no voting trusts, proxies, or other Contracts or understandings to which any of the Subsidiaries of the Company or any holder of equity securities of any Subsidiary of the Company is a party with respect to the voting of the equity securities of any Subsidiary of the Company. There are no agreements to which any Subsidiary of the Company is a party relating to the registration, sale or transfer of any equity securities of any Subsidiary of the Company.

(e)                                  There are no outstanding (i) equity securities of any Subsidiary of the Company; (ii) securities of any Subsidiary of the Company convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company; or (iii) options or other rights to acquire from any Subsidiary of the Company, and no obligation of any Subsidiary of the Company to issue, any equity securities or securities convertible into or exchangeable for, at any time, equity securities of any Subsidiary of the Company.

(f)                                   Neither the Company nor any of its Subsidiaries is in breach of its Governing Documents except for any such breaches that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(g)                                  Each of Littles, LLC and 184 Innovations, Inc. is and at all times has been a wholly owned subsidiary of the Company. Littles, LLC does not have, and has never had, any operations, revenues or liabilities. 184 Innovations, Inc. does not have, and has never had, any operations, revenues or liabilities in the aggregate in excess of USD$300,000.

(h)                                 The minute books and corporate record books of each Subsidiary of the Company completely and accurately reflect in all material respects all material actions taken by written consent or resolution and meetings, by the members, shareholders directors, managers, committees and other applicable governing or managing bodies, as the case may be. The Company has delivered to the Purchaser a complete and accurate copy of the minute book and corporate record books of each Subsidiary of the Company.

Section 4.5                              Financial Statements.

(a)                                 Section 4.5(a) of the Disclosure Letter sets forth true and correct copies of the following financial information (the “Financial Statements”): (i) the audited consolidated statements of financial position (balance sheet), statements of operations, statements of changes in members’ equity and statements of cash flows, as of and for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015 (collectively, the “Audited Financial Statements”), (ii) the interim unaudited consolidated statements of financial position (balance sheet) and statements of operations, as of and for the nine-month periods ended September 30, 2015 and September 30, 2016 for the Company (the September 30, 2016 financial statements, the “Most Recent Quarterly Financial Statements”) and (iii) the interim unaudited consolidated statements of financial position (balance sheet) and statements of operations, as of and for the ten-month period ended October 31, 2016 for the Company (the “Most Recent Monthly Financial Statements”).

(b)                                 Except as set forth on Section 4.5(b) of the Disclosure Letter, neither the Company nor any of its Subsidiaries has any Indebtedness.

Section 4.6                              Financial Statement Preparation. The Financial Statements have been prepared from the books, records and accounts of the Company (which are complete and accurate in all material respects) and in accordance with the Accounting Principles applied on a consistent basis for the periods covered thereby and present fairly in all material respects the financial condition of the Company and its Subsidiaries’ as of such dates and the results of operations of the Company and its Subsidiaries’ for such periods; provided that (a) the Most Recent Quarterly Financial Statements were prepared on a year-end basis and contain normal year-end adjustments and other presentation items as if such Most Recent Quarterly Financial Statements were as of the end of a fiscal year and (b) the Most Recent Monthly Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. Neither the Company nor any Subsidiary of the Company has any liabilities that would be required by the Accounting Principles to be reflected on a consolidated balance sheet other than liabilities (i) that are reflected in the Most Recent Quarterly Financial Statement; (ii) were incurred in the Ordinary Course of Business since the date of the Most Recent Quarterly Financial Statement; (iii) are included as a Transaction Expense; (iv) set forth on Section 4.6 of the Disclosure Letter; or (v) that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

Section 4.7                              Position Since Reference Date. Since the Reference Date and except with regard to events giving rise to, or contemplated by, this Agreement, (a) through the date of this Agreement, the Company has conducted its business in the Ordinary Course of Business in all material respects and (b) the Company has not suffered any change in its business, operations or financial position, taken as a whole, which changes or actions, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.8                              Compliance with Applicable Laws. The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws. The Company and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business all Authorizations which are necessary to conduct its business in all material respects as currently conducted. Such Authorizations are valid and in full force and effect. All material Authorizations are listed on Section 4.8 of the Disclosure Letter. To the Knowledge of the Company, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice or both) does or would reasonably be expected to result in (i) a violation of, a conflict with or a failure on the part of the Company or any of its Subsidiaries (A) to conduct its business in compliance, in all material respects, with all applicable Laws or (B) to comply with the terms of any material Authorization or (ii) a revocation, cancellation, suspension or other impairment or modification of, any material Authorization. Neither the Company nor any of its Subsidiaries has received written notice regarding any (x) violation of, conflict with, or failure to conduct its business in compliance with, any applicable Law or Authorization or (y) any termination, revocation, cancellation, suspension or other impairment or modification of, any Authorization. Neither the Company nor any of its Subsidiaries is in material default (or received notice of any claim of default) with respect to any material Authorization required to be set forth on Section 4.8 of the Disclosure Letter (whether or not actually set forth thereon).

Section 4.9                              Insurance. Section 4.9 of the Disclosure Letter sets forth a list of each material insurance policy of the Company or any of its Subsidiaries in effect as of the date hereof including insurance carrier name, policy premium, policy limits and deductibles. Prior to the execution and delivery of this Agreement, the Company has provided to the Purchaser copies of insurance loss run reports documenting the claim activity on its material insurance policies. The Company maintains insurance policies which, in all material respects, are against risks of a character and in such amounts as would reasonably be expected to be customary for a Company of a similar size operating in the same or similar industry. Each material insurance policy of the Company is in full force and effect as of the date of this Agreement, all premiums payable to date have been paid and, to the Knowledge of the Company, there are no circumstances which would reasonably be expected to lead to the insurers avoiding any material liability under them.

Section 4.10                       Contracts. Section 4.10 of the Disclosure Letter sets forth a complete and accurate list of all of the following Contracts (other than invoices, sales or purchase orders entered into in the Ordinary Course of Business), including all amendments thereto, to which the Company or any of its Subsidiaries is a party (the Contracts of the type required to be set forth on Section 4.10 of the Disclosure Letter (whether or not actually set forth thereon) are collectively referred to as the “Material Contracts”):

(a)                                 any Contract that could require the payment by or on behalf of the Company or any of its Subsidiaries in excess of USD$1,000,000 per annum or the delivery by the Company or any of its Subsidiaries of goods or services with a fair market value in excess of USD$1,000,000 per annum or provides or could provide for the Company or any of its Subsidiaries to receive payments in excess of USD$1,000,000 per annum;

(b)                                 other than Contracts that by their terms may be terminated in the Ordinary Course of Business upon less than ninety-one (91) days’ notice without penalty or premium, any Contract that (i) requires the Company or any of its Subsidiaries to purchase any material portion of any product or service from a third party, (ii) requires that the Company deal exclusively with a third party in connection with the sale or purchase of any product or service or (iii) contains “take or pay” or other minimum purchase requirements provisions, in each case, if such Contract requires the payment by or on behalf of the Company or any of its Subsidiaries in excess of USD$1,000,000 per annum;

(c)                                  any Contract that relates to an acquisition or divestiture of material assets (excluding inventory acquired or divested in the Ordinary Course of Business);

(d)                                 any Contract under which the Company has any outstanding Indebtedness in excess of USD$1,000,000;

(e)                                  any bonds or Contracts of guarantee in which the Company acts as a surety or guarantor with respect to any obligation (fixed or contingent) of another Person in excess of USD$1,000,000;

(f)                                   any partnership or joint venture Contract;

(g)                                  any Contract with a Related Party;

(h)                                 any IP Limiting Contract or any material Contract relating to (i) the license of Licensed Intellectual Property to the Company or any of its Subsidiaries, other than licenses for Shrink-Wrap Code, or (ii) the license of Owned IP to any third party;

(i)                                     any Contracts relating to the distribution of the Company’s products (the “Distribution Contracts”);

(j)                                    any co-packing Contract, tolling Contract, manufacturing Contract, production Contract or other similar Contract for the production of product(s) of the Company with payments by the Company or any its Subsidiaries under such Contract in excess of USD$1,000,000 per annum;

(k)                                 the Contract set forth on Section 4.10(k) of the Disclosure Letter;

(l)                                     any Contract engaging a third party to assist in the development of the Company’s product(s);

(m)                             any employment, severance, stay, bonus, termination, change in control, consulting or similar Contract, excluding offer letters to any employee of the Company that permits termination of such employee’s employment at will without payment or penalty in excess of USD$100,000, provided such offer letters do not in the aggregate provide for payments or penalties in excess of USD$1,000,000 in the aggregate;

(n)                                 other than the Company’s Distribution Contracts, any Contracts containing covenants not to compete or other covenants restricting or purporting to restrict the right of the Company or any of its Subsidiaries or their current or future Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, or granting any exclusive distribution rights, in any market, field or territory;

(o)                                 any Contract under which Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than extension of payment terms to distributors or customers in the Ordinary Course of Business;

(p)                                 any Contract under which there is a continuing obligation to pay any “earn-out” payment or deferred or contingent purchase price or any similar payment respecting the purchase of any business or assets;

(q)                                 any swap, option, forward, future or other commodities, hedging or derivatives Contract; or

(r)                                    any Contract with any Governmental Authority.

Section 4.11                       Enforceability of Material Contracts; Defaults under Material Contracts. The Company has made available to the Purchaser a true, correct and complete copy of each Material Contract in effect as of the date of this Agreement. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement; (i) each of the Material Contracts is in full force and effect, valid and enforceable in all material respects, in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ right and remedies generally and (ii) there exists no default under any such Material Contracts by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party to such Material Contracts or any event which shall create a default thereunder by the Company. As of the date of this Agreement, there exists no actual or, to the Knowledge of the Company, threatened termination, cancellation or material limitation of or any material amendment, material modification or material change to any Material Contract.

Section 4.12                       Litigation. As of the date of this Agreement, there is no Action (other than an investigation) pending or to the Knowledge of the Company, any pending investigation or any Action threatened, against the Company or any of its Subsidiaries that (a) involves a claim in excess of USD$500,000, (b) involves a claim for any amount or for an unspecified amount which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or (c) seeks injunctive relief that would reasonably expected to be granted and would be material to the Company. To the Knowledge of the Company, no officer, director or manager of the Company or any of its Subsidiaries is a defendant in any Action commenced by, or threatened by, any member of the Company, with respect to his duties as an officer, director or manager thereof under any applicable Law.

Section 4.13                       Intellectual Property.

(a)                                 Section 4.13(a) of the Disclosure Letter sets forth (with the application number/date, registration number/date, next deadline, title or mark, country or other jurisdiction and owner(s), as applicable) a complete and accurate list of all Owned IP that is registered, patented, or the subject of a pending application (“Registered Owned IP”). To the Knowledge of the Company, all Registered Owned IP is valid, subsisting and enforceable. The Owned IP and Licensed Intellectual Property constitutes all Intellectual Property Rights used in or necessary to conduct the Company’s business as currently conducted. The Intellectual Property Rights owned and, except for Shrink Wrap Code, the material Intellectual Property Rights used by the Company or a Subsidiary of the Company immediately prior to the Closing will continue to be owned or available for use by the Company or a Subsidiary of the Company as applicable on identical terms and conditions immediately after the Closing. For the avoidance of doubt, the representations and warranties in this Section 4.13(a) do not relate to claims of infringement, violation or misappropriation of Intellectual Property Rights, which are the subject of Section 4.13(b).

(b)                                 No action, claim, suit, arbitration or proceeding is pending or threatened in writing (or, to the Knowledge of the Company, otherwise threatened) that challenges the legality, validity, enforceability, use or ownership of any item of Owned IP or that alleges that the operation of the business of the Company or any Subsidiary infringes, violates or misappropriates the Intellectual Property Rights of any Person. No operations of the Company or any Subsidiary of the Company or any product, ingredient or process that is used, manufactured, sold or distributed by or for the Company or any Subsidiary of the Company, as such operations are conducted or as such product, ingredient or process is used, manufactured, sold or distributed during the past four (4) years has infringed, violated or misappropriated the Intellectual Property Rights of any Person. No Person is infringing, violating or misappropriating any Owned IP. Neither the Company nor any Subsidiary is subject to any Order that limits the Company’s or any Company Subsidiary’s right to use or enforce the Owned IP, other than any limitations set forth in any registration or application for Owned IP.

(c)                                  The Company or a Subsidiary of the Company (i) exclusively owns and possesses, free and clear of all Encumbrances, other than Permitted Encumbrances, all right, title and interest in and to the Owned IP; and (ii) has the right to use all other material Business IP pursuant to a license that is, to the Knowledge of the Company, valid and enforceable. For the avoidance of doubt, the representations and warranties in this Section 4.13(c) do not relate to claims of infringement, violation or misappropriation of Intellectual Property Rights, which are the subject of Section 4.13(b).

(d)                                 Each employee and contractor of the Company and each Subsidiary that has made a material contribution to the development of any Owned IP either (i) has entered into a contract pursuant to which such Person has assigned to the Company or such Subsidiary, as applicable, all Intellectual Property Rights and inventions (whether patentable or unpatentable) such Person has conceived, created, authored, developed, or invented in connection such contribution and which such contract is, to the Knowledge of the Company, valid and binding, or (ii) developed such development a “work made for hire” for the Company or a Subsidiary or in other circumstances under which, by operation of Law, the Intellectual Property Rights in such development are owned by the Company or a Subsidiary.

(e)                                  Other than information provided on product labeling or related marketing materials, no product formulae, recipe or other material confidential information of the Company or any Subsidiary of the Company has been disclosed to any Person other than employees, contractors, suppliers, co-bottlers or co-packers of the Company or its Subsidiaries who (i) had a need to know such information , (ii) to the Knowledge of the Company, used such confidential information in the ordinary course of their employment or contract performance, and (iii) executed written agreements prohibiting the unauthorized use or disclosure of such confidential information or who were otherwise bound by similar duties of confidentiality.  To the Company’s Knowledge, no such Person has breached its confidentiality obligations under such a contract.  No current or former officer, director, contractor, consultant, or employee of any member of the Company or any Subsidiary of the Company, holds any right, title, claim, license, or interest, directly or indirectly, in whole or in part, in or to any material Owned IP.  The Business IP includes documentation relevant to the Product Recipes and other trade secrets and material confidential information that is current, accurate and sufficient in detail and content to continue to produce the products sold by the Company or any of its Subsidiaries as such products are currently produced without reliance on the special knowledge or memory of others.

(f)                                   The Company and each of its Subsidiaries is in compliance in all material respects with all applicable Laws regarding advertising, country of origin and geographical indications.

(g)                                  Except as set forth on Section 4.13(g) of the Disclosure Letter, record title for all Registered Owned IP has been updated to be in the name of the Company or a Subsidiary of the Company that is the actual current owner of such Registered Owned IP.  As of the Closing Date, all documents necessary to update record title for any Registered Owned IP not in the name of the Company or the applicable Subsidiary of the Company that is the actual current owner shall have been filed.  As of the Closing Date, all deadlines for maintaining Registered Owned IP and prosecuting applications to register or patent Registered Owned IP up to and including the date ninety (90) days after the date of this Agreement have been satisfied.

(h)                                 To the Knowledge of the Company, in the past twelve (12) months, there have been no material failures, crashes, security breaches or other adverse events affecting the IT Assets used by the Transferred Companies, which have caused material disruption to the business of the Company or a Subsidiary.  The Company and each Subsidiary has implemented security, backup, and disaster recovery measures and technology consistent with industry practices and, to the Knowledge of the Company, there has been no unauthorized or improper access of the IT Assets.  All IT Assets are owned exclusively by the Company or a Subsidiary of the Company, or used pursuant to a valid license.

(i)                                     No Open Source Software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed with the Company’s and each Subsidiary of the Company’s proprietary software, or combined with the Company’s proprietary software, in any way that would trigger any distribution obligation.

(j)                                    Without limiting the representations and warranties set forth in Section 4.8, all data that has been collected, acquired, stored, disposed, processed, maintained, treated or otherwise used by the Company and/or its Subsidiaries has been collected, acquired, stored, disposed, processed, maintained, treated and otherwise used in material compliance with all applicable industry standards and requirements, including the Payment Card Industry Data Security Standards (PCI-DSS), in each case to  the extent applicable to the Company and each Subsidiary of the Company, and the Company’s and each of its Subsidiaries’ own applicable policies and procedures related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of personal information collection, used or held for use by the Company or a Subsidiary of the Company in the conduct of their businesses.  Neither the Company nor any of its Subsidiaries has received a notice of noncompliance with applicable data protection Laws, guidelines or industry standards, and no claim or proceeding has been asserted in writing or, to the Knowledge of the Company, threatened in writing against the Company or a Subsidiary of the Company alleging a violation of any Person’s rights of publicity or privacy or personal information or data rights. The consummation of the transactions contemplated by this Agreement will not breach or otherwise cause any violation of any of the Company’s and each of its Subsidiaries’ own applicable policies and procedures. related to rights of publicity, privacy, data protection, information security, or the collection, use, storage or disposal of personal information collection, used or held for use by the Company or a Subsidiary of the Company in the conduct of their businesses.

Section 4.14                       Real Property.  The Company and its Subsidiaries do not own, and have never owned, any real property.

Section 4.15                       Leased Property.  Section 4.15 of the Disclosure Letter sets forth a list of all real property used by the Company or its Subsidiaries pursuant to leases, subleases, licenses and/or any other types of occupancy agreements (any such lease, license or other occupancy agreement, including all notices, renewals and extensions related thereto, individually, a “Real Property Lease”).  To the Knowledge of the Company, the Company or its Subsidiaries have a valid and enforceable leasehold interest under each of the Real Property Leases and, has not received any written notice of any default or event, which, with notice or lapse of time or both, would constitute a material default by the Company or its Subsidiaries under any of the Real Property Leases.  The Company has made available to the Purchaser true and complete copies, in all material respects, of the Real Property Leases as in effect as of the date of this Agreement, together with all amendments, modifications or supplements, if any, thereto, including any transfers, assignments or subleases thereof to which the Company or its Subsidiaries is a party.  The full amount of the security deposit required under each Real Property Lease, if any, is on deposit thereunder.  The real property subject to the Real Property

Leases constitutes all of the real property occupied or operated by the Company or its Subsidiaries.

Section 4.16                       Personal Property.  Each of the Company and its Subsidiaries (a) owns, leases or licenses from third parties all material tangible personal property required to conduct its and their respective businesses in all material respects as presently conducted, (b) has good, valid and marketable title to all such tangible personal property owned by it or them, free and clear of all Encumbrances except for Permitted Encumbrances, (c) has a valid leasehold interest to all such tangible personal property leased by it or them, free and clear of all Encumbrances except for Permitted Encumbrances and (d) upon consummation of the Proposed Transaction, assuming the accuracy of the Purchaser’s representations set forth in Article V, shall be entitled to continue to use all such tangible personal property which is currently employed by it or them in the conduct of their respective businesses in all material respects as presently conducted.  The properties and assets that are owned, leased or used by the Company and its Subsidiaries are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects, are usable in the Ordinary Course of Business and are suitable for the purposes for which they are currently being used or are proposed to be used.

Section 4.17                       Labor Matters.

(a)                                 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement or understanding with any labor organization, labor union, works council, employee association, or other representative of any Company Employees (collectively, “Union”), nor is any such Contract presently being negotiated by the Company or any of its subsidiaries and neither the Company nor any of its Subsidiaries has a duty or obligation pursuant to any Contract or applicable Law, as the case may be, to bargain with any Union.  Since the date of the formation of the Company, there has not been, nor is there pending or, to the Knowledge of the Company, threatened, any material labor dispute between the Company or any of its Subsidiaries and any Union, or any material strikes, or similar material labor disputes involving any employee of the Company or any of its Subsidiaries and to the Knowledge of the Company, there are no pending or threatened Union organizing efforts or election activity involving any employee of the Company or any of its Subsidiaries, including any filings for recognition with any Governmental Authority.

(b)                                 Each of the Company and its Subsidiaries is, and has been since the date of its respective formation or incorporation, in material compliance with all Laws regarding labor, employment and employment practices, including applicable Laws relating to the hiring, promotion, assignment, and termination of employees, including the Worker Adjustment and Retraining Notification Act and the Immigration Reform Control Act of 1986 and other immigration Laws.

(c)                                  Each of the Company and its Subsidiaries is, and has been since the date of its respective formation or incorporation, in material compliance with the Fair Labor Standards Act, and applicable state and local wage and hour Laws (collectively, the “FLSA”), including employee classification and independent contractor classification.  As of the date hereof, no officer or senior management employee of the Company has given written notice to the Company or any of its Subsidiaries that such employee intends to terminate his or her employment.

Section 4.18                       Employee Benefit Plans.

(a)                                 Section 4.18(a) of the Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Benefit Plan and separately identifies whether each such Benefit Plan is a Company Benefit Plan or a PEO Benefit Plan.  Copies of the following materials have been delivered or made available to the Purchaser with respect to each such Benefit Plan, in each case to the extent applicable:  (i) the plan document (or a written description thereof if such Benefit Plan has not been reduced to writing), all amendments thereto, and all trust agreements, insurance policies, service agreements, and amendments relating thereto, (ii) the current summary plan description and any summaries of material modification and (iii) all employee manuals or handbooks containing personnel or employee relations policies.  Neither the Company nor any of its Subsidiaries has made any plan or commitment, whether or not legally binding, to create or provide any additional Benefit Plan or to modify or change any existing Benefit Plan.  All Company Benefit Plans may be amended or terminated without liability or penalty at any time on or after the Closing.

(b)                                 Each Company Benefit Plan and, to the Knowledge of the Company, each PEO Benefit Plan is and has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws in all material respects. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any of its ERISA Affiliates, and no condition exists that would reasonably be expected to present a risk to the Company or any of its ERISA Affiliates of incurring any such liability. No actions, proceedings (other than routine claims for benefits) or investigations are pending, in progress or, to the Knowledge of the Company, threatened with respect to any Company Benefit Plan. None of the Company, any of its ERISA affiliates or any Company Benefit Plan has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA for which an exemption is not available, and to the Knowledge of the Company, no other fiduciary or party in interest under ERISA has engaged in any such prohibited transaction with respect to any Company Benefit Plan.  The Company will have made, on or before the Closing, all payments required to be made to any Company Benefit Plan by the Company or any of its Subsidiaries on or before the Closing and will have accrued (in accordance with past practice) as of the Closing all payments due but not yet payable under any Company Benefit Plan as of the Closing. The Company has complied at all times and in all material respects with its obligations under the PEO Contract. The Company and its ERISA Affiliates have no liability with respect to any PEO Benefit Plan (other than pursuant to the PEO Contract), and no condition exists that would reasonably be expected to present a risk to the Company or any of its ERISA Affiliates of incurring any such liability.

(c)                                  No Company Benefit Plan is intended to be qualified under Section 401(a) of the Code.  The PEO Benefit Plans marked on Section 4.18(c) of the Disclosure Letter as “Qualified Plans” are the only Benefit Plans that are intended to meet the requirements of Section 401(a) of the Code.  To the Knowledge of the Company, (i) each of the Qualified Plans has been determined by the IRS to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code, (ii) each such determination remains in effect and has not been revoked, (iii) nothing has occurred with respect to the design or operation of any Qualified Plan that would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability or lien, penalty, or Tax under ERISA or the Code or any other applicable Law, and (iv) the Qualified Plans have been timely amended to comply with current Law.

(d)                                 Except as set forth on Section 4.18(d) of the Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) will (i) entitle any employee, officer, manager, director or consultant of the Company or any of its Subsidiaries to any bonus, retention, change in control, severance or similar payment or (ii) accelerate the time of payment or vesting of or require the funding of any compensation or benefits or increase the amount of compensation due under any Benefit Plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will give rise to the payment of any amount that would not be deductible by the Purchaser, the Company or their respective Affiliates by reason of Section 280G of the Code or would be subject to Tax under Section 4999 of the Code, and the Company has no obligation to indemnify, hold harmless or gross-up any individual with respect to any excise tax imposed under Section 4999 of the Code.

(e)                                  The Company has not granted and no employee has received or has the right (whether or not contingent) to receive any “Award” as defined in the Management Incentive Plan or other entitlement under the Management Incentive Plan with respect to any “Performance Period” (as defined in the Management Incentive Plan) that includes any portion of fiscal year 2017. No Benefit Plan and no other plan, policy, program, agreement or arrangement obligates the Company or its Subsidiaries to make any bonus or incentive compensation payment to any employee with respect to fiscal year 2017 or any portion thereof, except pursuant to the Benefit Plans set forth on Section 4.18(e) of the Disclosure Letter, and each such Benefit Plan (and obligation with respect to bonus or incentive compensation) may be terminated without penalty or Liability at any time on or after the Closing.

(f)                                   Each Company Benefit Plan that is a deferred compensation plan has been maintained and operated in accordance with the requirements of Section 409A of the Code in all material respects.  No employee has any right to be indemnified or held harmless for any Liability that results from a failure of any deferred compensation plan to comply with the requirements of Section 409A of the Code.

(g)                                  No non-cash bonus or incentive compensation is due or owed to any employee, consultant or other individual service provider from the Company or any Subsidiary with respect to the 2016 or 2017 fiscal years.

(h)                                 Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, nor has ever sponsored, maintained or contributed to, or had any liability with respect to, any defined benefit pension plan or other employee benefit plan subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA or any comparable provisions of any other applicable Law.  None of the Company Benefit Plans is a multiemployer plan (as defined in Section 3(37) of ERISA).  Neither the Company nor any of its ERISA Affiliates contributes to, nor has ever contributed to or had any Liability with respect to, a multiemployer plan.  None of the Company Benefit Plans is a multiple employer plan and neither the Company nor any of its ERISA Affiliates has participated in or been obligated to contribute to a multiple employer plan.

Section 4.19                       Taxes.

(a)

(i)                                     (A) all income and other material Tax Returns required to be filed by or on behalf of the Company  and each of its Subsidiaries have been filed with the appropriate Tax Authority, (B) each such Tax Return was true, correct and complete in all material respects when filed and (C) all Taxes due and payable by the Company and each of its Subsidiaries, whether or not shown as due on such Tax Returns, have been fully paid;

(ii)                                  the Company and each of its Subsidiaries has complied in all material respects with all applicable Laws in force at the applicable time relating to the payment, collection or withholding of Taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3102 and 3402 of the Code or similar provisions under any Federal, state or local, domestic or foreign, Laws), including maintenance of required records with respect thereto; and

(iii)                               all deficiencies asserted or assessments made in respect of a Tax Return filed by or on behalf of the Company and or its Subsidiaries that have been claimed in writing by any Tax Authority have been fully paid or are being contested in good faith and none of the Company or its Subsidiaries has been notified in writing of any other audits or investigations by any Tax Authority relating to any Tax Return filed by or on behalf of the Company or its Subsidiaries.

(b)                                 None of the Company or its Subsidiaries has been a member of a combined, consolidated, affiliated or unitary group for Tax filing purposes, other than the group in which it currently is a member, for which it has any current or future liability for Taxes.

(c)                                  None of the Company or its Subsidiaries is party to any Tax sharing, indemnity or similar agreement (other than customary commercial Contracts entered into in the Ordinary Course of Business the principle subject matter of which is not Taxes) that shall not be terminated on or before the Closing Date.

(d)                                 There are no Encumbrances as a result of any unpaid Taxes upon the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(e)                                  Neither the Company nor Littles, LLC has ever elected to be treated as a corporation for U.S. federal income tax purposes.

(f)                                   The Company has not elected to have the revised partnership tax audit procedures set forth in Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, the “Revised Partnership Tax Audit Procedures”) apply to the Company, including by way of an election under Section 301.9100-22T of the Treasury Regulations.

(g)                                  There is no action or audit currently proposed, threatened or pending against, or with respect to, the Company or any of its Subsidiaries in respect of any Taxes.  Neither the Company nor any of its Subsidiaries is the beneficiary of any waiver or extension of time within which to file any Tax Return which is currently in effect.

(h)                                 There is no dispute or claim concerning any Liabilities for Taxes with respect to the Company or any of its Subsidiaries for which notice has been provided, or which is asserted or threatened, or which is otherwise known to the Company or any of its Subsidiaries.

(i)                                     Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(j)                                    The Company has not participated in any “listed transactions” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.

Section 4.20                       Environmental Matters.

(a)                                 (i) The Company and its Subsidiaries possess all Authorizations required by Environmental Laws (“Environmental Authorizations”) for their respective businesses as currently conducted, except where the failure to possess such Environmental Authorizations would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (ii) the Company and its Subsidiaries are  and have been in compliance with applicable Environmental Laws and Environmental Authorizations, except for matters that have been resolved or would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iii) there are no lawsuits,  actions, claims, arbitrations or proceedings pending against the Company or any of its Subsidiaries alleging the violation of, noncompliance with or liability under applicable Environmental Laws that would reasonably be expected to have a material effect on the Company and its Subsidiaries, taken as a whole;  (iv) no written notice under applicable Environmental Law has been received from a Governmental Authority or any other Person that is currently outstanding for the Release of Hazardous Substances or requiring investigation, monitoring or remediation of Hazardous Substances by the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (v) no Releases of Hazardous Substances have occurred and no Person has been exposed to any Hazardous Substances at, from, in, to, on, or under any Site and no Hazardous Substances are present in, on, about or migrating to or from any Site that that would reasonably be expected to give rise to a liability that would be material to the Company and its Subsidiaries, taken as a whole; (vi) neither the execution of this Agreement nor consummation of the transaction contemplated by this Agreement will require any notification to or consent of any Governmental Authority or the undertaking of any investigations or remedial actions pursuant to Environmental Laws, including without limitation, pursuant to the New Jersey Industrial Site Recovery Act; (vii)  neither the Company nor its Subsidiaries, any predecessors of the Company or its Subsidiaries, or any entity previously owned by the Company or its Subsidiaries, has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Substances to any off-Site location which has or could result in material liability to the Company or any of its Subsidiaries; (viii) there are no (a) polychlorinated biphenyl containing equipment, (b) underground storage tanks, or (c) asbestos containing material at any real property currently owned, leased, operated or occupied by the Company or any of its Subsidiaries; (ix) neither the Company nor any of its Subsidiaries has entered into or is subject to, any judgment, decree, order or other similar requirement of or agreement with any Governmental Authority under any Environmental Laws; and (x) neither the Company nor any of its Subsidiaries has, either expressly or by operation of law, assumed responsibility for or agreed to indemnify or hold harmless any Person for any liability or obligation, arising under or relating to Environmental Laws, including but not limited to, any obligation for investigation, corrective or remedial action.

(b)                                 The representations and warranties set forth in this Section 4.20 are the sole and exclusive representations and warranties of the Company with respect to Environmental Laws.

Section 4.21                       Transactions with Certain Persons.

(a)                                 Except as set forth in Section 4.21(a) of the Disclosure Letter, since January 1, 2013, none of the Company or its Subsidiaries has, directly or indirectly, purchased, leased or otherwise acquired any property or obtained any services from, or sold, leased or otherwise disposed of any property or furnished any services to, or otherwise dealt with any officer, Member or other equity holder of the Company or its Subsidiaries, or any family member thereof, or any Affiliate of the Company or its Subsidiaries, except with respect to regular compensation in the Ordinary Course of Business for services rendered as a manager, director, officer or employee, or any family member thereof, and except for the provision of goods or services entered into in the Ordinary Course of Business on arm’s length terms pursuant to a Contract or arrangement set forth on Section 4.21(b) of the Disclosure Letter.  None of the Company or its Subsidiaries owes any amount to or has any Contract with any of its Affiliates, or any stockholders, Members, equity holders, beneficial owners, managers, directors, officers, employees or consultants or any family member thereof, (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the Ordinary Course of Business), and none of such Persons owes any amount to the Company or its Subsidiaries or has the right to borrow from the Company or its Subsidiaries.  Except as set forth in Section 4.21(a) of the Disclosure Letter, no part of the property or assets of any Member or equity owner (beneficial or direct) or any direct or indirect subsidiary or Affiliate or associate of any such Member or equity owner (beneficial or direct) is used by the Company or its Subsidiaries.

(b)                                 Section 4.21(b) of the Disclosure Letter sets forth a complete and accurate list, including the parties, of all Contracts or arrangements (and any material transactions that are not part of such Contracts or arrangements) to which moneys, goods or services are or were paid, provided or transferred, since January 1, 2013, between, (i) the Company or its Subsidiaries, on the one hand, and (ii) a Member or any of its Affiliates on the other hand.  Except as set forth in Section 4.21(b) of the Disclosure Letter, all transactions between the Company or its Subsidiaries and the Members or any of their Affiliates have been effected on terms that are not substantially less favorable to the Company or its Subsidiaries than those which could be obtained in arm’s length transactions with third parties.

Section 4.22                       Anti-Corruption and Money Laundering Laws.

(a)                                 Neither the Company or any of its Subsidiaries (or any other person acting for the benefit of the Company or any manager of the Company), nor to the Knowledge of the Company, any manager, officer, employee or legal representative of the Company, has directly or indirectly (i) made, authorized, promised or offered to make any contribution, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of what form, whether in money, property, services or any gift, except as permitted by Law (as applicable to the Company or any manager, officer, employer or legal representative of the Company as of the date hereof and as of the Closing Date), (v) to obtain favorable treatment for the Company or the business or to secure any Contract, (w) to pay for favorable treatment for the Company or the business or for Contracts secured, (x) to obtain special concessions for the Company or the business or for special concessions already obtained, (y) to influence any act or decision of any such person, whether in its official or individual capacity or (z) in violation of any legal requirement; (ii) established or maintained any fund or asset that has not been recorded in the accounting books and records of the Company; or (iii) accepted or received any unlawful contributions, payments or expenditures.

(b)                                 Since January 1, 2011, the operations of each the Company and its Subsidiaries are and have been, conducted in compliance with all anti-money laundering laws, rules and regulations to which the Company is subject (collectively “Money Laundering Laws”) and no investigation, action, suit or proceeding before any Governmental Authority involving the Company and its Subsidiaries is with respect to Money Laundering Laws is pending and so far as the Company is aware, no such actions, suits or proceedings are threatened.

Section 4.23                       Brokers and Finders. Except for J.P. Morgan Securities, LLC, the Company, has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Proposed Transaction.

Section 4.24                       Takeover Statutes. Assuming that the representations of the Purchaser and Merger Sub set forth in Section 5.7 are true and correct, no Takeover Statute applies to the Merger, this Agreement or the Proposed Transaction.

Section 4.25                       Product Safety; Recalls.

(a)                                 Except as would not, individually or in the aggregate, reasonably be excepted to be material to the Company and its Subsidiaries, taken as a whole, none of the products sold by the Company or any of its Subsidiaries, or anticipated to be sold, that are subject to the jurisdiction of the FDA or any comparable Governmental Authority have been adulterated or misbranded by the Company or its Subsidiaries within the meaning of the FDC Act or any comparable state or foreign Laws. Neither the Company nor any of its Subsidiaries has, since the date of its respective formation or incorporation, (i) received any written notice from the FDA or any comparable state or foreign Governmental Authority, (ii) been the subject of any governmental or regulatory enforcement action or (iii) to the Knowledge of the Company, been the subject of any investigation action under the FDC Act or comparable state or foreign Laws, in each case of clauses (i) through (iii) hereof, regarding a violation of the FDC Act or of any comparable state or foreign Laws by a product sold by the Company.

(b)                                 Neither the Company nor any of its Subsidiaries has at any time voluntarily or involuntarily initiated, or caused to be initiated, any recall, market withdrawal, safety alert or similar notice relating to any product sold by, or anticipated to be sold by, the Company or any of its Subsidiaries for any health or safety reason, including with respect to any product that may have been adulterated or misbranded under the FDC Act or any applicable comparable state or foreign Laws, except for recalls that have been reported to the FDA and have been completed in accordance with the FDA’s requirements.

Section 4.26                       Sufficiency of Assets.  No properties or assets related to or used by the Company or any of its Subsidiaries are owned or leased by any Affiliate of the Company or any of its Subsidiaries (other than the Company or any of its Subsidiaries).  As of the Closing the properties and assets owned, leased or otherwise contracted for by the Company will constitute all of the properties and assets necessary for the conduct of the business of the Company immediately following the Closing in all material respects as presently conducted.

Section 4.27                       Customers; Distributors.

(a)                                 Section 4.27(a)(i) of the Disclosure Letter sets forth a complete and accurate list of all of the customers of the Company and its Subsidiaries and Section 4.27(a)(ii) of the Disclosure Letter sets forth a complete and accurate list of all of the distributors of the Company and its Subsidiaries, and in each case, (1) purchasing goods or services from the Company or its Subsidiaries in excess of USD$1,000,000 annually, (2) listed in order of net payments during each of the years ended December 2015, and the nine-month period ended September 30, 2016 (collectively the “Customers/Distributors”) and (3) reflecting the amount of such net sales or net payments for the applicable periods.

(b)                                 As of and since September 30, 2016, the Company has not taken, or permitted any officer, employee, broker or other representative to take any action (A)(i) designed to accelerate the timing of sales or of invoicing therefore, (ii) to provide to any distributors or customers any price changes or allowances (including discounts, commissions, fees, coupons, rebates, bill-backs, sponsorship or advertising fund payments, slotting fees) or other terms (including payment or shipping terms) materially differing from the terms customarily offered, or (iii) to pay or agree to pay any deductions, refunds or claims from distributors or customers materially differing from the terms customarily offered and (B) where any of such actions specified in clause (A) would reasonably be expected to negatively impact performance in subsequent periods.

Section 4.28                       No Further Representations.

(a)                                 Except for the representations and warranties of the Company expressly set forth in this Article IV, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, and the Purchaser and Merger Sub have not relied on, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness of any such information, and in entering into this Agreement, each of the Purchaser and Merger Sub (each for itself and on behalf of its Affiliates and Representatives)

expressly acknowledges and agrees that it is not relying on any statement, representation or warranty other than those representations and warranties set forth in this Article IV, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty must not be and has not been relied upon by the Purchaser, Merger Sub or any of their respective Affiliates and Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Purchaser, Merger Sub or any of their respective Affiliates or Representatives (including, but not limited to, any materials or information (i) made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, (ii) contained in any confidential information memorandum or similar materials containing information regarding Company or its business or in any materials made available to the Purchaser and Merger Sub during the course of their Due Diligence Investigation of the Company, or (iii) in connection with presentations by the Company’s management) are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in this Article IV.

(b)                                 Notwithstanding anything contained in Article V or any other provision of this Agreement, it is the explicit intent of each party hereto that the Purchaser and Merger Sub are not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in Article V and in entering into this Agreement, the Company expressly acknowledges and agrees that it is not relying on any statement, representation or warranty other than those representations and warranties set forth in Article V.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Except as set forth in the Purchaser Disclosure Letter, the Purchaser and Merger Sub represent and warrant, jointly and severally, to the Company as follows:

Section 5.1                              Authority; Enforceability.

(a)                                 Each of the Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Proposed Transaction. The execution, delivery and performance by each of the Purchaser and Merger Sub of this Agreement and the consummation of the Proposed Transaction has been duly and validly authorized by all necessary corporate action on the part of the Purchaser and Merger Sub and such authorization has not been subsequently modified or rescinded.

(b)                                 This Agreement has been duly executed and delivered by each of the Purchaser and Merger Sub and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding legal obligation of the Purchaser and

Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with the terms hereof.

Section 5.2                              Non-contravention; Consents.

(a)                                 The execution and delivery of this Agreement by the Purchaser and Merger Sub does not and the performance of this Agreement by the Purchaser and Merger Sub shall not, require any consent, approval or Authorization of or filing with or notification to, any Governmental Authority, except (i) with the FTC and any other applicable antitrust, competition, investment or similar Laws, (ii) for such other consents, approvals, Authorizations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, materially impair or delay the Purchaser and Merger Sub from consummating the transactions contemplated hereby and (iii) as may be required by the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) and any applicable stock exchange on which equity securities of the Purchaser are listed.

(b)                                 The execution and delivery of this Agreement by the Purchaser and Merger Sub does not and consummation of the Proposed Transaction shall not; (i) conflict with or violate any provision of the Governing Documents of the Purchaser or Merger Sub; (ii) assuming all filings and notifications with the FTC and any other applicable antitrust, competition, investment or similar Laws have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Purchaser and Merger Sub; (iii) violate any Order applicable to the Purchaser or Merger Sub or by which any of the material properties or assets of the Purchaser or Merger Sub are bound or; (iv) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Purchaser is a party, except, in the case of clauses (ii) or (iv) hereof, as would not, individually or in the aggregate, materially impair or delay either the Purchaser or Merger Sub from consummating the Proposed Transaction.

Section 5.3                              Organization.

(a)                                 The Purchaser is a corporation, duly organized and validly existing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

(b)                                 The Merger Sub is a limited liability company, duly organized and validly existing under the Laws of the State of New Jersey and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

Section 5.4                              Litigation.  There is no litigation, arbitration or administrative proceeding pending or to the knowledge of the Purchaser, threatened in writing, against the Purchaser or Merger Sub that seeks to and the Purchaser and Merger Sub are not subject to any judgments, decrees, injunctions or orders of any Governmental Authority which, individually or in the aggregate, would reasonably be expected to enjoin, rescind or materially delay the ability of the Purchaser and Merger Sub to effect the Closing or otherwise prevent the Purchaser and Merger Sub from performing in all material respects their obligations hereunder.

Section 5.5                              Financing.

(a)                                 The Purchaser will have available on the Closing Date funds that will be sufficient to pay the Closing Total Consideration and the fees and expenses of the Purchaser related to the transactions contemplated by this Agreement.  The Purchaser has delivered to Company a true and complete copy of the Debt Commitment Letter (including all exhibits, schedules, annexes and amendments thereto as of the date of this Agreement, together with the redacted Fee Letter), pursuant to which the financial institutions identified therein have committed to the Debt Financing.  The Purchaser knows of no circumstance or condition that could be reasonably expected to prevent the availability on the Closing Date of cash sufficient to pay the Closing Total Consideration on the Closing Date.  The parties acknowledge and agree that it shall not be a condition to the obligation of the Purchaser to consummate the Proposed Transaction that the Purchaser have sufficient funds for payment of the Closing Total Consideration and the fees and expenses of the Purchaser related to the transactions contemplated by this Agreement.

(b)                                 The Debt Commitment Letter, in the form provided to the Company by the Purchaser (except to the extent amended or replaced in accordance with the terms of this Agreement), and any definitive agreements with respect to the Debt Financing (which definitive agreements, whether entered into before or after the date of this Agreement (but if entered into after the date hereof, only to the extent entered into in compliance with the first sentence of Section 6.19(b) or Section 6.19(a)(iii)), are referred to collectively in this Agreement as the “Financing Agreements”) are, or in the case of Financing Agreements entered into after the date of this Agreement will be, in full force and effect and are, or in the case of Financing Agreements entered into after the date of this Agreement will be, legal, valid and binding obligations of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto, enforceable against the Purchaser (and, to the knowledge of the Purchaser, the other parties thereto) in accordance with their respective terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ right and remedies generally). As of the date of this Agreement, no Debt Commitment Letter or Financing Agreement has been withdrawn, terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such withdrawal, termination, repudiation, rescission, amendment, supplement or modification is contemplated.

(c)                                  As of the date of this Agreement, (i) neither the Purchaser nor Merger Sub nor, to the knowledge of the Purchaser, any other counterparty thereto is in breach of any of its covenants or other obligations set forth in, or is in default under, any of the Debt Commitment Letter or Financing Agreements, and (ii) to the Purchaser’s knowledge, assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute or result in a breach or default on the part of any Person under any of the Debt Commitment Letter or Financing Agreements, (B) constitute or result in a failure to satisfy a condition precedent or other contingency set forth in any of the Debt Commitment Letter or Financing Agreements, (C) make any of the assumptions or any of the statements set forth in the

Debt Commitment Letter inaccurate in any material respect or (D) otherwise result in any portion of the Debt Financing not being available. As of the date of this Agreement, neither the Purchaser nor Merger Sub has received any notice or other communication from any party to any of the Debt Commitment Letter or Financing Agreements with respect to (i) any actual or potential breach or default on the part of the Purchaser, Merger Sub or any other party to any of the Debt Commitment Letter or Financing Agreements, or (ii) any intention of such party to terminate any of the Debt Commitment Letter or Financing Agreements or to not provide all or any portion of the Debt Financing. The Purchaser and/or Merger Sub have fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letter to be paid on or before the date of this Agreement.

(d)                                 There are no conditions precedent or other contingencies to the obligation of any party to any of the Debt Commitment Letter or Financing Agreements to fund the full amount (or any portion) of the Debt Financing, or that would reasonably be expected to reduce the aggregate amount of the Debt Financing, including any condition or other contingency relating to the availability of any “market flex” provisions, other than as expressly set forth in the Debt Commitment Letter as in effect on the date hereof (the “Disclosed Conditions”). Other than the Disclosed Conditions, no Debt Financing Source, Debt Financing Provider or any other Person has any right to impose, and none of the Purchaser, Merger Sub, the Company or any Subsidiary obligor have any obligation to accept, any condition precedent to any funding of the Debt Financing nor any reduction to the aggregate amount available under the Debt Commitment Letter (nor any term or condition which would have the effect of reducing the aggregate amount available under the Debt Commitment Letters). There are no side letters and (except for the Debt Commitment Letter and the Financing Agreements) there are no agreements, contracts, arrangements or understandings, whether written or oral, with any Debt Financing Provider, Debt Financing Source or any other Person relating to the Debt Financing or the Debt Commitment Letter that could affect the availability of the Debt Financing.

(e)                                  Notwithstanding anything to the contrary contained herein, the Company agrees that a breach of the representation and warranties set forth in this Section 5.5 shall not result in the failure of a condition precedent to the Company’s obligations under this Agreement, if (notwithstanding such breach) the Purchaser and Merger Sub are willing and able to (and actually do) consummate the Merger on the Merger Closing Date in accordance with the terms of this Agreement.

(f)                                   The execution and delivery of the Debt Commitment Letter and/or the Financing Agreements and the consummation of the Debt Financing by the Purchaser does not and the performance of the Debt Commitment Letter and/or the Financing Agreements shall not, (i) conflict with or violate any provision of the Purchaser’s Governing Documents or (ii) require any consent, approval, amendment or other modification to Purchaser’s existing revolving facility, existing senior unsecured notes and indebtedness of the Purchaser or any guarantor in a committed or outstanding principal amount in excess of $100,000,000, each after giving pro forma effect to the Proposed Transactions.

Section 5.6                              Solvency. Neither the Purchaser nor Merger Sub is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company.  Each of the Purchaser and Merger Sub is Solvent as of the date of this Agreement.

Assuming (a) that the representations and warranties set forth in Article IV are true and correct as of the date hereof and as if given on the Closing Date (disregarding for these purposes any references to “Company Material Adverse Effect”, “materiality” or similar qualification contained in such representations and warranties) and (b) the satisfaction of the conditions in Section 7.1 and Section 7.2, the Surviving Company, shall, after giving effect to the Proposed Transaction, including the payment of the aggregate Closing Total Consideration, the payment of all other amounts required to be paid in connection with the consummation of the Proposed Transaction and the payment of all related fees and expenses, be Solvent at the Closing.  As used in this Section 5.6, the term “Solvent” means, with respect to any Person on a particular date, that on such date, (a) the sum of the assets, at a fair valuation of the Purchaser (and, after the Closing, the Surviving Company) (on a consolidated basis) and each of them (on a stand-alone basis) shall exceed their debts, (b) each of the Purchaser (and, after the Closing, the Surviving Company) (on a consolidated basis) and each of them (on a stand-alone basis) has not incurred and does not intend to incur and does not believe that it shall incur, debts beyond its ability to pay such debts as such debts mature and (c) each of the Purchaser (and, after the Closing, the Surviving Company) (on a consolidated basis) and each of them (on a stand-alone basis) has sufficient capital and liquidity with which to conduct its business at the Closing.  For purposes of this Section 5.6, “debt” means any liability on a claim and “claim” means any (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 5.7                              No Ownership of Company Units. Except for 445,501 Company Units owned by an Affiliate of the Purchaser, neither the Purchaser nor Merger Sub owns any amount of Company Units that would cause a Takeover Statute to apply to this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 5.8                              Ownership; No Prior Activities and Agreements.  Merger Sub is a Subsidiary of the Purchaser and the Purchaser owns beneficially and of record all of the outstanding capital stock of Merger Sub.  Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby, neither the Purchaser nor Merger Sub has incurred any liability or engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

Section 5.9                              No Vote Required.  No vote of the holders of any class or series of capital stock of the Purchaser is necessary to approve this Agreement or to consummate the Proposed Transaction. The Purchaser shall deliver, promptly following the execution and delivery of this Agreement (but in no event more than six (6) hours after such execution and delivery), evidence of Mott’s LLP causing Merger Sub to approve and adopt the Merger, this Agreement and the transactions contemplated hereby.

Section 5.10                       Compliance with Applicable Laws.  The Purchaser and Merger Sub are in compliance with all applicable Laws, except for such instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to prevent, materially delay or materially impair the ability of the Purchaser and Merger Sub to perform in all material respects their obligations under this Agreement or to consummate the Proposed Transaction prior to the Outside Date.

Section 5.11                       Brokers and Finders.  Neither the Purchaser, Merger Sub nor any of the Purchaser’s other Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Proposed Transaction for which the Company is or could become liable.

Section 5.12                       Non-Reliance; Investigation.

(a)                                 The Purchaser and Merger Sub acknowledge that they have conducted to their satisfaction, their own independent investigation of the condition, operations and business of the Company and its Subsidiaries and, in making their determination to proceed with the transactions contemplated by this Agreement, the Purchaser and Merger Sub have relied on the results of their own independent investigation (the “Due Diligence Investigation”).

(b)                                 The Purchaser and Merger Sub further represent (each for itself and on behalf of its respective Affiliates and Representatives) that, except for the representations and warranties of the Company expressly set forth in Article IV, (i) none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and in entering into this Agreement, each of the Purchaser and Merger Sub (each for itself and on behalf of its Affiliates and Representatives) expressly acknowledges and agrees that it is not relying on any statement, representation or warranty other than those representations and warranties set forth in Article IV, (ii) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by the Purchaser, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to the Purchaser, Merger Sub or any of their respective Affiliates or Representatives (including, but not limited to, any materials or information (A) made available in the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, (B) contained in any confidential information memorandum or similar materials containing information regarding Company or its business or in any materials made available to the Purchaser and Merger Sub during the course of their Due Diligence Investigation of the Company, or (C) in connection with presentations by the Company’s management) are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is expressly the subject of any express representation or warranty of the Company set forth in Article IV.

Section 5.13                       Disclaimer Regarding Projections.  In connection with the Purchaser’s investigation of the Company, the Purchaser has received from the Company and its respective Affiliates and Representatives and agents certain projections and other forecasts, including, without limitation, projected financial statements, cash flow items, certain business plan information and other data related to the Company.  The Purchaser acknowledges that (a) there are uncertainties inherent in attempting to make such projections, forecasts and plans; (b) the Purchaser is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it; and (c) the Purchaser shall have no claim against anyone with respect to any of the foregoing.

Section 5.14                       No Further Representations.  Notwithstanding anything contained in this Article V or any other provision of this Agreement, it is the explicit intent of each party hereto that the Purchaser and Merger Sub are not making any representation or warranty whatsoever, express or implied, except those representations and warranties set forth in this Article V and in entering into this Agreement, the Company expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including, but not limited to, those which may be contained in any confidential information memorandum or similar materials containing information regarding the Purchaser and Merger Sub or their businesses or in any materials made available to the Company during the course of its due diligence investigation of the Purchaser and Merger Sub, other than those representations and warranties set forth in this Article V.

ARTICLE VI
COVENANTS

Section 6.1                              Conduct of the Business of the Company.

(a)                                 From the date of this Agreement until the Closing Date, except as (i) otherwise contemplated in this Agreement or on the Disclosure Letter; (ii) as required by applicable Law or Material Contract; (iii) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); or (iv) set forth on Section 6.1(a) of the Disclosure Letter, the Company shall (A) operate in the ordinary course of business, consistent with past practice (“Ordinary Course of Business”) and (B) without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i)                                     sell, transfer, lease, sublease, license, abandon or otherwise fail to prosecute, allow to lapse, or otherwise dispose of any material properties or assets (including intangible assets) other than in the Ordinary Course of Business;

(ii)                                  (A) commence any claim other than in the Ordinary Course of Business or (B) compromise, settle or grant any release of any claim relating to any pending litigation or arbitration where the amount involved exceeds USD$1,000,000 or involves a restriction upon the operations of the Company; provided that the Company shall not be permitted to compromise, settle or grant any release of any claim where the amount involved is equal to or less than USD$1,000,000 unless such amount is fully paid prior to the Closing or accrued as a current liability as of the Closing;

(iii)                               (A) amend or otherwise modify (including by entering into a new Material Contract with such party or otherwise) any of its Material Contracts in any material respect; (B) terminate (other than allowing expiration according to its scheduled term, including by failing to renew) any Material Contract; (C) enter into any agreement that, if existing on the date of this Agreement, would be a Material Contract; (D) enter into any agreement with a Related Party; or (E) cancel, materially modify, terminate or grant a material waiver or release of any Authorization or other right or claim or give any consent or exercise any material right thereunder;

(iv)                              amend any of the Governing Documents of the Company or any of its Subsidiaries (other than as required under this Agreement);

(v)                                 other than as required by the terms of a Benefit Plan, (A) increase the compensation or benefits payable or to become payable to any employee, Member or officer of the Company or any of its Subsidiaries whose annual base compensation exceeds USD$100,000, (B) increase the compensation or benefits payable or to become payable to any employee of the Company or any of its Subsidiaries whose annual base compensation does not exceed USD$100,000 other than annual increases in base salary or hourly wage in the ordinary course of business consistent with past practice and not exceeding for each such employee a cost-of-living increase equal to the percentage increase in the Bureau of Labor Statistics All Items Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average, 1982-84 = 100, from January 1, 2016 to December 31, 2016, (C) without limiting the generality of the foregoing, make or increase any award of or commitment (whether or not contingent) with respect to any annual bonus or incentive compensation to any employee with respect to the 2017 (or any later) fiscal year (including, without limitation, pursuant to the Management Incentive Plan) or (D) establish, adopt, enter into, terminate or amend any Company Benefit Plan, or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement;

(vi)                              other than repurchases of any Company Units from employees no longer employed by the Company pursuant to a Contract in effect as of the date hereof, repurchase, redeem or otherwise acquire or exchange, directly or indirectly, any Company Units or any securities convertible into any equity interest of the Company or any other equity of the Company  or declare or pay any dividend or make any other distribution in respect of the Company;

(vii)                           enter into any employment contract, independent contractor agreement, or collective bargaining agreement or similar agreement or understanding with any labor organization, labor union, works council, employee association, or other representative of any Company Employees, written or oral, or modify the terms of any existing such contract, agreement, or understanding or make any other change in employment terms for any of its managers, officers or employees;

(viii)                        issue, grant or sell any Company Units, units, stock, other equity interests, options, rights or warrants in the Company (other than pursuant to the acceleration of any existing Restricted Units and the exercise (including the deemed exercise in accordance with its terms) of any existing Company Warrants);

(ix)                              adjust, split, combine or reclassify units, stock or other equity of the Company;

(x)                                 make any capital expenditure in excess of USD$1,000,000, individually or in the aggregate or purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, asset transfers or purchase of any assets, in any Person or otherwise acquire direct or indirect control over any Person;

(xi)                              (A)  incur, guarantee, or assume any Indebtedness (other than any Indebtedness incurred and existing under the Credit Agreement by and between Bai Brands LLC and JPMorgan Chase Bank, N.A., dated as of April 8, 2015 and the First Amendment thereto, dated as of May 4, 2016), or mortgage, (B) fail to pay any creditor any amount owed to such creditor when due, or (C) permit any of the Company’s assets to become subjected to any Encumbrance other than (x) those Encumbrances existing prior to the date of this Agreement which would be removed at or prior to Closing or (y) Permitted Encumbrances;

(xii)                           make, change, or amend any material Tax election or Tax Return, including any election to be subject to the Revised Partnership Tax Audit Procedures, except as required by applicable Law, including by way of an election under Section 301.9100-22T of the Treasury Regulations;

(xiii)                        make any material change to any Tax or accounting method or system of internal accounting control, except as may be appropriate to conform to changes in applicable Law, regulatory accounting requirements or Accounting Principles, as applicable;

(xiv)                       adopt a plan of liquidation or resolution providing for the liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xv)                          (A) delay or postpone the payment of accounts payable or other liabilities or Indebtedness, in each case, other than in the Ordinary Course of Business, or (B) write down or write up (or failure to write down or write up in accordance with GAAP consistent with past practice) of the value of any inventories or accounts receivables or revaluation of any of their respective assets other than in the Ordinary Course of Business and in accordance with GAAP;

(xvi)                       (A) other than in the Ordinary Course of Business, amend or modify the pricing of any of the Company’s products or (B) create, modify or distribute any new product innovations not currently marketed by the Company;

(xvii)                    materially change its customary methods of operations, including practices and policies relating to manufacturing, purchasing inventory, marketing, selling and pricing (including granting, modifying or terminating any incentives (including coupon, discount, allowance, rebate, bill-back, price concession or advertising fund payment activities or programs and the like) or pricing allowances (including slotting allowances, retailer or distributor ads, store display allowances and similar items) other than incentives or pricing allowances to customers, distributors or brokers that are in effect or otherwise outstanding as of the date of this Agreement);

(xviii)                 not taken, or permitted any officer, employee, broker or other representative to take any action (1)(a) designed to accelerate the timing of sales or of invoicing therefore, (b) to provide to any distributors or customers any price changes or allowances (including discounts, commissions, fees, coupons, rebates, bill-backs, sponsorship or advertising fund payments, slotting fees) or other terms (including payment or shipping terms) materially differing from the terms customarily offered, or (c) to pay or agree to pay any deductions, refunds or claims from distributors or customers materially differing from the terms customarily offered and (2) where any of such actions specified in clause (1) will reasonably be expected to negatively impact performance in subsequent periods;

(xix)                       fail to maintain in full force and effect or failure to use reasonable best efforts to replace or renew the Company’s material insurance policies; or

(xx)                          authorize any of or commit or agree to take any of, the foregoing actions.

Section 6.2                              Further Assurances. At any time after the Closing, each party hereto shall execute and deliver or shall cause to be executed and delivered, such documents and other instruments as may be reasonably requested by another party hereto that is required for such requesting party to satisfy its obligations under this Agreement.

Section 6.3                              Filings; Reasonable Cooperation.

(a)                                 Each of the Company and the Purchaser agree to use its reasonable best efforts to take or cause to be taken, all actions and to do or cause to be done, all things necessary under applicable antitrust, competition or similar laws and regulations to consummate and make effective the Proposed Transaction, which actions shall include furnishing all information and documents required by applicable Law in connection with approvals of or filings with any Governmental Authority with regulatory jurisdiction over enforcement of any applicable antitrust laws (“Governmental Antitrust Authority”). Such actions shall include, with regards to the HSR Act and similar Laws, each of the Company and the Purchaser shall, as soon as reasonably practical following the execution and delivery of this Agreement, and, in any event, on or prior to the tenth (10th) Business Day following the date of this Agreement, file a Notification and Report Form and related material with the FTC and the Antitrust Division of the Department of Justice.

(b)                                 In connection with and without limiting the efforts referenced in Section 6.3(a), each of the Company and the Purchaser shall (i) furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and applicable Law or required by the FTC, Antitrust Division of the Department of Justice or any other Governmental Antitrust Authority, (ii) permit the other party to review any filing or submission prior to forwarding to the FTC, Antitrust Division of the Department of Justice or any Governmental Antitrust Authority and accept any reasonable comments made by that other party and (iii) request early termination under the waiting period of the HSR Act and take all other actions reasonably necessary, consistent with this Section 6.3, to cause, as soon as reasonably possible (and in any event, not later than the Outside Date), the expiration or termination of the applicable waiting period under the HSR Act and the occurrence of the Closing. The Company, on the one hand and the Purchaser, on the other hand, shall keep each other apprised of the status of any communications with and any inquiries or requests for additional information from, the FTC, the Antitrust Division of the Department of Justice or any other Governmental Antitrust Authorities or, in connection with any proceeding by a private party, any other Person and shall comply as promptly as practicable with any such inquiry or request. Each of the Company and the Purchaser agree not to participate in any substantive meeting or discussion, either in person or by telephone, with the FTC, the Antitrust Division of the Department of Justice or any other Governmental Antitrust Authority or, in connection with any proceeding by a private party, any other Person, in connection with the Proposed Transaction, unless it consults with the respective other party in advance and, to the extent not prohibited by such governmental entity, gives the respective other party the opportunity to attend and participate. The Purchaser shall be responsible for the payment of all filing fees or other disbursements to the applicable Governmental Authorities in connection with obtaining any approvals or making the notifications or filings required for the purposes of satisfying the conditions set forth in Article VII (including, without limitation, document translation fees or third party expert fees but not including the costs of each party’s own legal advisors). Notwithstanding anything to the contrary contained herein, the Company shall not be required to propose, commit to or effect any action pursuant to this Section 6.3 that is not conditioned upon the consummation of the Proposed Transaction.

(c)                                  In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by the FTC, the Antitrust Division of the Department of Justice or any other Governmental Antitrust Authority or private party challenging the Proposed Transaction, each of the Company and the Purchaser shall cooperate in all respects with each other and use its respective reasonable best efforts to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Proposed Transaction; provided, however, that no party shall make any offer, acceptance or counter-offer to or otherwise engage in discussions with, the FTC, the Antitrust Division of the Department of Justice or any other Governmental Antitrust Authority with respect to any proposed settlement, consent decree, commitment or remedy or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested or agreed to by the other parties, which agreement shall not be unreasonably withheld, delayed or conditioned. Each party shall use its reasonable best efforts to provide full and effective support to the other parties in all material respects in all such negotiations and discussions to the extent reasonably requested by any such other party.

(d)                                 Notwithstanding anything to the contrary contained herein and in furtherance and not in limitation of the obligations set forth in this Section 6.3, the Purchaser agrees (on behalf of itself, Merger Sub and any of its Affiliates or Subsidiaries) to take or cause to be taken any and all actions necessary, proper or advisable to avoid, eliminate and resolve any and all impediments under the HSR Act, any antitrust Law or trade regulation Law that may be asserted by the FTC, the Antitrust Division of the Department of Justice or any other Governmental Authority or any other Person with respect to the Proposed Transaction and to obtain all consents, approvals and waivers under any applicable antitrust law that may be required by the FTC, the Antitrust Division of the Department of Justice or any other Governmental Antitrust Authority to enable the parties to close the Proposed Transaction as promptly as practicable, including (i) proposing, negotiating, committing to and/or effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, transfer, license, disposition or hold separate (through the establishment of a trust or otherwise) of such assets, properties, or businesses of the Purchaser or Merger Sub (or any of their Affiliates or Subsidiaries) or of the assets, properties or businesses to be acquired pursuant to this Agreement as are required to be divested in order to avoid the entry of any decree, judgment, injunction (permanent or preliminary) or any other order that would make the Proposed Transaction unlawful or would otherwise materially delay or prevent the consummation of the Proposed Transaction, (ii) terminating, modifying or assigning existing relationships, Contracts or obligations of the Purchaser or Merger Sub (or any of their Affiliates or Subsidiaries) or those relating to any assets, properties or businesses to be acquired pursuant to this Agreement, (iii) changing or modifying any course of conduct regarding future operations of the Purchaser or Merger Sub (or any of their Affiliates or Subsidiaries) or the assets, properties or businesses to be acquired pursuant to this Agreement, or (iv) otherwise taking or committing to take any other action that would limit the Purchaser’s or Merger Sub’s (or any of their Affiliates’ or Subsidiaries’) freedom of action with respect to, or their ability to retain, one or more of their respective operations, divisions, businesses, product lines, customers, assets or rights or interests, or their freedom of action with respect to the assets, properties or businesses to be acquired pursuant to this Agreement. The Purchaser and Merger Sub, at their sole cost and expense, will timely comply with all restrictions and conditions, if any, specified, requested or imposed by the FTC, the Antitrust Division of the Department of Justice or any other Governmental Antitrust Authority as a requirement for granting any necessary clearance or approval or terminating any applicable waiting period.

(e)                                  The Purchaser shall not, without the prior, written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), withdraw or refile Notification and Report Form that it files pursuant to the HSR Act.

Section 6.4                              Solicitation. The Company agrees that following the date of this Agreement, until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall not, and shall use its commercially reasonably efforts to cause its respective managers, directors, officers, Affiliates or Representatives not to, directly or indirectly, solicit, initiate, consider, facilitate, encourage or accept or furnish to any other Person any information with respect to, any other proposals from any Person relating to any acquisition or purchase of all or any of the Company Units or all or any material amount of the assets of the Company (other than the sale of inventory in the Ordinary Course of Business). The Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person conducted heretofore with respect to any of the foregoing and shall provide prompt written notice to the Purchaser of any solicitations, discussions, conversations, negotiations and other communications with any Person, arising after the execution and delivery of this Agreement, relating to any acquisition or purchase of all or any of the Company Units or all or substantially all of the assets of the Company (other than the sale of inventory in the Ordinary Course of Business), including copies of any written communications related thereto. At the request of the Purchaser, the Company shall request that any Person provided with confidential information related to the Company or its business in connection with a proposal related to any acquisition or purchase of all or any of the Company Units or all or substantially all of the assets of the Company, shall request such Person to return or destroy such confidential information.

Section 6.5                              Confidentiality. The parties hereto acknowledge and agree that following the date of this Agreement, regardless of whether this Agreement is terminated, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. In furtherance of the foregoing, subject to Section 11.1, each of the Company, the Purchaser and Merger Sub agree not to, directly or indirectly, issue or make any statement or communication to any third party (other than its legal, accounting, and financial advisors that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby (including the terms of this Agreement, the Closing Total Consideration, any claim or dispute arising out of or related to this Agreement, or the interpretation, making, performance, breach or termination hereof and the reasons therefor) without the consent of the other parties hereto; provided, however, any party may make any public disclosure it believes in good faith (after consultation with outside legal counsel) is required by applicable Law or pursuant to any listing agreement with or the listing rules of any national securities exchange or stock or trading market, including filing a copy of this Agreement (in any such case the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing including advance copies of any such proposed disclosure, and the disclosing party shall reasonably consider comments made with respect thereto by such other party or its Representatives).

Section 6.6                              Employees and Employee Benefits.

(a)                                 For a period of at least twelve (12) months following the Closing Date (or if shorter, during the period of employment), the Purchaser shall provide each employee of the Company or any of its Subsidiaries who is employed as of immediately prior to the Closing (each a “Company Employee” and, collectively, the “Company Employees”), for such time within such twelve (12) month period as the Company Employee remains employed by the Purchaser, the Company or any of their Affiliates, with (i) a base salary or hourly base wage rate and a cash bonus opportunity that are, in the aggregate with respect to each such Company Employee, at least equal to the base salary or hourly wage rate and cash bonus opportunity provided to the Company Employee immediately prior to the Closing and (ii) other employee benefits that are, in the aggregate with respect to each such Company Employee, no less favorable than the employee benefits provided to the Company Employee immediately prior to the Closing. For the avoidance of doubt, nothing in this Section 6.6(a) shall limit the right of the Company, the Purchaser or their affiliates, and the Company, the Purchaser or their affiliates (as applicable) shall have the right, terminate the employment of any Company Employee for any reason following the Closing.

(b)                                 The Company shall not take any action prior to the Closing that would require the Purchaser and its Affiliates (including, following the Closing, the Company and its Subsidiaries) to pay to any Company Employee (pursuant to the terms of an applicable Benefit Plan or otherwise) any annual cash bonus or other cash incentive compensation with respect to the 2017 fiscal year (“2017 Bonuses”) that exceeds the aggregate amount of all annual cash bonus or other cash incentive compensation actually paid, including the employer’s portion of any employment Taxes, to such Company Employee with respect to the 2016 fiscal year (“2016 Bonuses”), and to the extent that the Company takes any such action prior to the Closing, the actual amount of any such excess bonus payment that is actually paid (less the value of any corresponding deduction for Taxes as determined by Purchaser in good faith after consultation with the Member Representative) shall be deemed to be a Transaction Expense. Notwithstanding anything set forth in this Agreement to the contrary, the Company may, prior to the Closing with the prior written consent of the Purchaser, (i) set annual bonus target amounts for Company Employees relating to 2017 Bonuses that are no greater than the annual bonus target amounts set for such Company Employees in respect of 2016 Bonuses (or for any newly hired Company Employee not eligible for a 2016 Bonus, in an amount no greater than that set for similarly situated Company Employees) and (ii) set performance goals relating to 2017 Bonuses that are substantially similar to the performance goals set with respect to 2016 Bonuses, and to the extent that the achievement of such performance goals, as determined by the Purchaser, results in 2017 Bonuses that exceed 2016 Bonuses with respect to any Company Employee, such excess amount shall not be deemed to be a Transaction Expense.

(c)                                  The Purchaser shall provide each Company Employee with full credit for such Company Employee’s service with the Company and its Subsidiaries and their respective predecessors prior to the Closing for all purposes, including for purposes of eligibility, vesting and determination of the level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan) under any benefit plan sponsored or maintained by the Purchaser or any of its Affiliates in which such Company Employee is eligible to participate on or following the Closing Date (each, a “Purchaser Plan”); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. With respect to each Purchaser Plan that is a health or welfare plan, the Purchaser shall, and shall cause its Affiliates to, (i) waive any limitation on health and welfare coverage of such Company Employees due to pre-existing conditions, waiting periods, active employment requirements and requirements to show evidence of good health and (ii) credit each such Company Employee with all deductible payments, co-payments and co-insurance paid by such Company Employee under any Benefit Plan prior to the Closing during the year in which the Closing occurs for the purpose of determining the extent to which any such Company Employee has satisfied any applicable deductible and whether such Company Employee has reached the out-of-pocket maximum for such year.

(d)                                 Nothing in this Section 6.6 shall be treated as an amendment of, or undertaking to amend, any Benefit Plan or any other benefit plan, program, agreement or arrangement. The provisions of this Section 6.6 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.6, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right in any employee or beneficiary thereof or other Person under a Benefit Plan that such employee or beneficiary or other Person would not otherwise have under the terms of that Benefit Plan.

Section 6.7                              Access to Properties, Notification; Books and Records.

(a)                                 From the date of this Agreement until the earlier of termination of this Agreement or the Closing, the Company shall give the Purchaser reasonable access, during normal business hours and after reasonable advance written notice, to all properties, books, records and key management personnel of or pertaining to the Company as the Purchaser may reasonably request; provided, however, that (a) the foregoing shall not either (i) materially interfere with the day-to-day operations of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries or (ii) include any sampling or testing for or regarding any environmental matters without the Company’s prior written consent, such consent not to be unreasonably withheld or delayed, and (b) the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (iii) access would result in the disclosure of any trade secrets of third Persons or (iv) such documents or information are reasonably pertinent to any adverse legal proceeding between the Company and its Affiliates, on the one hand, and the Purchaser and its Affiliates, on the other hand. Except as otherwise expressly provided in Section 6.19(d) of this Agreement, nothing in this Section 6.7 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. Any information disclosed shall be subject to the provisions of the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern. The parties acknowledge and agree that the Company may designate any competitively sensitive information made available to the Purchaser under this Agreement as “outside counsel only” and such information shall be given only to the outside counsel of the Purchaser and may not be shared with the Purchaser, Merger Sub, or any of its Subsidiaries or any of their respective Representatives (other than such outside counsel) prior to the Closing. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of the Company, such consent not to be unreasonably withheld or delayed, the Purchaser shall not, and shall cause its officers, employees and representatives not to (except in the ordinary course of business, consistent with past practice), contact any supplier, customer, independent contractor, landlord, lessor, bank, any person with whom the Company or any Subsidiaries of the Company have or have had a business relationship or other lender or Representative of or to the Company or any Subsidiaries

of the Company with respect to the Company, any Subsidiaries of the Company or the transactions contemplated by this Agreement.

(b)                                 From the date of this Agreement until the earlier of termination of this Agreement or the Closing, the Company shall provide the Purchaser with prompt written notice (i) in the event of the happening of any fact, event, or occurrence which has a Company Material Adverse Effect, or causes a material breach of, or an inaccuracy in, any of the representations and warranties set forth in Article IV of this Agreement if such fact, event or occurrence existed on the date of this Agreement or material breach of any of the Company’s covenants set forth herein or in the Ancillary Agreements and such Company Material Adverse Effect or material breach would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied, (ii) of any notice or other communication from any Person alleging that the consent of such Person is or could be required in connection with the Proposed Transaction and (iii) of any notice or other communication from any Governmental Authority in connection with the Proposed Transaction; provided, that the delivery of any notice pursuant to this Section 6.7(b) shall not (x) modify, diminish or in any other way affect the Purchaser’s remedies (including its right to indemnification), or prevent or cure any inaccuracies in, misrepresentations or breaches of representations or warranties, or breaches of covenants made by Company in this Agreement or waive any conditions to Closing set forth herein or (y) be deemed to amend, modify or supplement the Disclosure Letter or constitute an exception to any representation or warranty made by the Company in Article IV of this Agreement; provided, further that, the failure of the Company to comply with this Section 6.7(b) shall not be given any effect for purposes of determining whether the conditions set forth in Section 7.1 or Section 7.2 have been satisfied or subjecting the Company or the Members to liability for breach following termination of this Agreement or the Closing.

(c)                                  From the date of this Agreement until the earlier of termination of this Agreement or the Closing, the Purchaser and Merger Sub shall provide the Company with prompt written notice (i) in the event of the happening of any fact, event, or occurrence which (A) has a material adverse effect on the Purchaser or Merger Sub, or causes a material breach of, or an inaccuracy in, any of the representations and warranties set forth in Article V of this Agreement if such fact, event or occurrence existed on the date of this Agreement or material breach of any of the Purchaser’s or Merger Sub’s covenants set forth herein or in the Ancillary Agreements and such material adverse effect or material breach would reasonably be expected to cause the conditions set forth in Article VII not to be satisfied or (B) would reasonably be expected to result in a material breach of the Debt Commitment Letter or would otherwise be reasonably expected to materially delay or prevent the consummation of the Debt Financing or the Proposed Transaction, (ii) of any notice or other communication from any Person alleging that the consent of such Person is or could be required in connection with the Proposed Transaction and (iii) of any notice or other communication from any Governmental Authority in connection with the Proposed Transaction; provided, that the delivery of any notice pursuant to this Section 6.7(c) shall not (x) modify, diminish or in any other way affect the Company’s or the Member Representatives remedies (including their respective right to indemnification), or prevent or cure any inaccuracies in, misrepresentations or breaches of representations or warranties, or breaches of covenants made by the Purchaser in Article V of this Agreement or waive any conditions to Closing set forth herein or (y) be deemed to amend, modify or supplement the Purchaser Disclosure Letter or constitute an exception to any representation or warranty made by the Purchaser in this Agreement; provided, further that, the failure of the Purchaser or Merger Sub to comply with this Section 6.7(c) shall not be given any effect for purposes of determining whether the conditions set forth in Section 7.1 or Section 7.2 have been satisfied or subjecting the Purchaser or Merger Sub to liability for breach following termination of this Agreement or the Closing.

(d)                                 The Company shall use reasonably best efforts to deliver to the Purchaser as soon as practicable and in any event within fifteen (15) Business Days after the end of each month following the date of this Agreement, complete and correct copies of unaudited consolidated financial statements consisting of the consolidated balance sheet of the Company and the related statements of income, member equity and cash flow for the period beginning from the beginning of the then current fiscal year to the end of such fiscal month (and in the case of any month that is the end of a fiscal quarter, such financial statements shall also be prepared on a quarterly basis). Such financial statements shall be accompanied by a certification by the chief financial officer that (i) such financial statements have been prepared from the books, records and accounts of the Company and in accordance with the Accounting Principles applied on a consistent basis for the periods covered thereby and (ii) present fairly in all material respects the financial condition of the Company and its Subsidiaries’ as of such dates and the results of operations of the Company and its Subsidiaries’ for such periods; provided, however, that such financial statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

Section 6.8                              Managers, Directors and Officers. To the extent specifically requested in writing by the Purchaser to the Company on or prior to the date that is fifteen (15) days prior to the anticipated Closing Date, the Company shall request that the managers, directors and officers of the Company and its Subsidiaries specified in such request execute a letter of resignation in the form set forth in Exhibit B, which form shall include customary confidentiality and release provisions.

Section 6.9                              No Control of the Company’s Business. Nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.10                       Purchaser Interim Covenants. From the date of this Agreement until the Closing Date, except as (i) otherwise contemplated in this Agreement or (ii) set forth on Section 6.10 of the Purchaser Disclosure Letter, the Purchaser shall and shall cause is Subsidiaries to, (x) provide the Company with prompt written notice of any litigation initiated by or against the Purchaser and Merger Sub, of which the Purchaser has notice and which relates to the Proposed Transaction or the ability of the Purchaser and Merger Sub to proceed to Closing and (y) without the prior written consent of the Company, not do any of the following:

(a)                                 acquire by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of or by any other manner, any business, corporation, partnership, association or other business organization or division thereof if the entering into of a definitive agreement relating to or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of or material increase the risk of not obtaining, any authorization, consent order, declaration or approval of any Governmental Antitrust Authority necessary to consummate the Proposed Transaction or the expiration or termination of any applicable waiting period or (ii) materially delay or prevent the consummation of the Proposed Transaction;

(b)                                 take any action or fail to take any action that is intended to delay or prevent the Closing; or

(c)                                  take or agree in writing or otherwise to take any of the actions precluded by the foregoing provisions of this Section 6.10.

Section 6.11                       Repayment of Specified Indebtedness The Company shall deliver or cause to be delivered, prior to the Closing, payoff letters in form and substance reasonably satisfactory to the Purchaser from each lender, creditor, noteholder or other counterparty to which the Specified Indebtedness is owing, in each case (i) that sets forth the amount to be paid on or prior to the Closing Date, together with wire transfer instructions and (ii) evidencing that the payment of such amount would result in the full repayment, satisfaction, release and discharge of all current and future obligations of the Company (and, in the case of hedging, swap or similar agreements, the complete unwind and settlement of such arrangements) in respect of such item and of all current and future Encumbrances relating to such item.

Section 6.12                       Termination of Related Party Agreements. The Company shall cause all Contracts between any Related Party, on the one hand and the Company, on the other hand, that are set forth on Section 6.12 of the Disclosure Letter to be settled or terminated prior to the Closing.

Section 6.13                       Manager, Director and Officer Indemnification.

(a)                                 Prior to the Closing the Company shall obtain fully-paid six-year “tail” insurance policies (the “D&O Tail”) with respect to directors’ and officers’ liability insurance of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date hereof by the Company, and with such other terms as are no less favorable in the aggregate than those in the current policies and which are reasonably acceptable to the Purchaser. Except as provided in this Section 6.13, neither the Purchaser nor the Surviving Company nor any other party shall have any further obligation to purchase or pay for any directors’ and officers’ liability insurance or provide any directors’ and officers’ liability indemnification after the Closing.

(b)                                 If the Closing occurs, the Purchaser and the Surviving Company agree that all rights to indemnification and all limitations on liability existing in favor of any person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Closing will be serving as a manager, director, officer or employee of the Company or, at the request or for the benefit of the Company, as a manager, director, trustee, officer or employee of any other entity or Subsidiary or any benefit plan maintained by the Company or any of its Subsidiaries (collectively, the “D&O Indemnified Parties”) as provided in the Governing Documents or any contracts of the Company or its Subsidiaries shall, with respect to any claim or action arising, as of, or prior to, the Closing, survive the consummation of the Proposed Transaction and continue in full force and effect and be honored by the Surviving Company or any applicable Subsidiary thereof (collectively, the “D&O Indemnifying Parties”) after the Closing in accordance with their terms. The obligations of the D&O Indemnifying Parties under this Section 6.13 shall only apply to claims or events occurring, as of, or prior to, the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.13 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Party to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13). If the Closing occurs, the D&O Indemnifying Parties shall pay all expenses to any D&O Indemnified Party incurred in successfully enforcing the indemnity or other obligations provided for in this Section 6.13.

(c)                                  If any of Purchaser or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other Person of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the Surviving Company, as applicable, assume the obligations set forth in this Section 6.13.

Section 6.14                             Domain Name Assignment. Before the Closing Date, the Company shall take all actions and cause the Founder to take all actions required by the relevant domain name registrar(s) to complete the transfer of all the domain names on Section 4.13(e) of the Disclosure Letter to the Company, including all actions required by the relevant domain name registrar(s) to complete the transfer of any such domain names from the Founder to the Company.

Section 6.15                       Preservation of Records. The Purchaser shall, and shall cause the Surviving Company to, preserve and keep the records held by them relating to the business of the Company in accordance with the Purchaser’s normal document retention policies and shall make such records and personnel available to any Member immediately prior to the Effective Time as may be reasonably required by such party in connection with, among other things, any Tax audits against or governmental investigations of the Members or any of their Affiliates, subject to reasonably acceptable confidentiality provisions.

Section 6.16                       Takeover Statutes. The Company shall and shall cause its Subsidiaries to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Merger or the transactions contemplated by this Agreement and refrain from taking any actions that would cause the applicability of any Takeover Statute to this Agreement, the Merger or the transactions contemplated by this Agreement and (b) if the restrictions of any Takeover Statute become applicable to this Agreement, the Merger or the transactions contemplated by this Agreement, to take all action necessary to ensure that the Merger and the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully eliminate or minimize the effect of such Takeover Statute with respect to this Agreement, the Merger or the transactions contemplated by this Agreement.

Section 6.17                       Assumption of Regulatory Obligations. From and after the Closing Date, Purchaser shall be solely responsible for obtaining and maintaining all approvals, authorizations, consents, licenses, permits or certificates and waivers regarding the business of the Surviving Company and its Subsidiaries, as well as all ongoing regulatory compliance relating thereto.

Section 6.18                       Closing Certificate. The Company shall deliver to Purchaser at or prior to Closing a certificate, duly completed and executed, that complies with the requirements of Section 1.1445-11T(d)(2) of the temporary Treasury Regulations.

Section 6.19                             Financing; Cooperation.

(a)                                 The Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) arrange and obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter (provided that the Purchaser may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities which had not executed the Debt Commitment Letter as of the date hereof, or otherwise so long as such amendment does not (w) reduce the aggregate amount of the committed financing from that contemplated in the Debt Commitment Letter (except to the extent that such reduction does not impair the Purchaser’s ability to pay the amounts due hereunder), (x) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would adversely impact in any material respect the ability of the Purchaser and Merger Sub to obtain the Debt Financing (including by making any such conditions or other contingencies less likely to be satisfied) or (y) amend other terms in the case of this clause (y) in a manner that would otherwise materially adversely impact the ability of the Purchaser to timely consummate the transactions contemplated hereby); (ii) satisfy on a timely basis all conditions applicable to the Purchaser to obtaining the Debt Financing set forth in the Debt Commitment Letter that are within its control (including by paying any commitment, engagement, or placement or other fees that become due and payable under or with respect to any of the Debt Commitment Letters or Financing Agreements); (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter or on other terms reasonably acceptable to the Purchaser; (iv) accept (and comply with) to the fullest extent all “market flex” provisions contemplated by the Debt Commitment Letter and the Financing Agreements; and (v) subject to the satisfaction or waiver of the conditions precedent thereto, consummate the Debt Financing at or prior to the time the Closing is required to occur pursuant to the terms and conditions hereof, to the extent that the proceeds of the Debt Financing are necessary to finance the transactions contemplated hereby. Upon any amendment, supplement or modification of the Debt Commitment Letter in accordance with this Section 6.19(a), the Purchaser shall deliver a copy thereof to the Company and references herein to “Debt Commitment Letter” and “Debt Commitment Letter” shall include such documents as amended, supplemented or modified (with any Fee Letter redacted) in compliance with this Section 6.19(a) and references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letter as amended, supplemented or modified in compliance with this Section 6.19 and the financing contemplated by the Financing Agreements entered into in compliance with this Section 6.19, as applicable. Any breach of the

Debt Commitment Letters or the Financing Agreements by the Purchaser or Merger Sub shall be deemed a breach by the Purchaser of this Section 6.19.

(b)                                 In the event that all or any portion of the Debt Financing becomes or would reasonably be expected to become unavailable on the terms and conditions (including any “flex” provisions) or from the sources contemplated in the Debt Commitment Letter or the Financing Agreements for any reason or any of the Debt Commitment Letter or the Financing Agreements shall be withdrawn, repudiated, terminated or rescinded for any reason, (i) the Purchaser shall promptly so notify the Company and (ii) the Purchaser and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date), and to negotiate and enter into definitive agreements with respect to, alternative financing from the same or alternative sources (the “Alternative Financing”), on terms not less favorable, in any material respect, with respect to conditionality and enforceability, when taken as a whole, than those contained in the Debt Commitment Letter to the Purchaser, Merger Sub and the Company, in an amount sufficient to consummate the transactions contemplated by this Agreement (or replace any unavailable portion of the Debt Financing), and to obtain a new financing commitment letter (including any associated engagement letter and related fee letter) with respect to such Alternative Financing (collectively, the “New Debt Commitment Letter”), copies of which shall be promptly provided to the Company (with customary redactions with respect to the fee letter). In the event any Alternative Financing is obtained and a New Debt Commitment Letter is entered into in accordance with this Section 6.19(b), (i) any reference in this Agreement to “Debt Financing” or the “Financing” shall mean the debt financing contemplated by the Debt Commitment Letter as modified pursuant to clause (ii) below, and (ii) any reference in this Agreement to the “Debt Commitment Letter” (or defined terms that use such phrase) shall be deemed to include the Debt Commitment Letter (and any related Fee Letter) to the extent not superseded by a New Debt Commitment Letter (or related new Fee Letter), as the case may be, at the time in question and any New Debt Commitment Letter (and any related new Fee Letter) to the extent then in effect.

(c)                                  The Purchaser shall (i) furnish the Company drafts (when available) and thereafter complete, correct and executed copies of the Financing Agreements promptly upon their execution and (ii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Debt Financing (or any Alternative Financing). The Purchaser shall give the Company prompt notice (A) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach) related to the Debt Financing of which the Purchaser becomes aware, (B) of the receipt or delivery of any notice or other communication, in each case from any Person with respect to (x) any actual or potential breach of any provisions of the Debt Commitment Letters or Financing Agreements by the Purchaser or Merger Sub, or any default, termination or repudiation by any party to any of Debt Commitment Letter or Financing Agreements or other agreements relating to the Debt Financing or (y) any dispute or disagreement between or among parties to any of the Debt Commitment Letter or Financing Agreements with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing and (C) if at any time for any reason the Purchaser believes that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources, contemplated by any of the Debt Commitment Letter or Financing Agreements

or will be unable to obtain Alternative Financing. The Purchaser shall promptly provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence.

(d)                                 The Company shall, and shall cause its Representatives to, at the Purchaser’s expense, provide to the Purchaser such cooperation reasonably requested by the Purchaser in order for the Purchaser to complete the Debt Financing as of the Closing Date, including:  (i) furnishing the Purchaser and the Debt Financing Sources with audited and interim financial statements and such other pertinent information (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of the Company) as may be reasonably requested in connection with the marketing, syndication and arrangement of, and/or the satisfying of the conditions to, the Debt Financing, provided, that such information shall not include, and the Purchaser shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information; (ii) using reasonable efforts to cause its senior officers to be available, during normal business hours and upon reasonable advance notice, to participate in a reasonable number of meetings, presentations, due diligence sessions and sessions with rating agencies in connection with the Debt Financing; (iii) providing reasonable assistance with the preparation of materials for rating agency presentations, bank information memoranda and similar documents, in each case, including public and private versions of such documents (to the extent applicable) and in connection with the marketing, syndication and arrangement of, and/or the satisfying the conditions to, the Debt Financing; (iv) reasonably cooperating with the due diligence investigation by the Debt Financing Sources to the extent customary and reasonable; (v) reasonably cooperating with the Purchaser’s legal counsel in connection with any legal opinions that such legal counsel may be required to deliver in connection with the Debt Financing and in the preparation of definitive documentation relating to the Debt Financing; (vi) using commercially reasonable efforts to have the Company’s independent accountants provide their reasonable cooperation and assistance; including (A) providing customary auditor consents and customary “comfort” letters (including “negative assurance” comfort) with respect to financial statements and financial information of the Company included in any offering document respecting the Debt Financing and (B) participating in accounting due diligence and offering document drafting sessions; (vii) providing customary authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders; and (viii) promptly, and in any event within five Business Days of a request by the Purchaser, providing all documentation and other information about the Company as is reasonably requested in writing at least five Business Days prior to the Closing Date in connection with the Debt Financing and relating to applicable “know your customer” and anti-money laundering rules and regulations including, without limitation, the USA PATRIOT Act. Notwithstanding anything to the contrary contained in this Agreement, neither the Company nor any of its Subsidiaries shall be required to (A) pay any commitment or other similar fee, (B) incur any liability of any kind (or cause their respective Representatives to incur any liability of any kind) prior to the Effective Time, (C) other than with respect to authorization letters referred to above, enter into any binding agreement or commitment in connection with the Debt Financing (or any Alternative Financing) that is not conditioned on the occurrence of the Effective Time and does not terminate without liability to the Company or any of its Subsidiaries upon termination of this Agreement, (D) take any action that would (1) unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (2) cause any representation or warranty in this Agreement to be breached, (3) cause any director, manager, officer or employee of the Company or any of its Subsidiaries to incur any personal liability, (4) conflict with the Governing Documents of the Company (or similar organizational documents of any of the Subsidiaries of the Company) or any Laws, (5) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its Subsidiaries is a party, (6) require the Company to provide access to or disclose information that the Company determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries or (7) require the Company to prepare separate financial statements for any Subsidiary of the Company or change any fiscal period.  If the Closing does not occur, the Purchaser shall indemnify and defend Company, its Affiliates and their respective stockholders, members, partners, managers, officers, directors, employees, agents and Representatives (the “Section 6.19(d) Indemnitees”) against, and shall hold each of them harmless from, any Losses by the 6.19(d) Indemnitees in connection with the arrangement of the Debt Financing (or any Alternative Financing), any refinancing of indebtedness contemplated by this Agreement and/or any information utilized in connection therewith or the Company’s cooperation with respect thereto, and this indemnification shall survive termination of this Agreement with respect to any indemnity claims of which any Section 6.19(d) Indemnitee (or any of their respective heirs, executors, estates, personal representatives, successors or assigns) provides written notice to the Purchaser within one year of the termination of this Agreement and such obligation shall be binding on all successors or assigns of the Purchaser.  The Purchaser shall, promptly upon request by Company, reimburse the Company for any and all documented out-of-pocket costs and expenses (including attorneys’ fees) incurred by Company in connection with its cooperation or any other actions taken pursuant to this Section 6.19(d).  The Company hereby consents to the reasonable use of the Company’s logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is reasonable and customary for such purposes and is not intended to, or reasonably likely to, harm or disparage the Company or its Affiliates, or their marks, reputation or goodwill or any of their respective products, services, offerings or intellectual property rights and on such other terms and conditions as the Company may reasonably impose. Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.2(c), as it applies to the Company’s obligations under this Section 6.19(d), shall be deemed satisfied if the Company’s breach(es), if any, of its obligations under this Section 6.19(d) (x) did not cause the failure of the Debt Financing to be obtained or (y) does not give rise to the right of the Purchaser to terminate this Agreement pursuant to Section 8.1(c) as a result of any breaches of this Section 6.19(d) by the Company.

(e)                                  It shall be a condition to Closing that the Marketing Period shall have expired.

(f)                                   Neither the Company nor any of its Affiliates, solely in their respective capacities as parties to this Agreement, shall have any rights or claims against any Debt Financing Source in connection with this Agreement or the Debt Financing, whether at law or equity, in contract, in tort or otherwise.  None of the Debt Financing Sources will have any liability to the Company, its Subsidiaries, or their Affiliates relating to or arising out of this Agreement, the Debt Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise.

(g)                                  Notwithstanding anything to the contrary in Section 11.3, the Company acknowledges and agrees that it shall not be entitled to specific performance, nor shall it exercise any Action, to cause the Purchaser to file one or more lawsuits against the Debt Financing Sources to enforce such sources’ obligations thereunder and/or the rights of the Purchaser or any Affiliate of the Purchaser thereunder.

(h)                                 Notwithstanding anything to the contrary in Section 11.2, the Company agrees that the Purchaser may assign its rights and obligations hereunder, in whole or in part, to any Debt Financing Source for collateral security purposes, but such assignment shall not release the Purchaser from its obligations hereunder.

(i)                                     Notwithstanding anything to the contrary in Section 11.11, the Company agrees that the Debt Financing Sources and Debt Financing Providers will be express third-party beneficiaries of this Section 6.19, Section 11.3, Section 11.9, Section 11.11 and Section 11.13 (or any other provision of this Agreement to the extent modification, amendment or waiver of such provision would modify the substance of the foregoing as it applies to any Debt Financing Source or Debt Financing Provider).

Section 6.20                             Member Representative.

(a)                                 Each Member irrevocably appoints, as of the date hereof, the Member Representative, with power of designation and assignment as his, her or its true and lawful attorney-in-fact and agent with full power of substitution, to act solely and exclusively on behalf of, and in the name of, such Member with the full power, without the consent of such Member, to exercise as the Member Representative in its sole discretion deems appropriate, the powers which such Member could exercise under the provisions of this Agreement or the Ancillary Agreements and to take all actions necessary or appropriate in the judgment of the Member Representative in connection with this Agreement and the Ancillary Agreements, which shall include the power and authority to amend, modify, waive or provide consent with respect to, any provision of this Agreement or the Ancillary Agreements and to execute, deliver and accept such waivers and consents and any and all notices, documents, certificates or other papers to be delivered in connection with this Agreement and the Ancillary Agreements and the consummation of the Proposed Transaction as the Member Representative, in its sole discretion, may deem necessary or desirable. Notwithstanding the foregoing, the Member Representative shall have no obligation to act on behalf of the Members, except as expressly provided herein, in the Escrow Agreement and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Member Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule.  In any claim for indemnification in respect of a Member is an Indemnitor or Indemnitee, the Member Representative shall act on behalf of all such Indemnitors or Indemnitees.  The Purchaser and Purchaser Indemnitees or Company Indemnitors, if applicable, will be entitled to rely exclusively upon any notices and other acts of the Member Representative as being legally binding acts of each Member individually and the Members collectively.  The appointment, each power of attorney granted by each Member to the Member Representative and the other powers, immunities and rights to indemnification granted to the Representative Group hereunder shall be (i) deemed coupled with an interest and all authority conferred hereby shall be irrevocable whether by death or incapacity of any such Member or the occurrence of any other event or events and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Member of the whole or any fraction of his, her or its interest in the Escrow Fund.  All actions taken by the Member Representative under this Agreement, the Escrow Agreement or the Representative Engagement Agreement shall be binding upon each Member and such Member’s successors as if expressly confirmed and ratified in writing by such Member, and all defenses which may be available to any Member to contest, negate or disaffirm the action of the Member Representative taken in good faith under this Agreement, the Escrow Agreement or the Member Representative Engagement Agreement are waived.

(b)                                 The Member Representative may resign at any time, and may be removed or replaced by the vote of the Advisory Group and providing prompt written notice to the Purchaser.  The immunities and rights to indemnification shall survive the resignation or removal of the Member Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement. Certain Members have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Member Representative to provide direction to the Member Representative in connection with its services under this Agreement, the Escrow Agreement and the Representative Engagement Agreement (such Members, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”).  Neither the Member Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”), shall be liable to any Member for any action or failure to act in connection with the acceptance or administration of the Member Representative’s responsibilities hereunder, under the Escrow Agreement or under the Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. The Members shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including reasonable and documented fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Member Representative and arising out of or in connection with the acceptance or administration of its duties hereunder, under the Escrow Agreement or under the Representative Engagement Agreement; provided, that in the event it is finally adjudicated that a Representative Expense or any portion thereof was primarily caused by the gross negligence, willful misconduct or bad faith of the Member Representative, the Member Representative will reimburse the Members the amount of such indemnified Representative Expense attributable to such gross negligence, willful misconduct or bad faith. Such Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Escrow Fund otherwise distributable to the Members at the time of distribution, and third, directly from the Members.

(c)                                  The Members acknowledge that the Member Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby.  Furthermore, the Member Representative shall not be required to take any action unless the Member Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Member Representative against the costs, expenses and liabilities which may be incurred by the Member Representative in performing such actions.  The Member Representative shall be entitled to: (i) rely upon the Closing Statement, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Member or other party.

(d)                                 Upon the Closing, Purchaser shall wire to the Member Representative USD$200,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Member Representative in the Expense Fund.  The Member Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct.  The Member Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Members will not receive any interest on the Expense Fund and assign to the Member Representative any such interest. Subject to Advisory Group approval, the Member Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Members from the Escrow Fund otherwise distributable to the Members at the time of distribution.  As soon as reasonably determined by the Member Representative that the Expense Fund is no longer required to be withheld, the Member Representative shall distribute the remaining Expense Fund (if any) to the Escrow Agent for further distribution to the Members to be distributed to the Members based on the percentage of such Member’s portion of the Expense Fund as set forth on the Closing Statement.

(e)                                  Neither the Purchaser nor, following the Closing, the Surviving Company, shall have any liability to, any obligation to indemnify, or pay any costs or expenses of the Member Representative and shall have no obligation to pay or fund the Expense Fund other than the Expense Fund Amount to be paid at the Closing.

Section 6.21                             Representation and Warranty Insurance

(a)                                 The Company agrees that following the date of this Agreement, until the earlier of the termination of this Agreement in accordance with its terms or the Closing, the Company shall use its reasonable best efforts to take or cause to be taken, all actions and to do or cause to be done, all things reasonably necessary to assist the Purchaser, including by making available due diligence material reasonably requested by the Purchaser or its Representatives, in obtaining an insurance policy or policies, to be issued at or prior to the Closing by an insurance carrier selected by the Purchaser (which insurance carrier shall be reasonably acceptable to the Company) in the name and for the benefit of the Purchaser Indemnitees, covering certain potential Losses for which any Purchaser Indemnitee may be entitled to indemnification pursuant Section 9.2, with a policy limit of USD$133,500,000 (the “Policy Limit”) and with retention equal to the USD$93,500,000 (the “R&W Insurance Policy”) and the Company shall pay the cost of the premium and the underwriting fees incurred or to be incurred in connection with procuring the R&W Insurance Policy, provided, that the Company shall in no event be liable for any amount in respect of such fees in excess of USD$3,000,000 and the Purchaser shall be solely liable for any amounts in excess of USD$3,000,000 (such costs and fees, the “R&W Insurance Fees”).

(b)                                 Prior to the Closing, the Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to obtain the R&W Insurance Policy as promptly as reasonably practicable after the date of this Agreement and to satisfy as promptly as practicable thereafter any conditions to the issuance and effectiveness of the R&W Insurance Policy; provided, that, in the event the R&W Insurance Policy is not available on reasonable and customary terms, the Purchaser shall have no obligation to obtain such policy.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                              Mutual Conditions.  The respective obligations of each of the parties are subject to satisfaction or waiver (in whole or in part, to the extent permitted by Law), at or prior to the Closing Date, of each of the following conditions:

(a)                                 the waiting period (or any extension thereof) under the HSR Act shall have expired or been terminated;

(b)                                 there shall not be in effect any Law or Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(c)                                  the Company shall have obtained the Required Approvals.

Section 7.2                              Conditions of the Purchaser.  The obligations of the Purchaser to consummate the Closing shall be further subject to the satisfaction or waiver (in whole or in part, to the extent permitted by Law) at or prior to the Closing, of each of the following conditions:

(a)                                 the Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date);

(b)                                 the representations and warranties of the Company set forth in this Agreement other than the Fundamental Representations (disregarding all qualifications and exceptions contained therein regarding “materiality” or a “Company Material Adverse Effect”) shall be true and correct as of the Closing Date as though made on and as of such date, except where the failure of any such representation or warranty to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, or where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect);

(c)                                  the Company shall have performed in all material respects the obligations and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(d)                                 no Company Material Adverse Effect shall have occurred and be continuing;

(e)                                  the Purchaser shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c), and Section 7.2(d) have been satisfied with respect to the Company;

(f)                                   the Company shall have delivered or caused to be delivered the payoff letters for the Specified Indebtedness required by Section 6.11 (in form and substance reasonably satisfactory to the Purchaser); and

(g)                                  the Company shall have delivered or caused to be delivered, all of the items required by Section 3.1(a).

Section 7.3                              Conditions of the Company.  The obligations of the Company to consummate the Closing contemplated shall be further subject to the satisfaction or waiver (in whole or in part, to the extent permitted by Law) at or prior to the Closing of the following conditions:

(a)                                 the Purchaser and Merger Sub Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date);

(b)                                 the representations and warranties of the Purchaser and Merger Sub set forth in this Agreement other than the Purchaser and Merger Sub Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made on and as of such date, except where the failure of any such representation and warranty to be so true would not, individually or in the aggregate, reasonably be expected to prevent the Purchaser and Merger Sub from consummating the Proposed Transaction or performing their obligations under this Agreement (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct only as of such specific date, except where the failure of such representations and warranties to be so true and correct would not prevent the Purchaser and Merger Sub from consummating the Proposed Transaction or performing their obligations under this Agreement);

(c)                                  each of the Purchaser and Merger Sub shall have performed in all material respects the obligations and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date;

(d)                                 the Company shall have received a certificate of the Purchaser and Merger Sub, certifying that the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) have been satisfied; and

(e)                                  the Purchaser shall have delivered or caused to be delivered, all of the items required by Section 3.1(b).

Section 7.4                              Waiver of Conditions.  The conditions set forth in Section 7.1 may only be waived (to the extent permitted by applicable Law) by written notice from the party waiving such condition. The conditions set forth in Section 7.2 may only be waived (to the extent permitted by applicable Law) by written notice from the Purchaser. The conditions set forth in Section 7.3 may only be waived (to the extent permitted by applicable Law) by written notice from the Company.

Section 7.5                              Notification.  The Company, on the one hand and the Purchaser, on the other hand, shall each notify the other promptly upon becoming aware that any of the conditions set forth in Section 7.1, Section 7.2 or Section 7.3 have been fulfilled.

Section 7.6                              Frustration of Closing Conditions.  None of the Company or the Purchaser or the Merger Sub may rely, either as a basis for not consummating the Proposed Transaction or terminating this Agreement and abandoning the Proposed Transaction, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Proposed Transaction.

ARTICLE VIII
TERMINATION

Section 8.1                              Termination.  This Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)                                 by either the Company or the Purchaser if the Closing has not occurred by the six month anniversary of the date hereof (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or has resulted in, the failure of the Closing to occur by this date;

(b)                                 by either the Company or the Purchaser in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order (which the parties hereto shall use all reasonable efforts to lift), restraining, enjoining or otherwise prohibiting the Proposed Transaction that shall have become final and non-appealable;

(c)                                  by the Purchaser if the Company shall have breached in any material respect any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) would result in any of the conditions in Section 7.2 not being satisfied by the Outside Date, provided, however, that the Purchaser may not terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any representation, warranty of covenant contained in this Agreement;

(d)                                 by the Purchaser if the Company has not delivered to the Purchaser the Founder Approval and the Member Consents evidencing the Required Approvals within six (6) hours after the execution and delivery of this Agreement; provided, however, that the Purchaser’s right to terminate this Agreement pursuant to this Section 8.1(d) will expire on the earlier of (i) the tenth (10th) Business Day following the date on which such right to terminate first arose and (ii) the delivery to the Purchaser of the Founder Approval and the Member Consents evidencing the Required Approvals;

(e)                                  by the Company if either the Purchaser or Merger Sub shall have breached in any material respect any of its representations and warranties, covenants or agreements contained in this Agreement, which breach (i) cannot be cured by the Outside Date and (ii) which would result in any of the conditions in Section 7.3 not being satisfied by the Outside Date, provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if it is then in material breach of any representation, warranty of covenant contained in this Agreement;

(f)                                   by the Company if (i) all conditions in Section 7.1 and Section 7.2 have been satisfied or waived (if permissible) in accordance with the terms of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the date of termination) as of the date of Closing, (ii) the Company has irrevocably confirmed in writing that all conditions in Section 7.3 have been satisfied or waived (if permissible) in accordance with the terms of this Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but each of which is capable of being satisfied at the date of termination) as of the date of Closing, (iii) the Marketing Period has ended, (iv) the Company has irrevocably confirmed by written notice to the Purchaser that it is (and the Company in fact is) ready, willing and able to consummate the Closing during the three (3) Business Day period following the delivery of such written confirmation and (iv) the Purchaser fails to consummate the Closing on the third (3rd) Business Day following the delivery of the notice from the Company described in clause (v) of this Section 8.1(f); or

(g)                                  by the mutual written consent of the Company and the Purchaser.

The party desiring to terminate this Agreement pursuant to this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 11.5, specifying the provision hereof pursuant to which such termination is effected and such notice shall be effective in accordance with Section 11.5.

Section 8.2                              Effect of Termination.

(a)                                 In the event of termination of this Agreement under Section 8.1 by written notice to the other parties, this Agreement shall become void and there shall be no liability on the part of any party to this Agreement except that (a) nothing in this Agreement shall relieve (x) any party to this Agreement from liability for any willful or intentional material breach by such party of the terms and provisions of this Agreement, (y) the Purchaser of any liability for any material breach of its obligations pursuant to Section 6.3 of this Agreement or (z) the Purchaser of any liability or damage to the Company resulting from a failure by the Purchaser to consummate the Proposed Transaction if this Agreement is terminated pursuant to Section 8.1(f) (or is terminated in another manner at a time when the Agreement could have been terminated pursuant to Section 8.1(f)) and (b) Article XI and the agreements of the Purchaser and the Company contained in Section 6.5, this Section 8.2 and the Confidentiality Agreement shall survive termination of the Agreement. For the avoidance of doubt, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of the Purchaser, Merger Sub or the Company, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

(b)                                 Notwithstanding the foregoing, in the event the Agreement is terminated by the Purchaser pursuant to Section 8.1(d) or at a time when the Purchaser could have terminated this Agreement pursuant to Section 8.1(d), then notwithstanding any other provision of this Agreement but without limiting the right of the Purchaser to an injunction, specific performance or other non-monetary equitable relief in accordance with Section 11.3, the Purchaser shall have the right to require the Company to pay, and if so elected, the Company agrees to pay immediately to the Purchaser, as liquidated damages in connection with such termination, an amount equal to USD$40,000,000 by wire transfer of immediately available funds to an account designated by the Purchaser.  The parties acknowledge that (i) the agreements contained in this Section 8.2(b) are an integral part of the transactions contemplated in this Agreement, (ii) the damages resulting from termination of this Agreement under circumstances where such fee is payable are uncertain and incapable of accurate calculation and therefore, such fee payable pursuant to this Section 8.2(b) is not a penalty but rather constitutes liquidated damages in a reasonable amount that will compensate the Purchaser for the efforts and resources expended and opportunities foregone while negotiating this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and (iii) without the agreements contained in this Section 8.2(b), the parties would not have entered into this Agreement.

ARTICLE IX
SURVIVAL; INDEMNIFICATION AND REMEDIES

Section 9.1                                    Survival.

(a)                                 The representations and warranties contained in this Agreement and the Ancillary Agreements, shall survive the Closing for a period of twelve (12) months following the Closing Date.  Following the expiration of the applicable survival period in the immediately preceding sentence, such representations and warranties and any claim for indemnification brought by the Purchaser or the Member Representative, as applicable, on account thereof shall terminate, except for pending Claims and pending Purchaser Claims brought on account thereof prior to the expiration of the applicable survival period, or Claims resulting from instances of fraud (which shall not be subject to the foregoing survival periods).

(b)                                 The covenants and agreements contained in this Agreement and the Ancillary Agreements shall survive the Closing until 60 days following the expiration of any applicable statute of limitations; provided, however, that any covenant or agreement made by the Company, the Purchaser or Merger Sub shall survive the Closing for a period of twelve (12) months following the Closing Date.  Following the expiration of the applicable survival period in the immediately preceding sentence, such covenants and agreements and any claim for indemnification brought by the Purchaser or the Member Representative, as applicable, on account thereof shall terminate, except for pending Claims and pending Purchaser Claims brought on account thereof prior to the expiration of the applicable survival period, or Claims resulting from instances of fraud (which shall not be subject to the foregoing survival periods).

(c)                                  The Specified Indemnities shall survive the Closing for a period of twelve (12) months following the Closing Date.  Following the expiration of the applicable survival period in the immediately preceding sentence, such Specified Indemnities and any claim for indemnification brought by the Purchaser on account thereof shall terminate, except for pending Purchaser Claims brought on account thereof prior to the expiration of the applicable survival period.

Section 9.2                                    Indemnification by the Members(a).

(a)                                 From and after the Closing, subject to the limitations set forth herein (including the provisions of Section 9.1), the Members shall indemnify and defend the Purchaser and its Affiliates (including, after the Closing, the Company) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Purchaser Indemnitees”) against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, liabilities, obligations, actions, suits, proceedings, interest, penalties, Taxes, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Agreement) (collectively, “Losses”) resulting from, arising out of, or incurred by any Purchaser Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by the Company in this Agreement, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to the Purchaser in connection with the transactions contemplated by this Agreement (without regard and without giving effect to, for the purposes of determining the amount of any such Losses, any “materiality”, “Material Adverse Effect” or similar qualification, in each case contained in any such representation or warranty); (ii) any breach by the Company of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements (without regard and without giving effect to, for the purposes of determining the amount of any such Losses, any “materiality”, “Material Adverse Effect” or similar qualification, in each case contained in any such covenant or agreement); (iii) any Transaction Expenses; (iv) any Indebtedness of the Company or any of its Subsidiaries; (v) any Pre-Closing Taxes and any Tax detriment resulting from any election, effective on or before the Closing Date, to treat the Company or Littles, LLC as a corporation for U.S. federal income tax purposes (other than any such election made by or at the direction of the Purchaser or its Affiliates); (vi) any Liability of the Company to the holders of the Company Units related to the allocation of the Closing Total Consideration pursuant to the terms of this Agreement, including any claim by any such holder that is entitled to more than the Per Unit Closing Consideration or that such Person owns or has the right to additional Company Units (including pursuant to the claims set forth on Section 4.3(a) of the Disclosure Letter); and (vii) any Action between the Member Representative and the holders of Company Units or the Paying Agent and the holders of Company Units related to the transactions contemplated in this Agreement (the matters set forth in clauses (iii) through (vii) of this Section 9.2(a) the “Specified Indemnities”).

(b)                                 The Members shall not be liable for any Losses pursuant to Section 9.2(a)(i) (other than Losses related to Fundamental Representations) unless and until the aggregate amount of all Losses incurred by the Purchaser Indemnitees under Section 9.2(a) exceeds USD$8,500,000 (the “Deductible”), in which event the Members shall be liable for all Losses in excess of the Deductible, provided, that Members shall only be liable for any individual Loss or group of related Losses in excess of USD$50,000 and if such amount is not exceeded, none of the Losses with respect to such items or matters shall count towards satisfying the Deductible (such Loss or Losses, a “Qualifying Loss”).  The cumulative indemnification obligations of the Members under Section 9.2(a)(i) (other than Losses related to Fundamental Representations) shall in no event exceed USD$85,000,000 (the “Cap”).  The foregoing limitations shall not apply in the case of willful breach or fraud and shall not limit the indemnification otherwise available under other provisions of Section 9.2(a), provided, however, that other than with respect to instances of fraud (in each case, as determined by a court of competent jurisdiction), no Member shall have any liability under this Agreement or otherwise be responsible for indemnification under this Agreement, including under Section 9.2(a), in excess of a maximum aggregate amount equal to the portion of the Closing Total Consideration actually received by such Member.

(c)                                  The right of any Purchaser Indemnitee to indemnification for any recoverable Losses under this Agreement shall be recovered only as follows; (i) first from the funds then held in the Escrow Fund, if any, (ii) second, following the release or exhaustion of the Escrow Fund, from, and in accordance with the terms and subject to the conditions of the R&W Insurance Policy (and, if applicable, any limitations set forth in the R&W Insurance Policy), to the extent then available and such Losses are recoverable thereunder, and (iii) third, and solely to the extent that (A) Losses have been recovered by the Purchaser Indemnitees under the R&W Insurance Policy in an amount equal to the Policy Limit, (B) the R&W Insurance Policy is not obtained at the Closing or (C) the Losses at issue are not covered by the terms of the R&W Insurance Policy, from the Members, severally and not jointly, to the extent applicable and subject, in each case, to the limitations set forth in this Article IX.

Section 9.3                                    Indemnification by the Purchaser.

(a)                                 From and after the Closing, subject to the limitations set forth herein, the Purchaser shall indemnify and defend the holders of the Company Units and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Company Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Company Indemnitee in connection with, or otherwise with respect to (i) any inaccuracy or breach of any representation or warranty made by the Purchaser in this Agreement, any of the Ancillary Agreements or any certificate or other document furnished or to be furnished to the Company in connection with the transactions contemplated by this Agreement (without regard and without giving effect to, for the purposes of determining the amount of any such Losses, any “materiality”, “Material Adverse Effect” or similar qualification, in each case contained in any such representation or warranty); and (ii) any breach by the Purchaser of any covenant or agreement contained in this Agreement or any of the Ancillary Agreements (without regard and without giving effect to, for the purposes of determining the amount of any such Losses, any “materiality”, “Material Adverse Effect” or similar qualification, in each case contained in any such covenant or agreement).

(b)                                 The Purchaser shall not be liable for any Losses pursuant to Section 9.3(a)(i) unless and until the aggregate amount of all Losses incurred by the Company Indemnitees under Section 9.3(a) exceeds the Deductible provided that the Purchaser shall only be liable for Qualifying Losses.  The cumulative indemnification obligations of the Purchaser under Section 9.3(a)(i) shall in no event exceed the Cap.  The foregoing limitations shall not apply in the case of willful breach or fraud and shall not limit the indemnification otherwise available under other provisions of Section 9.3(a).

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, any claim for indemnification that a Company Indemnitee may have under this Article IX may only be brought by the Member Representative and not by any individual holder of Company Units or former member of the Company.

Section 9.4                                    Limitations on Indemnification Payments.

(a)                                 The Purchaser Indemnitees’ right to indemnification pursuant to Section 9.2(a) on account of any Losses shall be reduced by all insurance proceeds (net of any costs of investigation of the underlying claim and of collection) actually received by the Purchaser Indemnitees.  The Purchaser shall, and shall cause the Purchaser Indemnitees to, use reasonable efforts to claim and recover any Losses suffered by the Purchaser Indemnitees under all such insurance policies.  The Purchaser Indemnitees shall remit to the Member Representative for the benefit of the Members any such insurance proceeds that are paid to the Purchaser Indemnitees with respect to Losses for which the Purchaser Indemnitees have been previously compensated pursuant to Section 9.2(a), but only to the extent that the Purchaser Indemnitees remain fully compensated with respect to all Losses.

(b)                                 The Purchaser Indemnitees’ and Company Indemnitees’ rights to indemnification pursuant to Section 9.2(a) and Section 9.3(a) on account of any Losses shall be reduced by the value of any Tax benefit actually and currently realized by the respective indemnitees by reason of such Loss, as determined in good faith by such Indemnitee, taking into account any offsetting detriment and only taking into account actual and current Tax benefits realized in the year of such Losses.

(c)                                  The Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 9.2(a) for exemplary or punitive damages (except to the extent such damages are actually recovered by a third party against a Purchaser Indemnitee).

(d)                                 The Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 9.2(a) for Losses to the extent that any Purchaser Indemnitee has been compensated therefor pursuant to Section 3.3.

(e)                                  The Purchaser Indemnitees right to indemnification pursuant to Section 9.2(a) on account of any Losses shall be reduced by the amount of any specific reserve or accrual reflected in the Final Closing Statement.

(f)                                   No Purchaser Indemnitee shall be entitled to be compensated more than once for the same Loss.

(g)                                  Each Purchaser Indemnitee shall take commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto.

(h)                                 No Indemnitor shall be liable under this Article IX for any Losses based on or arising out of any inaccuracy in or breach of any of the representations and warranties of such Indemnitor contained in Article IV or Article V of this Agreement if the Indemnitee had actual knowledge of such inaccuracy or breach at or before the date hereof and failed to disclose such inaccuracy or breach to the Indemnitor at or before the date hereof; provided that for the Purchaser to have actual knowledge of an inaccuracy or breach, an executive officer of the Purchaser must have actual knowledge as of the date hereof (i) of the facts underlying such breach as of the date hereof and (ii) that such facts constituted a breach of a specific representation or warranty set forth in this Agreement.

(i)                                     The Purchaser Indemnitees shall not have the right to indemnification under this Agreement for any Losses are based on or relate to Taxes:  (1) resulting from transactions or actions taken by the Purchaser, the Company or any of their respective Affiliates after the Closing outside of the ordinary course of business that are not specifically contemplated by this Agreement; (2) attributable to or arising in any Post-Closing Tax Period or Post-Closing Straddle Period; or (3) that result in whole or in part from the Purchaser’s breach of any of the covenants contained in Article X.

Section 9.5                                    Indemnification Procedures.

(a)                                 Indemnification Procedure for Third Party Claims.   In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article IX (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor of such Third Party Claim; provided that the failure or delay in notifying the Indemnitor of such Third Party Claim will not relieve the Indemnitor of any Liabilities it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim.  The Indemnitee shall have the right, exercisable by written notice to the Indemnitor within twenty (20) days of delivery of the notice of such Third Party Claim, and subject to the consent rights of the applicable insurer under the terms of the R&W Insurance Policy, to defend, conduct and control the defense of the Third Party Claim (“Third Party Defense”) with counsel of its choice (which counsel must be reasonably acceptable to the Indemnitor) at the expense of the Indemnitor; provided, however, that the Indemnitor shall have the right, at its expense, to participate in (but not control) such Third Party Defense.  The Indemnitee shall conduct the Third Party Defense actively and diligently and defend such claim in a manner that is commercially reasonable, and the Indemnitor will provide reasonable cooperation in the Third Party Defense.  The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner and on such terms as it may deem appropriate without the consent of the Indemnitor so long as such settlement includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnitees from all liability in respect of such Third Party Claim from the third party claimant; provided, however, the Indemnitee shall not enter into any settlement with respect to the Third Party Claim without the consent of the Indemnitor (not to be unreasonably withheld or delayed) if the amount of such settlement is more than double the amount then available in the Escrow Fund (without taking into account any other Claims made against amounts in the Escrow Fund); provided further that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor

(not to be unreasonably withheld or delayed) shall not be determinative of the validity of the claim.

(b)                                 Indemnification Procedures for Non-Third Party Claims.  As soon as reasonably practicable after the Indemnitee has actual knowledge of any claim that it has under Section 9.2(a) or Section 9.3(a), as the case may be, that may result in a Loss (a “Claim”), the Indemnitee shall give written notice thereof (a “Claims Notice”) to the Indemnitor.  The Claim Notice shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of or limit the final amount of such Losses) and a description of the basis for such Claim.  The Indemnitor will have 30 days from receipt of such Claim Notice to dispute the Claim (a “Claims Response”).  If the Indemnitor does not give notice to the Indemnitee that it disputes such Claim within 30 days after its receipt of the Claim Notice, the Claim specified in such Claim Notice will be conclusively deemed a Loss subject to indemnification hereunder.  If the Indemnitor delivers a Claim Response within the 30 days after its receipt of the Claim Notice indicating that it disputes one or more of the matters identified in the Claims Notice, then the Purchaser and the Member Representative shall promptly meet and use their reasonable efforts to settle the dispute.  If the Purchaser and the Member Representative are unable to reach agreement within thirty (30) days after the delivery of the Claims Response, then either the Purchaser or the Member Representative may resort to other legal remedies, subject to the limitations set forth in this Article IX.  For all purposes of this Article IX (including those pertaining to disputes under Section 9.5(a) and this Section 9.5(b)), the Purchaser and the Member Representative shall cooperate with and make available to the other party and its respective Representatives all information, records and data, and shall permit reasonable access, during normal business hours and upon advance written notice, to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes.

Section 9.6                                    Interest on Losses.  Any and all Losses hereunder shall bear interest from the date incurred until paid at the “prime rate” as published in The Wall Street Journal, Eastern Edition on the date such Loss was incurred.

Section 9.7                                    Tax Treatment of Indemnification Claims.  Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made hereunder as an adjustment to the consideration payable under this Agreement.

Section 9.8                                    Exclusive Remedy. The Purchaser’s and Merger Sub’s sole and exclusive remedy (a) for a breach of any representation or warranty made by the Company herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by the Company herein or in any document delivered pursuant hereto and required to be performed by the Company, shall, in either case, be limited to (i) prior to the Closing, the Purchaser’s right to terminate this Agreement to the extent permitted pursuant to Article VIII, in which case the Company shall not have any liability except to the extent expressly provided in Section 8.2, (ii) following the Closing, except for those matters resolved pursuant to Section 3.3, the indemnification rights under this Article IX (other than claims of, or causes of action arising from fraud) or (iii) the Purchaser’s right to seek a court to order specific performance of the Company’s obligations pursuant to Section 11.3.

ARTICLE X
TAX MATTERS

Section 10.1                             Transfer Taxes. The Purchaser, on the one hand, and the Member Representative (on behalf of the Members), on the other hand, each shall timely pay, or cause to be timely paid, 50% of all Transfer Taxes incurred in connection with the consummation of the Proposed Transaction.  The Company, the Purchaser and the Member Representative shall cooperate in the filing of any Tax Returns with respect to such Transfer Taxes.

Section 10.2                             Filing of Tax Returns. The Member Representative shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company (including IRS Form 1065) for taxable periods ending on or prior to the Closing Date and the Purchaser shall prepare all other Tax Returns required to be filed by the Company or its Subsidiaries after the Closing Date (including for Straddle Periods)(the Member Representative or the Purchaser, respectively, with respect to any such Tax Return it prepares or causes to be prepared, the “Preparing Party,” and with respect to any such Tax Return prepared by the other party, the “Reviewing Party”).  Any such Tax Return, for a Tax period ending on or before the Closing Date or any Straddle Period, shall be prepared in a manner consistent with past practice and shall not include any election to be subject to the Revised Partnership Tax Audit Procedures, including by way of an election under Section 301.9100-22T of the Treasury Regulations (unless otherwise required by Law).  The Preparing Party shall provide any Tax Return that it prepares or causes to be prepared (together with schedules, statements and, to the extent requested by the Reviewing Party, supporting documentation) to the Reviewing Party at least forty-five (45) days prior to the due date (including extensions) of such Tax Return.  If the Reviewing Party objects to any item on any such Tax Return, it shall, within ten (10) Business Days after delivery of such Tax Return, notify the Preparing Party in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, the Preparing Party and the Reviewing Party shall negotiate in good faith and use their reasonable best efforts to resolve such items.  If the Preparing Party and the Reviewing Party are unable to reach such agreement within ten days after receipt by the Preparing Party of such notice, the disputed items shall be resolved by a nationally recognized accounting firm selected by the Purchaser and reasonably acceptable to the Member Representative (the “Tax Referee”) and any determination by the Tax Referee shall be final.  The Tax Referee shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Tax Referee is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by the Preparing Party and then amended to reflect the Tax Referee’s resolution. The costs, fees and expenses of the Tax Referee shall be borne equally by the Purchaser and the Member Representative (on behalf of the Members).  The parties hereby acknowledge and agree that, except as required by Law, any Tax deductions arising from (1) expenses paid by the Company in connection with consummation of the transactions contemplated by this Agreement; or (2) the payment of any Transaction Expenses or amounts that would constitute Transaction Expenses if unpaid prior to or at the Closing; to the extent permitted by applicable Law, shall be reported as deductible by the Company in any pre-Closing taxable period.

Section 10.3                             Intended Tax Treatment; Allocation of Consideration.

(a)                                 It is the intent of the Purchaser, the Company, its Subsidiaries and each Member that the exchange by the Members of the Company Units for the Merger Consideration be treated as a taxable sale of partnership interests by such Members, and an acquisition of assets of the Company by the Purchaser consistent with Revenue Ruling 99-6.(the intended U.S. federal Income Tax treatment described in this sentence, the “Intended Tax Treatment”), and no such party shall take any action inconsistent with such intent unless required by applicable Law. The parties hereto shall prepare all applicable income Tax Returns and shall take all income Tax positions in a manner consistent with the Intended Tax Treatment unless otherwise required by applicable Law.

(b)                                 The Purchaser shall deliver a proposed allocation of the consideration reflected by the Merger Consideration (together with Liabilities treated as assumed for Tax purposes and other capitalized costs) to the Member Representative not later than one-hundred twenty (120) days after the Closing Date.  If the Member Representative and the Purchaser agree upon such proposed allocation, then such proposed allocation shall become the final allocation (the “Final Allocation”).  If the Member Representative raises any objections in respect of the proposed allocation, then the Member Representative and the Purchaser shall negotiate in good faith to resolve such objections, and if they are able to reach agreement, such resolved allocation shall become the Final Allocation, and the Purchaser, the Company and the Members shall report and file all Tax Returns in all respects and for all purposes consistent with such Final Allocation.  If the Member Representative and the Purchaser are unable to reach agreement, then there shall be no Final Allocation and each of Purchaser and the Member Representative shall be free to allocate consideration as it determines in its discretion.  If there is a Final Allocation, and after the proposed allocation becomes the Final Allocation, any event occurs that will result in an adjustment of the adjusted Merger Consideration (including any indemnity payments pursuant to this Agreement), then the Purchaser and the Representative shall amend the Final Allocation accordingly.

Section 10.4                             Straddle Periods.  In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)                                 in the case of Taxes other than property or similar ad valorem Taxes, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)                                 in the case of property or similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 10.5                             Post-Closing Access. The Purchaser and the Member Representative (on behalf of the Members), respectively, shall provide the Member Representative and the Purchaser, respectively, with such information and records, and make such of its officers, directors, employees and agents available, as may reasonably be requested by the Member Representative and the Purchaser, respectively, in connection with the preparation of any Tax Return or the conduct of any audit or other proceedings or matters relating to Taxes of the Company or its Subsidiaries (or any of its current or prior, direct or indirect members or Subsidiaries).  Subject to Section 9.4, to the extent applicable, the Purchaser and the Member Representative (on behalf of the Members), shall keep the Member Representative and the Purchaser, respectively, informed as to conduct of any audit or other proceeding related to Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period and respond to reasonable inquiries from the Member Representative and the Purchaser, respectively, regarding any such proceeding.

ARTICLE XI
MISCELLANEOUS

Section 11.1                             Announcements.

(a)                                 The parties hereto shall consult with each other before issuing press releases or otherwise making any public statements or communicating with the employees of the Company with respect to this Agreement or the Proposed Transaction and the parties hereto shall not issue any such press release or public statement without the prior approval of the other party (which approval shall not be unreasonably withheld or delayed).

(b)                                 The restriction in Section 11.1(a) shall not apply (i) to the extent the public announcement is required by Law or any Governmental Authority or pursuant to any listing agreement with or the listing rules of any national securities exchange or stock or trading market, including filing a copy of this Agreement; provided, however, that in the case of this clause (b)(i) hereof the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing, including providing advance copies of any such announcement, and the party issuing such announcement shall reasonably consider any comments made by the other party or its Representatives with respect thereto; (ii) in the event of a dispute between the parties relating to the matters set forth in this Agreement; or (iii) to disclosures otherwise expressly permitted hereunder.

Section 11.2                             Assignment.  This Agreement and the rights and obligations hereunder may not be assigned unless (a) such assignment is consented to in writing by both the Purchaser and the Company or (b) the Purchaser assigns its rights, in whole or in part, to a direct or indirect wholly owned Affiliate of the Purchaser, but in the case of clause (b) hereof, no such assignment shall (x) relieve the Purchaser of its obligations under this Agreement, including the obligation to pay the Closing Total Consideration by means of delivery of the cash funds as set forth herein, or (y) be permitted to the extent such assignment increases the amount of withholding permitted to be made pursuant to Section 3.2. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 11.3                             Specific Performance.

(a)                                 Subject to the limitations set forth in Section 6.19(g), the parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Proposed Transaction shall cause irreparable injury to the other parties, for which damages, even if available, shall not be an adequate remedy.  Accordingly, each party hereby consents to the granting of injunctive relief by any court of competent jurisdiction to prevent breaches, or threatened breaches, of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such party’s obligations (including the taking of such actions as are required of such party to consummate the Proposed Transaction), in each case, without proof of actual damages, this being in addition to any other remedy to which any party is entitled under this Agreement.  The parties further agree to waive any requirement for the securing or posting of any bond or other indemnity in connection with any such remedy and that such remedy shall be in addition to any other remedy to which a party is entitled at law or in equity.  The parties further agree that (x) by seeking the remedies provided for in this Section 11.3, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 11.3 are not available or otherwise are not granted and (y) nothing contained in this Section 11.3 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.3 before exercising any termination right under Section 8.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 11.3 or anything contained in this Section 11.3 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

(b)                                 Notwithstanding anything in Section 11.3(a) to the contrary, it is acknowledged and agreed that the Company shall be entitled to obtain specific performance to cause the Purchaser to consummate the Proposed Transaction only in the event that:  (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions are reasonably capable of being satisfied), (ii) the date on which the Purchaser is required to close pursuant to Section 2.2 shall have occurred and the Marketing Period has ended, and (iii) the Debt Financing has been funded in accordance with the terms thereof, or is available for funding in accordance with the terms thereof assuming satisfaction by the Purchaser and Merger Sub of the conditions precedent thereto under their control.

(c)                                  Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any party initiates a legal proceeding to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date will be automatically extended by (A) the amount of time during which such legal proceeding is pending, plus twenty (20) Business Days, or (B) such other time period established by the court presiding over such legal proceeding.

Section 11.4                             Costs and Expenses.  Subject to this Section 11.4 and except as otherwise provided in this Agreement, the Company, on the one hand and the Purchaser, on the other hand, shall each be responsible for their own costs, charges and other expenses incurred in connection with the Proposed Transaction.

Section 11.5                             Notices.

(a)                                 All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via email or telecopy to the parties at the following addresses, emails or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice) provided that notice given by email or telecopy shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 11.5 and (ii) either (A) a duplicate copy of such email or telecopy notice is promptly given by one of the other methods described in this Section 11.5 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or telecopy or any other method described in this Section 11.5; provided that with respect to notices delivered to the Member Representative, such notices must be delivered solely via facsimile transmission or via email:

if to Purchaser or Merger Sub, to:

Dr Pepper Snapple Group, Inc.
5301 Legacy Drive
P.O. Box 869077
Plano, Texas 75024-3109
Attention:	Martin M. Ellen, Executive Vice President and CFO
Email:	martin.ellen@dpsg.com
Telecopy No.:	(972) 673-7879

with a copy (which shall not constitute notice) to:

Dr Pepper Snapple Group, Inc.
5301 Legacy Drive
P.O. Box 869077
Plano, Texas 75024-3109
Attention:	Jim Baldwin, General Counsel
Email:	jim.baldwin@dpsg.com
Telecopy No.:	(972) 673-8130

and

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:	Charles E. Engros, Jr.
Jonathan D. Morris
Email:	charles.engros@morganlewis.com
jonathan.morris@morganlewis.com
Telecopy No.:	(212) 309-6001

if to the Company (prior to the Closing), to:

Bai Brands LLC
1800 East State Street, Suite 153
Hamilton, NJ 08609
Attention:	Gary J. Hacker
Email:	garyhacker@drinkbai.com
Telecopy No.:	(609) 586-0500

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:	Howard L. Ellin
Kyle T. Seifried
Email:	Howard.Ellin@skadden.com
Kyle.Seifried@skadden.com
Telecopy No.:	(917) 777-2438
(917) 777-3457

if to the Member Representative (after to the Closing), to:

Fortis Advisors LLC
Attention: Notice Department
Telecopy No.: (858) 408-1843
Email: notices@fortisrep.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention:	Howard L. Ellin
Kyle T. Seifried
Email:	Howard.Ellin@skadden.com
Kyle.Seifried@skadden.com
Telecopy No.:	(917) 777-2438
(917) 777-3457

(b)                                 Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party may provide notice to the other parties of a change in its address or fax number through a notice given in accordance with this Section 11.5, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 11.5 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (i) specified in such notice; or (ii) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 11.5.

(c)                                  The failure to provide notice in accordance with the required timing, if any, set forth herein shall affect the rights of the party providing such notice only to the extent that such delay actually prejudices the rights of the party receiving such notice.

Section 11.6                             Entire Agreement.  This Agreement and the Confidentiality Agreement and the Ancillary Agreements set forth the entire agreement among the parties in respect of the Merger and supersedes any prior agreement (whether oral or written) relating to the Proposed Transaction among the parties or any of their respective Affiliates and shall supersede all prior agreements and undertakings, written or oral, with respect thereto, other than any Confidentiality Agreement to the extent not in conflict with this Agreement, and shall be interpreted without reference to any prior drafts hereof.  No party or any of its Affiliates shall have any claim or remedy in respect of any statement, representation, warranty or undertaking, made by or on behalf of the other party or any of its Affiliates in relation to the Proposed Transaction which is not expressly set forth in this Agreement.

Section 11.7                             Waivers. No failure or delay by a party in exercising any right or remedy provided by Law or under this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

Section 11.8                             Counterparts. This Agreement may be executed in any number of separate counterparts (including by means of facsimile or portable document format (.pdf)), each of which is an original but all of which taken together shall constitute one and the same instrument.

Section 11.9                             Amendments. Prior to the Effective Time, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of resolution of disputes and other matters arising out of or relating to this Agreement or the Merger between any Members and the Purchaser or the Surviving Company after the Effective Time, it is understood that the Member Representative shall have the authority to bind all of the Members.  No amendment or modification of Section 6.19, Section 11.3, Section 11.11 and Section 11.13, and this Section 11.9, the definitions of “Debt Financing Sources” or “Debt Financing Providers” (or any other provision of this Agreement to the extent modification, amendment or waiver of such provision would modify the substance of the foregoing as it applies to any Debt Financing Source) may be made without the written consent of the Debt Financing Sources.

Section 11.10                      Severability. Each of the provisions of this Agreement is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the Law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

Section 11.11                      Third Party Beneficiaries.  Except as set forth in Section 6.13, Section 6.19(d), Section 6.19(f), Section 6.19(g), Section 6.19(h), Section 6.19(i) or Section 11.14, a Person who is not a party to this Agreement shall have no right to enforce any of its terms and this Agreement is not intended to give any Person other than (a) the parties hereto and their permitted assigns any rights hereunder, (b) prior to the Effective Time, the right of Members to pursue claims for damages (including damages based on loss of the economic benefits of the transaction to Members) and other relief (including equitable relief) for any breach of this Agreement by Purchaser or Merger Sub, whether or not this Agreement has been validly terminated pursuant to Article VIII, which right is hereby expressly acknowledged and agreed by Purchaser and Merger Sub, and (c) from and after the Effective Time, the rights of Members to receive the merger consideration set forth in Article II.  The rights granted pursuant to clause (b) of this Section 11.11 shall only be enforceable on behalf of Members by the Company in its sole and absolute discretion, as agent for the Members, it being understood and agreed that any and all interests in such claims shall attach to such Company Units and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (x) distributed, in whole or in part, by the Company to Members of record as of any date determined by the Company or (y) retained by the Company for the use and benefit of the Company on behalf of the Members in any manner the Company deems fit.

Section 11.12                      Governing Law. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED IN ANY WAY TO THIS AGREEMENT, THE PROPOSED TRANSACTION AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER OR RELATED IN ANY WAY TO THE FOREGOING, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD LEAD TO THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION; PROVIDED, HOWEVER, THE RULLCA SHALL GOVERN WITH RESPECT TO SECTION 2.1, SECTION 2.2 AND SECTION 2.3 AS SET FORTH THEREIN.  THE PARTIES AGREE THAT (A) THE REQUIREMENTS OF 6 DEL. C. § 2708 ARE SATISFIED AND THAT THE STATUTE MANDATES THE APPLICATION OF DELAWARE LAW TO THIS AGREEMENT, THE PROPOSED TRANSACTION AND THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES, (B) NO OTHER JURISDICTION HAS A MATERIALLY GREATER INTEREST IN THE FOREGOING, AND THAT (C) THE APPLICATION OF DELAWARE LAW WOULD NOT BE CONTRARY TO THE FUNDAMENTAL POLICY OF ANY OTHER JURISDICTION THAT, ABSENT THE PARTIES’ CHOICE OF DELAWARE LAW, WOULD HAVE AN INTEREST IN THE FOREGOING.

Section 11.13                      Consent to Jurisdiction. ANY ACTION AGAINST ANY PARTY RELATING TO THE FOREGOING SHALL BE BROUGHT EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY, AND IF THE DELAWARE COURT OF CHANCERY REFUSES JURISDICTION OF SUCH ACTION, IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF DELAWARE, AND THE PARTIES HERETO HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS LOCATED WITHIN THE STATE OF DELAWARE OVER ANY SUCH ACTION.  EACH PARTY WAIVES ANY DEFENSE OF

IMPROPER VENUE OR INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO.  ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING BY CERTIFIED OR REGISTERED MAIL OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 11.5.  NOTHING IN THIS SECTION 11.13, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY COURT OF COMPETENT JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.

EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

Notwithstanding anything to the contrary contained in this Agreement, with respect to any action or dispute arising out of, involving or related to the Debt Financing, the Debt Commitment Letter, or the definitive agreements executed in connection therewith or the performance thereof or the performance of services thereunder or related thereto, or involving the Debt Financing Sources and Debt Financing Providers, each of the parties hereto:  (i) agrees that it will not bring or support any Person in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, the Debt Financing or any the Debt Commitment Letter or the performance thereof or the performance of services thereunder or related thereto or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, and such action shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such court, and will not bring or permit any of their Affiliates to bring or support anyone else in bringing any such action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, in any other court and (ii) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against or involving any of the Debt Financing Sources and Debt Financing Providers in any way relating to this Agreement, the Debt Financing Sources and Debt Financing Providers, the Debt Financing or the Debt

Commitment Letter or the performance thereof or the transactions contemplated hereby or thereby shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 11.14                      Privilege; Counsel.

(a)                                 Purchaser, Merger Sub and the Company hereby agree, on their own behalf and on behalf of their managers, directors, members, partners, officers, employees and Affiliates, and each of their successors and assigns (all such parties, the “Waiving Parties”), that Skadden, Arps, Slate, Meagher & Flom LLP (or any successor) (“Skadden”) and Lowenstein Sandler LLP may represent any or all Members of the Company or any manager, director, member, partner, officer, employee or Affiliate of the Members, in each case, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company and/or any of its Subsidiaries, and each of Purchaser, Merger Sub and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto.  Purchaser, Merger Sub and the Company acknowledge that the foregoing provision applies whether or not Skadden or Lowenstein Sandler LLP provides legal services to the Company or any of its Subsidiaries after the Closing Date.

(b)                                 Skadden and Lowenstein Sandler LLP have been engaged by the Company to represent it in connection with the Proposed Transaction.  Each of Purchaser, Merger Sub and the Surviving Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between or among the Company and its Subsidiaries prior to the Closing, the Members and their counsel, including Skadden and Lowenstein Sandler LLP, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (including the Proposed Transaction), or any matter relating to any of the foregoing, are privileged communications between the Members and such counsel (notwithstanding that the Company or any of its Subsidiaries participated or was provided such communications nor that the Company or any of its Subsidiaries is also a client of such counsel) and from and after the Closing neither Purchaser, Merger Sub, the Surviving Company, any Subsidiary of the Surviving Company, nor any Person purporting to act on behalf of or through Purchaser, Merger Sub or the Surviving Company or any of the Waiving Parties, will seek to obtain the same by any process.  From and after the Closing, each of Purchaser, Merger Sub and the Surviving Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication between Skadden or Lowenstein Sandler LLP and the Company, its Subsidiaries or any Member occurring prior to the Closing in connection with this Agreement, any of the agreements contemplated hereby, any of the transactions contemplated hereby (including the Proposed Transaction), or any Post-Closing Representation and the expectation of client confidence belongs to the Company and shall be controlled by the Company and shall not pass to or be claimed by the Purchaser, the Surviving Company or any of their respective Affiliates.

(c)                                  The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the parties have each undertaken reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, the Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the consummation of the Proposed Transaction may result in the inadvertent disclosure of information that may be confidential and/or subject to a claim of privilege. The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential and/or subject to a claim of privilege shall not prejudice or otherwise constitute a waiver of any claim of privilege.  The Purchaser (on its behalf and on behalf of its Affiliates) agrees to use reasonable best efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence.  Notwithstanding the foregoing, in the event that a dispute arises between the Purchaser, the Surviving Company or any of their respective Affiliates and a third party other than a party to this Agreement after the Closing, the Surviving Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden or Lowenstein Sandler LLP to such third party; provided, however, that the Surviving Company may not waive such privilege without the prior written consent of the Member Representative.  Skadden and Lowenstein Sandler LLP shall be third party beneficiaries for purposes of this Section 11.14.

Section 11.15                      Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future manager, director, officer, employee, incorporator, member, partner, unitholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

BAI BRANDS LLC

By:	/s/ Ben Weiss
Name: Ben Weiss
Title: Managing Member and CEO

PURCHASER:

DR PEPPER SNAPPLE GROUP, INC.

By:	/s/ Larry D. Young
Name: Larry D. Young
Title: President and Chief Executive Officer

MERGER SUB:

SUPERFRUIT MERGER SUB, LLC

By:	/s/ James L. Baldwin
Name: James L. Baldwin
Title: Executive Vice President & Secretary

FORTIS ADVSIORS LLC, AS THE MEMBER REPRESENTATIVE:

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A-1

[FORM OF MEMBER CONSENT]

EXHIBIT A-1

FORM OF
BAI BRANDS LLC
ACTION BY WRITTEN CONSENT OF VOTING MEMBERS
IN LIEU OF A MEETING

[DATE]

The undersigned, constituting the members of Bai Brands LLC, a New Jersey limited liability company (the “Company”), holding at least a majority of the votes cast by all Voting Members (as defined in the Operating Agreement) outstanding as of the date hereof and entitled to cast the votes necessary to authorize the following action at a meeting at which all Voting Members entitled to vote were present and voting (the “Signatory Members”), hereby consent, adopt and approve, without the formality of convening a meeting and without prior notice, the following actions and resolutions of the Company by their written consent (the “Written Consent”) in accordance with the provisions of the Sixth Amended and Restated Operating Agreement, dated as of September 12, 2014, as amended (the “Operating Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

Adoption and Approval of the Agreement and Plan of Merger

WHEREAS, the Company has entered into an Agreement and Plan of Merger by and among Dr Pepper Snapple Group, Inc., a Delaware corporation (the “Purchaser”), Superfruit Merger Sub, LLC, a New Jersey limited liability company (“Merger Sub”), the Company and Fortis Advisors LLC as the Member Representative (the “Member Representative”), attached hereto as Exhibit A (as the same may be amended, supplemented or modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned indirect subsidiary of the Purchaser (the “Merger”).

WHEREAS, the Company has entered into or delivered, or prior to the Closing will enter into or deliver, agreements, undertakings, documents, notices, reports, applications, filings, instruments, or certificates referred to in, or contemplated by, the Merger Agreement (the “Transaction Agreements”).

WHEREAS, the sole Manager of the Company (the “Manager”) has (i) approved and declared the transactions contemplated by the Merger Agreement and the Transaction Agreements, including the Merger, to be advisable, fair to, and in the best interests of the Company and its stockholders (ii) directed that the Company submit the Merger Agreement, the Transaction Agreements and the transactions contemplated thereby, including the Merger, to the Company’s Members for consideration, adoption and approval by written consent and (iii) recommended that the Members vote in favor of the approval and the adoption of the Merger Agreement, the Transaction Agreements and the transactions contemplated thereby, including the Merger and the exercise of the Drag Along Rights.

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of the Merger Agreement, (i) all of the issued and outstanding Company Units, and any equity interests or other rights convertible into Company Units, shall be cancelled and extinguished and automatically converted into the right to receive the consideration pertaining to such units as set forth in the Merger Agreement (the “Merger Consideration”), and (ii) a portion of the consideration otherwise payable by the Purchaser in respect of the Company Units in connection with the Merger shall be placed in escrow by the Purchaser as partial security for the purchase price adjustment and indemnification obligations set forth in the Merger Agreement.

WHEREAS, as an inducement to the willingness of the Purchaser and Merger Sub to enter into the Merger Agreement, the Purchaser and Merger Sub have required that the Specified Members, including the Founder, enter into and deliver this Written Consent within six hours of the execution and delivery of the Merger Agreement.

WHEREAS, in order to induce the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement, each Signatory Member is willing to enter into and deliver this Written Consent intending to be legally bound by the terms hereof.

WHEREAS, pursuant to Section 3.05 of the Operating Agreement (the “Drag Along Rights”), if a minimum of the Voting Members (as defined in the Operating Agreement) holding a majority of the Units (as defined in the Operating Agreement) then outstanding and eligible to vote, including the Founder, approve the sale, transfer or assignment to an independent third party pursuant to which such party acquires more than 50% of the Company’s Voting Units (as defined in the Operating Agreement) (whether such action is effected by merger, consolidation, recapitalization, sale or transfer) or all or substantially all of the Company’s assets (such transaction, a “Sale”), then each Member shall be deemed to have voted for and provided any applicable consent to such Sale.

WHEREAS, the Purchaser has requested the Members exercise the Drag Along Rights and approval is hereby given by the Signatory Members, on behalf of themselves and all of the Company’s other Members, to effect the Merger and exercise the Drag Along Rights.

WHEREAS, the Signatory Members are aware of the material facts related to the Merger and have had an adequate opportunity to ask questions regarding the Merger.

WHEREAS, each of the Signatory Members (i) has been advised to consult with his, her or its own legal, tax and/or financial advisor(s) regarding the consequences to him, her or it of the Merger, the Merger Agreement and the execution of this Written Consent, (ii) acknowledges that to the extent so desired, he, she or it has availed himself, herself or itself of such right and opportunity, (iii) has carefully reviewed the terms of the Merger and the Merger Agreement and deems it to be in the best interests of the Members and the Company to approve the Merger pursuant to and in accordance with the terms agreed upon by the parties thereto, and (iv) is competent to execute this Written Consent free from coercion, duress or undue influence.

2

WHEREAS, in accordance with Section 37 of the New Jersey Revised Uniform Limited Liability Company Act, Section 6.06 of the Operating Agreement and any other applicable law, each Signatory Member, with respect to Company Units held of record by such Signatory Member, does hereby irrevocably consent to adoption of, and does hereby adopt, the following resolutions without a formal meeting and without prior notice.

NOW, THEREFORE BE IT RESOLVED, that the Merger Agreement, the Transaction Agreements, the Merger and the transactions contemplated thereby, including the exercise of the Drag Along Rights, are hereby authorized, adopted and approved.

RESOLVED FURTHER, that the Signatory Members have determined that the Merger Consideration payable to them pursuant to the Merger Agreement is fair and reasonable to the Company and its Members.

RESOLVED FURTHER, that the contribution of a portion of the Merger Consideration to an escrow account by the Purchaser, pursuant to the Merger Agreement, as partial security for the indemnification obligations set forth in the Merger Agreement be, and hereby is, authorized, adopted and approved.

RESOLVED FURTHER, that the Signatory Members hereby acknowledge and agree to be bound by the indemnification obligations contained in Article IX of the Merger Agreement which provides that, following the release or exhaustion of the Merger Consideration held in escrow, the Members will severally and not jointly indemnify and hold harmless the Purchaser Indemnitee to the extent applicable and subject to the limitations set forth in Article IX of the Merger Agreement.

RESOLVED FURTHER, that, consistent with the Merger Agreement, all of the Company Units shall be canceled effective immediately upon the Effective Time in exchange for the payments pursuant to the Merger.

RESOLVED FURTHER, that the execution and delivery of the Merger Agreement by the officers of the Company for and on behalf of the Company be, and hereby are, approved and ratified.

RESOLVED FURTHER, that the officers of the Company be, and hereby are, authorized and directed to do or cause to be done any and all such acts and things as they may deem necessary or desirable for the performance in full of all obligations of the Company under the Merger Agreement.

RESOLVED FURTHER, that any and all prior actions taken by the officers of the Company in connection with the Merger, the Merger Agreement and the Transaction Agreements (including the execution and delivery of the Merger Agreement by the officers of the Company for and on behalf of the Company) including the execution and delivery of the Merger Agreement and the Transaction Agreements, be, and hereby are approved, adopted and ratified.

3

RESOLVED FURTHER, that the officers of the Company be, and hereby are, authorized, directed and empowered to take all such further action and to prepare, execute, deliver, perform and file, as applicable, such documents as may be necessary or advisable, including the filing of the Certificate of Merger (substantially in the form attached to the Merger Agreement) with the New Jersey Department of the Treasury, Division of Revenue & Enterprises, in consultation with legal counsel, to carry out the purposes of the foregoing resolutions and give effect to the Merger, the Merger Agreement, the Transaction Agreements and the transactions contemplated thereby or related thereto.

Waiver of Notice and Member Rights

NOW THEREFORE BE IT RESOLVED, that each Signatory Member hereby waives any and all notice or consent requirements, other than consent requirements to be satisfied by this Written Consent, as well as any right, if applicable, under Section 3.04(b) and Section 3.04(c) of the Operating Agreement, and any right of first refusal, co-sale right and other similar rights, that may be applicable to, or triggered by, the Merger, the Merger Agreement and any of the transactions contemplated therein that are contained in the Operating Agreement, in any contract between the Company and such Signatory Member (including any terminated agreements), or under applicable law.

Approval of the Member Representative

WHEREAS, the Merger Agreement provides that Fortis Advisors LLC shall act as the Member Representative.

WHEREAS, the Manager has approved the submission to the Members of, and has recommended that the Members agree to, the appointment of Fortis Advisors LLC to serve as the Member Representative under the Merger Agreement.

NOW THEREFORE BE IT RESOLVED, that Fortis Advisors LLC be, and hereby is, appointed and approved as the Member Representative solely for purposes of the Merger Agreement and the Ancillary Agreements, and that the Member Representative be, and hereby is, authorized and empowered to act on behalf of the Members to make any decisions, to take all actions and to incur such costs and expenses as required or permitted under the Merger Agreement and the engagement letter entered into between Fortis Advisors LLC, the Company and certain of the Members on or about the date hereof (the “Member Representative Agreement”) and in connection with the transactions contemplated thereby.

RESOLVED FURTHER, that the Signatory Members hereby approve the designation of, and designate, the Member Representative as their agent and attorney-in-fact, and that the Member Representative shall have the power to take any and all actions which the Member Representative believes are necessary or appropriate or in the best interests of the Members, as fully as if each such Member was acting on its, his or her own behalf, with respect to indemnification claims made under Article IX of the Merger Agreement, in accordance with the terms set forth in the Merger Agreement and the Member Representative Agreement.

4

RESOLVED FURTHER, that notices or communications to or from the Member Representative for or on behalf of the Members shall constitute notice to or from each of the Members for purposes of the Merger Agreement and the other documents executed in connection therewith (unless the Merger Agreement expressly requires notice to the Signatory Members), and that the death or incapacity of any Member shall not terminate the authority and agency of the Member Representative, and that the Member Representative may be replaced pursuant to the terms of the Merger Agreement.

RESOLVED FURTHER, that the Signatory Members hereby acknowledge and agree, subject to the terms and conditions of the Merger Agreement that, to the extent set forth in the Merger Agreement, to indemnify the Representative Group and hold the Representative Group harmless against any and all losses, claims, damages, liabilities, fees, costs, expenses (including reasonable and documented fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Member Representative and arising out of or in connection with the acceptance or administration of its duties under the Merger Agreement, under the Escrow Agreement or under the Member Representative Agreement; provided, that in the event it is finally adjudicated that a Representative Expense or any portion thereof was primarily caused by the gross negligence, willful misconduct or bad faith of the Member Representative, the Member Representative will reimburse the Members the amount of such indemnified Representative Expense attributable to such gross negligence, willful misconduct or bad faith.

RESOLVED FURTHER, that the payment of the fee of the Member Representative, in accordance with the terms of the Merger Agreement and the Member Representative Agreement, to provide such services to the Members be, and hereby is, authorized, adopted and approved.

Omnibus Resolution

NOW, THEREFORE, BE IT RESOLVED, that the officers of the Company be, and each of them hereby is, jointly and severally, authorized and directed, for and on behalf and in the name of the Company, and under its corporate seal if appropriate: (a) to prepare and file all such applications and any and all agreements, undertakings, notices, certificates, documents, letters and other instruments to be filed with any appropriate federal, state, local, foreign or other governmental authority for approval of the Merger and the transactions contemplated by the Merger Agreement and the other documents related thereto; (b) to obtain or enter into such consents, waivers, modifications or amendments under, of or with respect to any loan or credit agreement, note, mortgage, indenture, lease or other agreement, obligation or instrument of the Company, including, without limitation, the Company’s employee benefit plans and the agreements thereunder, which are, in the opinion of such officers, or any of them, necessary, reasonable or appropriate in order for the Company to execute, deliver and perform the Merger Agreement, or such other agreements, instruments, certificates and other documents contemplated thereby, or to consummate the transactions contemplated thereby; and (c) to deliver any agreements, undertakings, notices, certificates, documents, letters or other

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instruments as they or legal counsel for the Company may deem necessary or advisable to effectuate the foregoing, and such certificates, documents, letters and other instruments shall be in such forms as any officer executing the same shall approve, as conclusively evidenced by the execution thereof.

FURTHER RESOLVED, that the officers of the Company be, and each hereby is, jointly and severally, authorized and directed, for and on behalf of and in the name of the corporation, to take all actions, and do or cause to be done any and all other acts, including, without limitation, execution of any and all papers, agreements, documents, instruments and certificates of the corporation in order to carry out the purposes and intent of the foregoing resolutions, and the performance of any such actions and acts, and the execution by such officers of any such papers, agreements, documents, instruments and certificates, shall conclusively establish their authority therefor.

FURTHER RESOLVED, that there hereby is adopted and incorporated by reference the full text of any resolution that may be required by any person or entity in connection with the Merger Agreement, and the General Counsel of the Company hereby is authorized and directed to certify to such person or entity that any such resolution so required has been adopted in this Written Consent.

FURTHER RESOLVED, that any actions taken by the officers prior to the adoption of the foregoing resolutions by the Signatory Members in this Written Consent that are within the authority conferred hereby are hereby ratified, approved and confirmed as the acts and deeds of the Company.

[Signature Page Follows]

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IN WITNESS WHEREOF, this written consent has been executed as of [DATE].

EXHIBIT A-2

[FORM OF FOUNDER APPROVAL]

EXHIBIT A-2

FORM OF

BAI BRANDS LLC

CONSENT OF FOUNDER

[DATE]

The undersigned, constituting the founder (the “Founder”) of Bai Brands LLC, a New Jersey limited liability company (the “Company”), hereby consents, adopts and approves, without the formality of convening a meeting and without prior notice, the following actions and resolutions of the Company by his written consent (the “Written Consent”) in accordance with the provisions of the Sixth Amended and Restated Operating Agreement, dated as of September 12, 2014, as amended (the “Operating Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

Exercise of Drag Along Rights

WHEREAS, the Company has entered into an Agreement and Plan of Merger by and among Dr Pepper Snapple Group, Inc., a Delaware corporation (the “Purchaser”), Superfruit Merger Sub, LLC, a New Jersey limited liability company (“Merger Sub”), the Company and Fortis Advisors LLC as the Member Representative (the “Member Representative”), attached hereto as Exhibit A (as the same may be amended, supplemented or modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company with the Company surviving as a wholly owned indirect subsidiary of the Purchaser (the “Merger”).

WHEREAS, pursuant to Section 3.05 of the Operating Agreement (the “Drag Along Rights”), if a minimum of the Voting Members (as defined in the Operating Agreement) holding a majority of the Units (as defined in the Operating Agreement) then outstanding and eligible to vote, including the Founder, approve the sale, transfer or assignment to an independent third party pursuant to which such party acquires more than 50% of the Company’s Voting Units (as defined in the Operating Agreement) (whether such action is effected by merger, consolidation, recapitalization, sale or transfer) or all or substantially all of the Company’s assets (such transaction, a “Sale”), then each Member shall be deemed to have voted for and provided any applicable consent to such Sale.

WHEREAS, the Purchaser has requested the Members exercise the Drag Along Rights and the Founder approve the Sale and exercise the Drag Along Rights and such approval is hereby given by the Founder to effect the Merger and exercise the Drag Along Rights.

NOW, THEREFORE BE IT RESOLVED, that the Founder hereby authorizes, adopts and approves the Merger Agreement and the Merger and approves the exercise of the Drag Along Rights.

[Signature Page Follows]

IN WITNESS WHEREOF, this written consent has been executed as of [DATE].

[Founder]

EXHIBIT B

[FORM OF DIRECTOR AND OFFICER RESIGNATION]

EXHIBIT B

[•], 2017

Bai Brands LLC

1800 East State Street, Suite
153 Hamilton, New Jersey
086809

Ladies and Gentlemen:

Effective as of the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of November [•], 2016 (the “Merger Agreement”), by and between Bai Brands LLC (the “Company”), Dr Pepper Snapple Group, Inc. (the “Purchaser”), Superfruit Merger Sub, LLC and Fortis Advisors LLC, the undersigned (the “Executive”) hereby (capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement):

(a)                                 resigns from any and all positions held as [an officer][a manager and officer] of the Company or any Subsidiary thereof or as a member of any committee of the Company or any Subsidiary thereof; provided, that such resignation shall not be deemed to be a waiver of any right to assert “Good Reason” or constructive termination resulting from the requirement that the Executive resign pursuant to this letter agreement;

(b)                                 for the Executive’s self and Affiliates, irrevocably, unconditionally and completely releases and forever discharges each of Purchaser and the Company (each a “Releasee” and together the “Releasees”) and its respective current, past and future direct or indirect equityholders, Subsidiaries, Affiliates, controlling persons, or, in their capacities as such, shareholders, directors, agents, Representatives, members, managers, general or limited partners or assignees (together, the “Released Parties”) from all past, present and future disputes, controversies, demands, rights, liabilities, actions, causes of action and Losses of every kind and nature arising from any matter concerning Purchaser, its Affiliates, the Company and its Subsidiaries occurring prior to the Closing Date (including for controlling stockholder liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act by the Released Parties or any matter related to or arising out of the Merger Agreement or the consummation of the transactions contemplated thereby, and including any claim under the New Jersey Conscientious Employee Protection Act), whether known or unknown, suspected or claimed, foreseen or unforeseen, liquidated or unliquidated, potential or actual (collectively, the “Claims”), without any further consideration or further liability to any of the Released Parties and without the need for any further documentation; it is the intention of the parties that, with the execution of this Agreement, the Released Parties will be absolutely, unconditionally and forever discharged of and from all Claims as of and after the Closing; further, after the Closing, the Executive agrees not to pursue any Claims through any of the Executive’s Affiliates, or allow such Claims to be prosecuted on the Executive’s behalf (but only to the extent within the Executive’s control) by any collective or class action; the foregoing release and discharge may be pleaded as a defense, counterclaim or cross-claim and shall be admissible into evidence without any foundation testimony whatsoever; the Executive acknowledges that it is the Executive’s intention fully and finally to resolve and to release, as of the Closing, any and all Claims as described in this section, and recognizes that there is a possibility that subsequent to the date hereof (either before or after Closing), the

Executive will discover facts or incur or suffer claims which were unknown or unsuspected as of the date hereof, and which if known by the Executive at that time may have materially affected the Executive’s decision to provide the release described in this section; Executive acknowledges and agrees that by reason of this Agreement and the release of released Claims contained this section, the Executive is assuming any risk of such unknown facts and such unknown and unsuspected claims; Nothing contained in this paragraph (b) shall release the Released Parties (or any of their respective Affiliates) with respect to any Claims that Executive or any of Executive’s Affiliates may have under the Merger Agreement. Executive shall not as a result of this Agreement release any Claims (i) with respect to vested employee benefits, (ii) for indemnification or coverage under any applicable liability insurance policy or agreement or (iii) which cannot be released under applicable Law

(c)                                  subject to Paragraph (d), acknowledges and agrees that he or she shall not disclose to others or use, and shall prevent each of his or her Affiliates from disclosing to others or using, directly or indirectly, any Confidential Information regarding the Company or any of its Subsidiaries, the business or the prospective business of the Company (“Confidential Information”) shall mean information about or created by the Company or the Company Subsidiaries, or its clients, customers, suppliers and vendors and that (i) relates to the Company or any of its Subsidiaries, the business or the prospective business of the Company and (ii) was learned by the undersigned or any of the undersigned’s Affiliates by the ownership of, or affiliation with, the Company or any of its Subsidiaries, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers and other records (including computer records) of the documents and other material containing such Confidential Information); provided, that the term Confidential Information does not include information which is or becomes generally available to the public other than as a result of a disclosure by the undersigned or undersigned’s representatives or Affiliates or the misconduct of a third party; provided, further that in the event that he or she or any of his or her Affiliates receives a request directed to the Company (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose on behalf of the Company any of the Confidential Information, he or she shall provide the Company and the Purchaser with prompt written notice of any such request or requirement so that the Company and/or the Purchaser may respond to such request; and

(d)                                 Nothing in this letter agreement shall prohibit Executive from lawfully (A) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (B) responding to any inquiry or legal process directed to Executive individually (and not directed to the Company, Purchaser or any of their respective Affiliates) from any such Governmental Authorities; (C) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; (D) making any other disclosures that are protected under the whistleblower provisions of any applicable law; or (E) testifying truthfully in any litigation or other dispute resolution proceeding between the Executive, on the one hand, and the Company, the Purchaser and/or any of their respective Affiliates or pursuant to subpoena in any third party proceeding. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation against Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nor does this Agreement require Executive to obtain prior authorization from the Company, Purchaser or any of their respective Affiliates before engaging in any conduct described in this paragraph, or to notify the Company that Executive have engaged in any such conduct.

[Signature Page Follows]

Very truly yours,

[Name]

Signature Page to Resignation and Release Letter